As filed with the Securities and Exchange Commission on March 22, 2004

Registration No. 333-111407

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3 to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

National Beef Packing Company, LLC

(Exact name of registrant as specified in its charter)

Delaware	311611	48-1129505
(State or other jurisdiction of incorporation or organization)	(North American Industry Classification System Number)	(I.R.S. Employer Identification Number)

NB Finance Corp.

(Exact name of co-registrant as specified in its charter)

Delaware	311611	03-0524602
(State or other jurisdiction of incorporation or organization)	(North American Industry Classification System Number)	(I.R.S. Employer Identification Number)

12200 North Ambassador Drive

Kansas City, MO 64163

Telephone: (800) 449-2333

(Address, including zip code, and telephone number, including area code, of each registrant’s principal executive offices)

John R. Miller

National Beef Packing Company, LLC

12200 North Ambassador Drive

Kansas City, MO 64163

Telephone: (800) 449-2333

(Name and address, including zip code, and telephone number, including area code, of agent for service of process for each registrant)

copy to:

Scott H. Smith, Esq.	Joel F. Freedman, Esq.
National Beef Packing Company, LLC	Ropes & Gray LLP
12200 North Ambassador Drive	One International Place
Kansas City, MO 64163	Boston, MA 02110
Telephone: (800) 449-2333	Telephone: (617) 951-7000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering:  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated March 22, 2004.

Prospectus

NATIONAL BEEF PACKING COMPANY, LLC

NB FINANCE CORP.

OFFER TO EXCHANGE

$160,000,000 PRINCIPAL AMOUNT OF OUR 10 1/2% SERIES B SENIOR NOTES DUE 2011,

WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT,

FOR ANY AND ALL OF OUR OUTSTANDING 10 1/2% SENIOR NOTES DUE 2011

Exchange Offer

We are offering to exchange our 10½% Series B Senior Subordinated Notes due 2011, or the “exchange notes,” for our currently outstanding 10½% Senior Notes due 2011, or the “outstanding notes.” The exchange notes are substantially identical to the outstanding notes, except that the exchange notes have been registered under the federal securities laws, are not subject to transfer restrictions and are not entitled to certain registration rights relating to the outstanding notes. The exchange notes will represent the same debt as the outstanding notes and we will issue the exchange notes under the same indenture. As of February 28, 2004, we had $160.4 million of unsecured indebtedness outstanding.

The exchange notes will be our senior unsecured obligations, ranking equal in right of payment with all of our existing and future senior unsecured obligations.

The principal features of the exchange offer are as follows:

•	The exchange offer expires at 5:00 p.m., New York City time, on , 2004, unless extended. We do not currently intend to extend the expiration date of the exchange offer.

•	The exchange offer is not subject to any condition other than that the exchange offer not violate applicable law or any applicable interpretation of the Staff of the Securities and Exchange Commission.

•	We will exchange all outstanding notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer.

•	You may withdraw tendered outstanding notes at any time prior to the expiration of the exchange offer.

•	We do not intend to apply for listing of the exchange notes on any securities exchange or automated quotation system.

•	We will not receive any proceeds from the exchange offer. We will pay all expenses incurred by us in connection with the exchange offer and the issuance of the exchange notes.

Broker-Dealers

•	Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. The letters of transmittal state that, by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended.

•	This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where the outstanding notes were acquired by the broker-dealer as a result of market-making activities or other trading activities.

•	We have agreed that, for a period of 180 days after the consummation of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with the resale of exchange notes. See “Plan of Distribution.”

You should consider carefully the risk factors beginning on page 13 of this prospectus before participating in the exchange offer.

Neither the U.S. Securities and Exchange Commission nor any other federal or state agency has approved or disapproved of these securities to be distributed in the exchange offer, nor have any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is                     , 2004.

This prospectus contains summaries of the terms of several material documents. We will make copies of these documents available to you at your request.

This exchange offer is not being made to, and we will not accept surrenders for exchange from, holders of the outstanding notes in any jurisdiction in which the exchange offer or its acceptance would not comply with the securities or blue sky laws of that jurisdiction.

All resales must be made in compliance with state securities or blue sky laws. Compliance with these laws may require that the exchange notes be registered or qualified in a state or that the resales be made by or through a licensed broker-dealer, unless exemptions from these requirements are available. We assume no responsibility for compliance with these requirements.

This prospectus and the accompanying letter of transmittal contain important information. You should read this prospectus and the letter of transmittal carefully before deciding whether to tender your outstanding notes.

Any requests for business and financial information incorporated but not included in this prospectus should be sent to Jay D. Nielsen, 12200 North Ambassador Drive, Kansas City, MO 64163. To obtain timely delivery, holders of outstanding notes must request the information no later than five business days before the date they must make their investment decision.

i

PROSPECTUS SUMMARY

The following summary should be read in conjunction with the more detailed information and consolidated financial statements, including the notes thereto, appearing elsewhere in this prospectus. Unless the context indicates or otherwise requires, the terms “National Beef,” “we,” “our” and “us” refer to National Beef Packing Company, LLC and its consolidated subsidiaries, including NB Finance Corp. As used in this prospectus, the term “U.S. Premium Beef” refers to U.S. Premium Beef, Ltd., a Kansas cooperative corporation. As used in this prospectus, the terms “FYE” and “fiscal year ended” refer to National Beef’s fiscal year, which ends on the last Saturday in August.

The Exchange Offer

On August 6, 2003, we completed the private offering of $160 million of our 10 1/2% Senior Notes due 2011, or the outstanding notes. We entered into a registration rights agreement with the initial purchasers in the private offering in which we agreed, among other things, to complete this exchange offer within 225 days of the issuance of the outstanding notes. You are entitled to exchange in the exchange offer your outstanding notes for 10 1/2% Series B Senior Notes due 2011, or the exchange notes, which have been registered under the federal securities laws and have substantially identical terms as the outstanding notes, except for the elimination of certain transfer restrictions and registration rights. You should read the discussion under the heading “Summary Description of the Exchange Notes” and “Description of the Exchange Notes” for further information regarding the exchange notes.

We believe that the exchange notes issued in the exchange offer will be freely transferable by holders other than our affiliates without further registration under the Securities Act of 1933, as amended, or the Securities Act, if the holder of the exchange notes represents that it is acquiring the exchange notes in the exchange offer in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the exchange notes and that it is not one of our affiliates, as these terms are interpreted by the Securities and Exchange Commission, or SEC. You should read the discussion under the headings “Summary of the Terms of the Exchange Offer” and “The Exchange Offer” for further information regarding the exchange offer and resale of the exchange notes.

Our Company

We are the fourth largest beef processing company in the United States, accounting for 10.9% of United States fed cattle processed in 2003. We process, package and deliver fresh beef for sale to customers in the United States and international markets. Our products include boxed beef and beef by-products, such as hides. In addition, we sell value-added beef products including branded boxed beef, case-ready beef and pork, chilled export beef and portion control beef. We market our products to retailers, distributors, food service providers and the United States military. In FYE 2003, we processed in excess of three million fed cattle at our facilities and generated total net sales of $3,661.4 million.

Competitive Strengths

Our competitive strengths include our vertically integrated business model, our modern and efficient facilities, our significant value-added product portfolio, our focus on food safety, our supplier, customer and channel diversification and our experienced management. For additional information regarding our competitive strengths, you should read the discussion under the heading “Business—Competitive Strengths” beginning on page 49.

We also face a number of risks, including competition in the beef processing industry, changes in customer preferences, a lack of long-term contracts with our customers and adverse publicity faced by the beef industry as a result of the discovery of bovine spongiform encephalopathy (commonly referred to as BSE or “mad cow disease”) in the United States. For additional information regarding these risks and other risks related to our business and our industry, you should read the discussion under the heading “Risk Factors—Risks Related to Our Business and Our Industry” beginning on page 16.

Business Strategy

Increase our Supplier Alliances. We intend to continue to increase the number of high-quality cattle that we purchase from supplier alliances to increase revenue and improve profitability.

Continue to Improve Operating Efficiencies. We plan to continue to focus on increasing our profit margins by improving operating efficiencies and increasing our processing yields.

Pursue Strategic Acquisitions. We intend to continue to evaluate and selectively pursue acquisitions, particularly of underperforming processing facilities.

For additional information regarding our business strategy, you should read the discussion under the heading “Business—Business Strategy” beginning on page 51.

Industry

Beef products represent the largest segment of the United States meat industry based on retail sales and the United States is the largest producer of beef in the world. According to the United States Department of Agriculture, or USDA, per capita beef consumption in the United States increased from approximately 66.2 pounds in 1992 to approximately 67.7 pounds in 2002. Over the same time period, according to the USDA, United States beef production rose from approximately 23.0 billion pounds to approximately 27.1 billion pounds. In 2002, domestic retail beef sales were approximately $65.2 billion.

The United States beef processing industry is highly concentrated with the top four packers processing over 85% of fed cattle in 2002. The beef processing industry is a high fixed cost business and profitability is impacted by industry-wide utilization rates. In addition to increased demand and production, there has been a decline in industry capacity. Since July 1996, there have been seven announced plant closings in the United States, representing a 15.0% reduction in overall capacity. As a result, utilization rates and profitability of beef processors industry-wide have improved. Profit margins in the beef processing industry have demonstrated an upward trend as industry capacity has decreased and industry utilization levels have increased.

The Transaction

On June 12, 2003, U.S. Premium Beef entered into an agreement with Farmland Industries, Inc., or Farmland, to acquire all of the partnership interests in us held by Farmland. U.S. Premium Beef formed NB Acquisition, LLC to consummate the acquisition. To finance the acquisition, U.S. Premium Beef, NBPCo Holdings, LLC, or NBPCo Holdings, and John R. Miller, Timothy M. Klein and Scott H. Smith, who are members of our management team, purchased equity in NB Acquisition, LLC for $46.0 million in cash, we issued the outstanding notes, amended our credit facility and transferred a portion of the proceeds of the offering of the outstanding notes and borrowings under our amended credit facility to NB Acquisition, LLC.

Subsequently, NB Acquisition, LLC merged into us, and we then converted into a limited liability company under Delaware law. These transactions closed on August 6, 2003. We continue to hold all of the same assets we held before the consummation of the transactions, including equity in our subsidiaries, except that we transferred to Farmland a 49% interest in our subsidiary National Beef aLF, LLC, which holds a 47.5% interest in aLF Ventures, LLC. From July 2006 to July 2008, Farmland has a put right of this interest in National Beef aLF, LLC to us at its then fair market value. If the interest in National Beef aLF, LLC is not repurchased, we are required to put the entire interest up for sale.

Throughout this prospectus, we refer to the acquisition of Farmland’s direct and indirect interest in us as the “Acquisition” and all of the transactions described above as the “Transaction.” See “The Transaction” for additional information.

Sources and Uses

This exchange offer is intended to satisfy our obligations under the registration rights agreement, dated August 6, 2003, by and among us and the initial purchasers of the outstanding notes. We will not receive any proceeds from the issuance of the exchange notes in the exchange offer. In exchange for the exchange notes, we will receive outstanding notes in like principal amount. We will retire or cancel all of the outstanding notes tendered in the exchange offer. Accordingly, issuance of the exchange notes will not result in any change in our capitalization.

Net proceeds received by us from the sale of the outstanding notes, together with the proceeds from our amended credit facility and the proceeds from the equity investments described in the section entitled “The Transaction” were used to finance the Acquisition.

For additional information regarding the sources and uses of funds in connection with the Transaction, you should read the discussion under the heading “Use of Proceeds” on page 25.

U.S. Premium Beef

U.S. Premium Beef was formed as a cooperative in July 1996 by shareholders consisting entirely of cattle ranchers and feedlot owners and operators. U.S. Premium Beef’s shareholders benefit from its supplier alliance with us through (i) premiums received in excess of market prices for higher quality cattle, (ii) patronage dividends, (iii) share price appreciation, and (iv) information that permits shareholders to make informed production decisions.

Steven D. Hunt, the Chief Executive Officer of U.S. Premium Beef, has over 22 years of experience in the beef industry. Mr. Hunt has been an integral member of our team and has helped to increase our supply of high-quality cattle by facilitating the growth of the shareholder base at U.S. Premium Beef.

As a result of the Transaction, U.S. Premium Beef currently holds approximately 53.2% of the voting equity interests in us.

Headquarters

Our principal executive offices are located at 12200 North Ambassador Drive, Kansas City, MO 64163 and our telephone number is (800) 449-2333.

Summary of the Terms of the Exchange Offer

On August 6, 2003, we completed an offering of $160 million in aggregate principal amount of 10 1/2% Senior Notes due 2011, which was exempt from registration under the Securities Act.

We sold the outstanding notes to Deutsche Bank Securities Inc., U.S. Bancorp Piper Jaffray Inc. and Rabo Securities USA, Inc. The initial purchasers subsequently resold the outstanding notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons outside the United States in reliance on Regulation S under the Securities Act.

In connection with the sale of the outstanding notes, we entered into a registration rights agreement with the initial purchasers. Under the terms of that agreement, we agreed to use reasonable best efforts to consummate the exchange offer contemplated by this prospectus.

The following is a brief summary of the terms of the exchange offer. Certain of the terms and conditions described below are subject to important limitations and exceptions. For a more complete description of the exchange offer, see “The Exchange Offer.”

Securities Offered	$160,000,000 in aggregate principal amount of 10 1/2% Senior Notes due 2011.

Exchange Offer	The exchange notes are being offered in exchange for a like principal amount of outstanding notes. We will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on , 2004. Holders may tender some or all of their outstanding notes pursuant to the exchange offer. However, outstanding notes may be tendered only in integral multiples of $1,000 in principal amount. The form and terms of the exchange notes are the same as the form and terms of the outstanding notes except that:

	•	The exchange notes have been registered under the federal securities laws and will not bear any legend restricting their transfer;

	•	The exchange notes bear a different CUSIP number than the outstanding notes; and

	•	The holders of the exchange notes will not be entitled to certain rights under the registration rights agreement, including the provisions for an increase in the interest rate on the outstanding notes in some circumstances relating to the timing of the exchange offer.

See “The Exchange Offer.”

Resale	Based on an interpretation by the Staff of the SEC set forth in no-action letters issued to third parties, we believe that the exchange notes issued in the exchange offer in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

	•	you are acquiring the exchange notes in the ordinary course of your business;

	•	you have not participated in, do not intend to participate in, and have no arrangement or understanding with any person to participate in the distribution of exchange notes; and

	•	you are not an “affiliate” of National Beef Packing Company, LLC within the meaning of Rule 405 of the Securities Act.

Each participating broker-dealer that receives exchange notes for its own account during the exchange offer in exchange for outstanding notes that were acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Prospectus delivery requirements are discussed in greater detail in the section captioned “Plan of Distribution.”

Any holder of outstanding notes who:

	•	is an affiliate of National Beef Packing Company, LLC,

	•	does not acquire exchange notes in the ordinary course of its business, or

	•	tenders in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of exchange notes,

cannot rely on the position of the Staff of the SEC enunciated in Exxon Capital Holdings Corporation, Morgan Stanley & Co. Incorporated or similar no-action letters and, in the absence of an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the exchange notes.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time on , 2004, unless we decide to extend the exchange offer. Any outstanding notes not accepted for exchange for any reason will be returned without expense to the tendering holders promptly after expiration or termination of the exchange offer.

Conditions to the Exchange Offer	The exchange offer is subject to certain customary conditions, some of which may be waived by us.

Procedures for Tendering Outstanding Notes

If you wish to accept the exchange offer, you must complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, in accordance with the instructions contained in this prospectus and in the letter of transmittal. You should then mail or otherwise deliver the letter of transmittal, or facsimile, together with the outstanding notes to be exchanged and any other required documentation, to the exchange agent at the address set forth in this prospectus and in the letter of transmittal. If you hold outstanding notes through the Depository Trust Company, or

DTC, and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC, by which you will agree to be bound by the applicable letter of transmittal.

By executing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

	•	any exchange notes to be received by you will be acquired in the ordinary course of business;

	•	you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of exchange notes in violation of the provisions of the Securities Act;

	•	you are not an “affiliate” (within the meaning of Rule 405 under the Securities Act) of National Beef Packing Company, LLC or if you are an affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act; and

	•	if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making or other trading activities, then you will deliver a prospectus in connection with any resale of such exchange notes.

See “The Exchange Offer—Procedure for Tendering” and “Plan of Distribution.”

Effect of Not Tendering in the Exchange Offer

Any outstanding notes that are not tendered or that are tendered but not accepted will remain subject to the restrictions on transfer. Since the outstanding notes have not been registered under the federal securities laws, they bear a legend restricting their transfer absent registration or the availability of a specific exemption from registration. Upon the completion of the exchange offer, we will have no further obligations to register, and we do not currently anticipate that we will register, the outstanding notes under the Securities Act. See “Risk Factors-Your failure to exchange your notes in the exchange offer will restrict your ability to resell them.”

Special Procedures for Beneficial Owners

If you are a beneficial owner of outstanding notes that are not registered in your name, and you wish to tender outstanding notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the applicable letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder.

Guaranteed Delivery Procedures	If you wish to tender your outstanding notes and your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the applicable letter of transmittal or any other documents required by the applicable letter of transmittal or comply with the applicable procedures under DTC’s Automated Tender Offer Program prior to the expiration date, you must tender your outstanding notes according to the guaranteed delivery procedures set forth in this prospectus under “The Exchange Offer—Guaranteed Delivery Procedure.”

Interest on the Notes and the Outstanding Notes

The exchange notes will bear interest from the most recent interest payment date to which interest has been paid on the outstanding notes or, if no interest has been paid, from August 6, 2003. Interest on the outstanding notes accepted for exchange will cease to accrue upon the issuance of the exchange notes.

Withdrawal Rights	Tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

Material United States Federal Income Tax Considerations

The exchange of outstanding notes for exchange notes in the exchange offer should not be a taxable event for U.S. federal income tax purposes. Please read the section of this prospectus captioned “Material United States Federal Income Tax Considerations” for more information on tax consequences of the exchange offer.

Use of Proceeds	We will not receive any cash proceeds from the issuance of exchange notes pursuant to the exchange offer.

Exchange Agent	U.S. Bank National Association, the trustee under the indenture, is serving as exchange agent in connection with the exchange offer. The address and telephone number of the exchange agent are set forth under the heading “The Exchange Offer—Exchange Agent.”

Summary Description of the Exchange Notes

The following is a brief summary of the terms of the exchange notes. We refer to the exchange notes and the outstanding notes together as the “notes.” For a more complete description of the terms of the exchange notes, see “Description of Exchange Notes.”

Issuers	National Beef Packing Company, LLC and NB Finance Corp. are collectively referred to as the “issuers.”

Securities Offered	$160,000,000 aggregate principal amount of 10 1/2% Series B Senior Notes due 2011.

Maturity Date	August 1, 2011.

Interest Rate	10 1/2% per year (calculated using a 360-day year).

Interest Payment Date	August 1 and February 1, beginning on February 1, 2004. Interest will accrue from the issue date of the outstanding notes.

Ranking	The exchange notes will be unsecured obligations of the issuers and will rank equally with the existing and future senior unsecured debt of the issuers and senior to all of the issuers’ existing and future subordinated debt. The exchange notes will be effectively subordinated to any of our secured debt, including our obligations under our amended credit facility, to the extent of the assets securing that debt, and any debt and other liabilities of our subsidiaries. As of November 29, 2003, we had approximately $167.8 million of secured debt outstanding, approximately $32.0 million of outstanding letters of credit and approximately $77.8 million of availability under our revolving credit facility.

Guarantees	Initially, the exchange notes will not be guaranteed.

If any of our restricted subsidiaries guarantees debt under our amended credit facility or any of our other debt in excess of $5.0 million in principal amount, it will guarantee the exchange notes. As of November 29, 2003, our subsidiaries had approximately $0.8 million of debt outstanding. Currently, none of our restricted subsidiaries guarantee debt under our amended credit facility.

Optional Redemption	Except as described below, we cannot redeem the exchange notes until August 1, 2007. Thereafter, we may redeem some or all of the exchange notes at the redemption prices listed in the “Description of the Exchange Notes” section under the heading “Redemption—Optional Redemption,” plus accrued and unpaid interest to the date of redemption. Prior to August 1, 2007, upon the occurrence of any change of control, we may redeem the exchange notes at the redemption price described in the “Description of the Exchange Notes” sections under the heading “Redemption—Optional Redemption upon a Change of Control.”

Optional Redemption After Equity Offerings	At any time (which may be more than once) before August 1, 2006, we can choose to redeem up to 35% of the notes with money that we raise in one or more equity offerings, as long as:

	•	we pay 110.50% of the face amount of the notes, plus accrued and unpaid interest to the date of redemption;

	•	we redeem the notes within 90 days of completing any such equity offering; and

	•	at least 65% of the aggregate principal amount of the notes issued remain outstanding afterwards.

Change of Control Offer	If a change in control of National Beef occurs, we must give holders of the exchange notes the opportunity to sell us their exchange notes at 101% of their face amount, plus accrued and unpaid interest.

We might not be able to pay you the required price for the exchange notes you present to us at the time of a change of control, because:

	•	we might not have enough funds at that time; or

	•	the terms of our other debt may prevent us from paying you these amounts.

Asset Sale Proceeds	If we or our subsidiaries engage in asset sales outside the ordinary course of business, we generally must either invest the net cash proceeds from such sales in our business within a period of time, permanently repay the amended credit facility or make an offer to purchase a principal amount of the notes equal to the excess net cash proceeds. The purchase price of the notes will be 100% of their principal amount, plus accrued and unpaid interest.

Certain Indenture Provisions	The indenture governing the exchange notes contains covenants limiting our (and most or all of our subsidiaries’) ability to:

	•	incur additional debt;

	•	make restricted payments;

	•	make distributions on or redeem our equity interests;

	•	make certain investments;

	•	create liens on our assets to secure debt;

	•	enter into transactions with affiliates;

	•	merge or consolidate with another company; and

	•	transfer and sell assets.

These covenants are subject to a number of important limitations and exceptions as described under “Description of the Exchange Notes.”

Absence of a Public Market for the Exchange Notes

The exchange notes generally will be freely transferable but will also be new securities for which there will not initially be a market. Accordingly, we cannot assure you that a market for the exchange notes will develop or make any representation as to the liquidity of any market. We do not intend to apply for the listing of the exchange notes on any securities exchange or automated dealer quotation system. The initial purchasers in the private offering of the outstanding notes have advised us that they currently intend to make a market in the exchange notes. However, they are not obligated to do so, and any market making with respect to the exchange notes may be discontinued at any time without notice. See “Plan of Distribution.”

Risk Factors	See “Risk Factors” for a discussion of certain factors that you should carefully consider before deciding whether to exchange your outstanding notes.

Summary Historical and Pro Forma Condensed Consolidated Financial Data

The summary historical consolidated financial data presented below under the captions “Statement of Operations Data” and “Selected Balance Sheet Data” for, and as of the end of, each of the years in the five-year period ended August 30, 2003, are derived from our audited consolidated financial statements. The consolidated financial statements as of August 25, 2001, August 31, 2002, the 24 days ended August 30, 2003 and the 340 days ended August 6, 2003, and the report thereon, are included elsewhere in this prospectus. The summary historical consolidated financial data presented below under the captions “Statement of Operations Data” and “Selected Balance Sheet Data” for, and as of the end of, the thirteen week periods ending November 30, 2002 and November 29, 2003 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. As a result of certain adjustments made in connection with the Transaction, the results of operations and financial position for the 24 days ended August 30, 2003 and for the thirteen weeks ended November 29, 2003 are not comparable to prior periods. The results for any interim period are not necessarily indicative of the results that may be expected for the full year.

The summary unaudited pro forma condensed consolidated statement of operations set forth below give effect to the Transaction in the manner described under “Unaudited Pro Forma Condensed Consolidated Statement of Operations” and the notes thereto included elsewhere in this prospectus, as if it occurred on September 1, 2002. The unaudited pro forma information does not necessarily purport to represent what our results of operations would have been if the Transaction had occurred as of the date indicated or what those results will be for future periods.

This data is qualified in its entirety by the more detailed information appearing in our consolidated historical financial statements and related notes, “Unaudited Pro Forma Condensed Consolidated Statement of Operations,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this prospectus.

	Predecessor										Successor		Predecessor		Successor
	Fiscal Years Ended (1)								340 days ended August 6, 2003		24 days ended August 30, 2003		Thirteen weeks ended November 30, 2002		Thirteen weeks ended November 29, 2003		Pro Forma Fiscal Year Ended August 30, 2003
	August 28, 1999		August 26, 2000		August 25, 2001		August 31, 2002
	(in millions, except ratios)												(unaudited)		(unaudited)
Statement of Operations Data
Net sales	$2,438.6		$2,824.9		$3,069.5		$3,246.8		$3,378.6		$282.8		$819.2		$1,058.3		$3,661.4
Costs and expenses:
Cost of sales	2,340.8		2,696.9		2,945.7		3,126.3		3,252.4		264.6		791.6		1,020.0		3,517.0
Selling, general & administrative	16.7		21.0		24.3		23.0		23.4		2.3		5.6		6.2		25.7
Depreciation and amortization	13.3		14.7		16.3		18.0		18.3		2.1		4.7		6.7		26.7

Operating income	67.8		92.3		83.2		79.5		84.5		13.8		17.3		25.4		92.0

Other income (expense):
Interest income	0.1		0.5		0.6		0.2		0.5		—		0.2		0.2		0.5
Interest expense	(4.7)		(3.6)		(2.7)		(6.8)		(5.1)		(1.6)		(1.4)		(6.2)		(27.4)
Other, net	0.3		(0.5)		(0.6)		4.6		(1.4)		(1.7)		0.0		(0.4)		(3.1)

Total other expense, net	(4.3)		(3.6)		(2.7)		(2.0)		(6.0)		(3.3)		(1.2)		(6.4)		(30.0)

Net income	$63.5		$88.7		$80.5		$77.5		$78.5		$10.5		$16.1		$19.0		$62.0

Selected Balance Sheet Data
Working capital	$71.3		$72.7		$91.8		$96.7		$108.7		$132.6		$106.8		$158.3
Total assets	301.1		331.8		379.1		397.7		453.0		629.8		416.7		650.4

Long-term debt, including current maturities	$64.3		$27.9		$40.6		$126.4		$117.8		$312.1		$134.3		$328.2

Capital subject to redemption	—		—		—		—		—		53.6		—		58.2

Other Financial Data
Cattle processed (in millions)	2.6		2.7		2.8		3.1		2.9		0.2
EBITDA (2)	$82.1		$107.6		$99.8		$101.0		$101.7		$14.1		$22.0		$32.0		$115.8
Capital expenditures	$21.3		$18.7		$41.2		$21.3		$32.0		$1.7		$9.2		$6.8
Ratio of earnings to fixed charges (3)	11.9	x	19.4	x	20.8	x	10.3	x	13.3	x	5.6	x	10.6	x	3.1	x	2.6	x

(1)	Our fiscal year ends on the last Saturday in August. FYE 2003 consisted of 52 weeks, FYE 2002 consisted of 53 weeks, FYE 2001 consisted of 52 weeks, FYE 2000 consisted of 52 weeks and FYE 1999 consisted of 52 weeks.
(2)	EBITDA represents earnings before net interest, taxes, depreciation and amortization. EBITDA is presented because management believes that it is helpful to investors, securities analysts and other interested parties in evaluating our performance as compared to the performance of other companies in our industry. EBITDA, with adjustments specified in our amended credit facility, is also the basis for calculating our financial debt covenants under our amended credit facility and for calculating whether we may incur additional indebtedness under the indenture governing the notes. Accordingly, management believes that EBITDA is a useful indicator of our ability to incur and service debt obligations. EBITDA is not a measurement of financial performance under generally accepted accounting principals in the United States of America. It should not be considered an alternative to net income or income from operations or any other measure of performance derived in accordance with generally accepted accounting principles. Our computation of EBITDA may not be comparable to other similarly titled measures computed by other companies because all companies do not calculate EBITDA in the same fashion.

The following is a reconciliation of EBITDA to net income (in millions):

	Predecessor Entity					Successor Entity	Predecessor Entity	Successor Entity	Pro Forma Fiscal Year Ended August 30, 2003
	Fiscal Years Ended				340 days ended August 6, 2003	24 days ended August 30, 2003	13 weeks ended November 30, 2002 (unaudited)	13 weeks ended November 29, 2003 (unaudited)
	August 28, 1999	August 26, 2000	August 25, 2001	August 31, 2002
Net income	$63.5	$88.7	$80.5	$77.5	$78.5	$10.5	$16.1	$19.0	$62.0
Interest income	(0.1)	(0.5)	(0.6)	(0.2)	(0.5)	—	(0.2)	(0.2)	(0.5)
Interest expense	4.7	3.6	2.7	6.8	5.1	1.6	1.4	6.2	27.4
Depreciation and amortization	13.3	14.7	16.3	18.0	18.3	2.1	4.7	6.7	26.7
Taxes	0.7	1.1	0.9	(1.1)	0.3	(0.1)	—	0.3	0.2

EBITDA	$82.1	$107.6	$99.8	$101.0	$101.7	$14.1	$22.0	$32.0	$115.8

(3)	For the purpose of determining the ratio of earnings to fixed charges, earnings consist of net income before fixed charges. Fixed charges consist of interest expense, the amortization of deferred debt issuance costs, capitalized interest and the interest portion of our rent expense (assumed to be one-third of total rent expense).

RISK FACTORS

You should carefully consider the following factors in addition to the other information included in this prospectus before investing in the exchange notes.

Risks Relating to Our Debt

Our substantial debt could adversely affect our business and your investment in the exchange notes.

We have a significant amount of debt. As of November 29, 2003, we had $328.2 million of long-term debt, of which $7.3 million was classified as a current liability. As of November 29, 2003, there were outstanding borrowings of $30.2 million, outstanding letters of credit of $32.0 million and available borrowings of $77.8 million under our $140.0 million amended credit facility. In addition to outstanding borrowings on the amended credit facility, we had outstanding borrowings under industrial revenue bonds of $13.8 million, the 10 1/2% Senior Notes of $160.0 million, term loans of $123.4 million, operating lease commitments of $21.1 million, capital lease obligations of $0.4 million and other contractual cash obligations of $5.7 million as of November 29, 2003. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Our substantial debt could:

•	make it difficult for us to satisfy our obligations, including making interest payments on the exchange notes and on other debt obligations;

•	limit our ability to obtain additional financing to operate our business;

•	require us to dedicate a substantial portion of our cash flow to payments on our debt, reducing our ability to use our cash flow to fund working capital, capital expenditures and other general operational requirements;

•	limit our flexibility to plan for and react to changes in our business and the beef processing industry;

•	place us at a competitive disadvantage relative to some of our competitors that have less debt than us; and

•	increase our vulnerability to general adverse economic and industry conditions, including changes in interest rates, changes in cattle prices or a downturn in our business or the economy.

The occurrence of any one of these events could have a material adverse effect on our business, financial condition, results of operations, prospects and ability to satisfy our obligations under the exchange notes.

Despite our current levels of debt, we may still incur significantly more debt, which could intensify the risks described above.

We may incur significant additional debt in the future. The terms of the indenture governing the exchange notes permit us to incur additional debt in the future and our amended credit facility permits additional borrowings under certain circumstances, including secured debt that will be effectively senior to the exchange notes. As of November 29, 2003, we had approximately $77.8 million of availability under our amended credit facility. We intend to borrow additional funds to fund our capital expenditures and working capital needs. We also may incur additional debt to finance future acquisitions. See “Description of the Exchange Notes” and “Description of Certain Indebtedness – Senior Credit Facility.”

The exchange notes are unsecured and effectively subordinated to our secured debt and to all liabilities of our subsidiaries.

The exchange notes are our senior unsecured obligations and are effectively subordinated in right of payment to our existing and future secured debt, including our obligations under our amended credit facility to the extent of the assets securing that debt. The exchange notes also are effectively subordinated in right of payment to all existing and future debt and other liabilities, including trade payables, of our subsidiaries, and the claims of creditors of those subsidiaries, including trade creditors, will have priority as to the assets of those subsidiaries. In addition, the exchange notes are effectively subordinated to the claims of our livestock suppliers under the Packers and Stockyards Act of 1921, which grants to those suppliers preferential treatment as creditors. See “Business — Government Regulation and Environmental Matters.” The effect of this subordination is that if we or one of our subsidiaries were involved in a bankruptcy, liquidation, dissolution, reorganization or similar proceeding, or upon a default in payment on, or the acceleration of, any debt under our amended credit facility or other secured debt, our assets that secure such debt and the assets of our subsidiaries will be available to pay obligations on the exchange notes only after all debt under our amended credit facility or other secured debt and, in the case of our subsidiaries, all of their other debt and obligations, has been paid in full from those assets. As of November 29, 2003, we had approximately $167.8 million of secured debt outstanding, approximately $32.0 million of outstanding letters of credit and approximately $77.8 million of availability under our amended credit facility. In addition, subject to the terms of the indenture governing the exchange notes, we will be permitted to borrow significant additional debt, including secured debt in the future. Accordingly, we may not have sufficient assets remaining to pay amounts due on any or all of the exchange notes then outstanding. See “Description of the Exchange Notes” and “Description of Certain Indebtedness — Senior Credit Facility.”

Restrictive covenants under our amended credit facility and the indenture will limit our ability to operate our business.

Our amended credit facility and the indenture governing the exchange notes, contain, among other things, restrictive covenants that will limit our and our subsidiaries’ ability to finance future operations or capital needs or to engage in other business activities. The indenture and our amended credit facility restrict, among other things, our ability and the ability of our subsidiaries to:

•	incur additional indebtedness or issue guarantees;

•	create liens on our assets;

•	make distributions on or redeem equity interests;

•	make investments or acquisitions;

•	make restricted payments;

•	create or permit restrictions on the ability of our restricted subsidiaries to pay dividends or make other distributions to us;

•	issue or distribute capital stock of our subsidiaries;

•	enter into transactions with affiliates;

•	enter into sale and leaseback transactions;

•	engage in unrelated business activities;

•	transfer or sell assets; and

•	engage in mergers, consolidations or sell substantially all of our assets.

In addition, our amended credit facility requires us to meet specified financial ratios and tests. These ratios and tests could have an adverse effect on our business by limiting our ability to take advantage of financing, merger and acquisition or other corporate opportunities and to fund our operations. Events beyond our control, including changes in general business and economic conditions, may affect our ability to meet those financial ratios and tests. Any future debt could also contain financial and other covenants more restrictive than those imposed under the indenture governing the exchange notes or our amended credit facility. We may not meet those ratios and tests and our lenders may not waive any failure to meet those ratios and tests. A breach of any of those covenants or failure to maintain such ratios would result in a default under our amended credit facility and any resulting acceleration under our amended credit facility may result in a default under the indenture governing the exchange notes. If an event of default under our amended credit facility occurs, the lenders could elect to declare all amounts outstanding thereunder, together with accrued interest, to be immediately due and payable which would result in an event of default under the exchange notes offered hereby. Our assets or cash flow may not be sufficient to repay in full our outstanding debt, including the exchange notes. See “Description of Certain Indebtedness — Senior Credit Facility” and “Description of the Exchange Notes.”

We may be unable to generate sufficient cash flow to service our debt, including the exchange notes, which could adversely affect our financial condition and results of operations.

To service our debt, including the exchange notes, we will require a significant amount of cash. If our cash flow and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell material assets or operations, obtain additional capital or restructure our debt. Our ability to generate cash, make scheduled payments or to refinance our obligations depends on our successful financial and operating performance. Our financial and operating performance, cash flow and capital resources depend upon prevailing economic conditions and certain financial, business and other factors, many of which are beyond our control. These factors include among others:

•	economic, industry and competitive conditions;

•	operating difficulties, increased operating costs or pricing pressures we may experience; and

•	delays in implementing any strategic projects.

Risks Relating to the Exchange Offer

We may be unable to repurchase the exchange notes if we experience a change of control.

If we experience a change of control, we will be required by the indenture governing the exchange notes to offer to purchase all of the outstanding exchange notes at a price equal to 101% of the principal amount outstanding plus accrued and unpaid interest and additional interest, if any, to the date of repurchase. We may not have funds available to repurchase the exchange notes upon the occurrence of a change of control. Our failure to repay holders tendering exchange notes upon a change of control will result in an event of default under the exchange notes. A change of control, or an event of default under the exchange notes, may result in an event of default under our amended credit facility, which may cause an acceleration of the debt under our amended credit facility, requiring us to pay that debt immediately. In addition, future debt we incur may limit our ability to repurchase the exchange notes upon a change of control or require us to offer to redeem that debt upon a change of control. In certain circumstances, management and NBPCo Holdings could require a sale of us that could result in a change of control. See “Security Ownership of Certain Beneficial Owners and Management — Limited Liability Company Agreement.”

If an active trading market does not develop for the exchange notes, you may be unable to sell the exchange notes or to sell the exchange notes at a price that you deem sufficient.

The exchange notes are new securities for which there currently is no established trading market and we cannot be sure if an active trading market will develop for the exchange notes. The initial purchasers of the outstanding notes are not obligated to make a market in the exchange notes. We do not intend to apply for listing of the exchange notes on any securities exchange or on any automated dealer quotation system.

The liquidity of, and trading market for the exchange notes may also be adversely affected by, among other things:

•	changes in the overall market for high-yield securities;

•	changes in our financial performance or prospects;

•	the prospects for companies in the beef processing industry generally;

•	the number of holders of the exchange notes;

•	the interest of securities dealers in making a market for the exchange notes; and

•	prevailing interest rates.

Market trading prices for the exchange notes may be volatile, which could adversely affect the value of your exchange notes.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes offered hereby. The market for the exchange notes, if any, may be subject to similar disruptions. Any such disruptions may adversely affect the value of your exchange notes.

Your failure to exchange your outstanding notes in the exchange offer will restrict your ability to resell them.

Untendered outstanding notes that you do not exchange for the registered exchange notes pursuant to the exchange offer will remain restricted securities, subject to the following restrictions on transfer:

•	you may resell only if registered pursuant to the Securities Act or if an exemption from registration is available,

•	the outstanding notes will bear a legend restricting transfer in the absence of registration or an exemption; and

•	a holder of the outstanding notes who wants to sell or otherwise dispose of all or any part of its outstanding notes under an exemption from registration under the Securities Act, if required by us, must deliver to us an opinion of independent counsel experienced in Securities Act matters, reasonably satisfactory in form and substance to us, that an exemption is available.

The tender of outstanding notes in the exchange offer will reduce the outstanding principal amount of the outstanding notes, which may have an adverse effect upon, and increase the volatility of, the market price of the outstanding notes due to a reduction in liquidity.

Risks Relating to Our Business and Our Industry

Outbreaks of disease affecting livestock can adversely affect our business.

An outbreak of disease affecting livestock, such as bovine spongiform encephalopathy (commonly referred to as “mad cow disease” or BSE) or foot-and-mouth disease, could result in restrictions on sales of products to our customers or purchases of livestock from our suppliers. Also, outbreaks of these diseases or concerns of such disease, whether or not resulting in regulatory action, can lead to cancellation of orders by our customers and create adverse publicity that may have a material adverse effect on consumer demand and, as a result, on our results of operations. Furthermore, an outbreak of disease could lead to widespread destruction of cattle, which could have a negative impact on us.

There have been nine reported cases of BSE in Japan, which have negatively affected demand for beef in that country. In May 2003, Canada confirmed a single case of BSE. After Canada’s disclosure, the United States and several other countries, including Japan, Australia, South Korea and New Zealand, banned the import of Canadian live cattle and beef products.

On December 23, 2003, it was announced by the USDA that a single Holstein dairy cow was discovered in the state of Washington to have tested positive for BSE. As a result of this announcement, the beef industry has suffered from adverse publicity. Such adverse publicity could result in consumers lowering their demand for our beef products, which may negatively affect our business, financial condition, results of operations and cash flows. Any further announcements regarding BSE could further expose the beef industry and us to adverse publicity.

Shortly after the discovery of BSE in the state of Washington, several countries representing a substantial share of our export business closed their borders to the importation of edible beef products from the United States. Responding to the loss of export markets, live cattle prices in the United States declined by approximately 18% within three days. In the fiscal year ending August 30, 2003, our total export sales were approximately 17.2% of total sales, including sales of non-food beef products such as hides. We cannot anticipate the duration of these beef import bans or whether additional countries may impose similar restrictions. Furthermore, we cannot presently assess the full economic impact of this occurrence on the United States beef industry or on our operations.

In addition, the USDA and the Food Safety Inspection Service, or FSIS, published new regulations in response to the discovery of BSE in state of Washington. These new regulations, among other things, govern the removal of specified risk materials during slaughter, cover the ban on the slaughtering of non-ambulatory animals for human food use, set forth the prohibition on the production of mechanically separated meat and ban certain techniques used in the slaughter process. The USDA also issued a notice announcing that FSIS inspectors will not mark ambulatory cattle that have been targeted for BSE surveillance testing as “inspected and passed” until negative test results are obtained.

Our revenues and net income may be materially adversely affected in the event previously announced import restrictions continue indefinitely, additional countries announce similar restrictions, additional regulatory restrictions are put into effect or domestic consumer demand for beef declines substantially.

If our products become contaminated, we may be subject to product liability claims and product recalls that would adversely affect our business.

We may be subject to significant liability if the consumption of any of our products causes injury, illness or death and we may in the future recall products in the event of contamination or damage. Contamination of our products also may create adverse publicity that could negatively affect our business. We may encounter the same risks of contamination or negative publicity if a third party tampers with our products. The occurrence of any of these risks may increase our costs and decrease demand for our products. Organisms producing food borne illnesses are generally found in the environment and there is a risk that as a result of food processing they could be present in our products. For example, e.coli 0157:H7 is one of many food borne bacteria commonly associated with beef products. Once contaminated products have been shipped for distribution and consumption, illness or death may result if the pathogens are present, increase due to handling or temperatures, and are not otherwise eliminated at the further processing, food service or consumer level.

If the products of our competitors become contaminated, the beef industry may be subject to adverse publicity, which could negatively affect our business.

If the products of our competitors, in the United States or elsewhere, become contaminated, the beef industry may face adverse publicity. Any such adverse publicity could result in consumers lowering their demand for our beef products, which may negatively affect our business, financial condition, results of operations and cash flows.

Our margins may be negatively impacted by fluctuating raw material costs and selling prices and other factors that are outside of our control.

Our margins are dependent on the price at which our beef products can be sold and the price we pay for our raw materials, among other factors. These prices can vary significantly over a relatively short period of time as a result of a number of factors, including the relative supply and demand for beef and the market for other protein products, such as pork and poultry. For example, beginning in March 2002, a month-long Russian trade embargo on chicken imported from the United States had the effect of increasing chicken supplies in the United States, which put downward pressure on demand and prices for red meat products.

The supply and market price of the livestock that constitute our principal raw material and represent the substantial majority of our cost of goods sold are dependent upon a variety of factors over which we have little or no control, including fluctuations in the size of herds maintained by producers, the relative cost of feed, weather and livestock diseases.

Severe price swings in raw materials, and the resulting impact on the prices we charge for our products, have at times had, and may in the future have, a material adverse effect on our financial condition, results of operations and cash flows. If we experience increased costs, we may not be able to pass them along to our customers.

We generally do not have long-term contracts with our customers, and, as a result, the prices at which we sell our beef products are subject to market forces.

Other than our existing arrangements with AMPC, Inc. and the United States military, we generally do not have long-term sales arrangements with our customers and, as a result, the prices at which we sell products to them are determined in large part by market forces. Our customers, including those with which we have long-term contracts, place orders for products on an as-needed basis and, as a result, their order levels have varied from period to period in the past and may vary significantly in the future. The loss of one or more of our key customers, a significant decline in the number of orders from one or more of our key customers or a significant decrease in beef product prices for a sustained period of time could have a material adverse effect on our business, financial condition or results of operations.

Wal-Mart’s failure to continue purchasing from us could have a material adverse effect on our sales.

Sales under our agreement with Wal-Mart Stores, Inc., or Wal-Mart, which does not cover our sales to Wal-Mart’s affiliate Sam’s Club, represented approximately 6% of our total net sales in FYE 2003. Our agreement with Wal-Mart expired on January 31, 2004, and we have not entered into a new agreement. If Wal-Mart does not continue to purchase from us or significantly reduces its purchases from us, it could have a material adverse effect on our sales.

We are subject to extensive governmental regulation and our noncompliance with or changes in applicable requirements could adversely affect our business, financial condition, results of operations and cash flows.

Our operations are subject to extensive regulation and oversight by the United States Food and Drug Administration, or FDA, the USDA, the Grain Inspection Packers and Stockyards Administration, or GIPSA, and other state, local and foreign authorities regarding the processing, packaging, storage, distribution, advertising and labeling of our products, including food safety standards. Recently, the food safety practices and procedures in the meat processing industry have been subject to more intense scrutiny and oversight by the USDA. We are also subject to a variety of environmental laws and regulations, including those relating to wastewater and storm water discharges, air emissions, waste handling and disposal, and remediation of soil and groundwater contamination that are administered by the United States Environmental Protection Agency, or EPA, state, local and other authorities. Our failure to comply with applicable laws and regulations could subject us to administrative penalties and injunctive relief, civil remedies, including fines, injunctions, recalls of our products or seizures of our properties, as well as potential criminal sanctions or personal injury or other damage claims. These remedies, changes in the applicable laws and regulations or discovery of currently unknown conditions could increase our costs and limit our business operations. See “Business — Government Regulation and Environmental Matters.”

Compliance with environmental regulations may result in significant costs and failure to comply with environmental regulations may result in civil as well as criminal penalties, liability for damages and negative publicity.

Our operations are subject to extensive and increasingly stringent regulations pertaining to the discharge of materials into the environment and the handling and disposition of wastes. Failure to comply with these regulations can have serious consequences for us, including criminal as well as civil and administrative penalties and negative publicity. We have incurred and will continue to incur significant capital and operating expenditures to avoid violations of these laws and regulations. Additional environmental requirements imposed in the future could require currently unanticipated investigations, assessments or expenditures, and may require us to incur significant additional costs. Because the nature of these potential future charges is unknown, management is not able to estimate the magnitude of any future costs and we have not accrued any reserve for any potential future costs.

Some of our facilities have been in operation for many years. During that time, we and previous owners of these facilities have generated and disposed of wastes that are or may be considered hazardous or may have polluted the soil or groundwater at our facilities, including adjacent properties. The discovery of previously unknown contamination of property underlying or in the vicinity of our present or former properties or manufacturing facilities and/or waste disposal sites could require us to incur material unforeseen expenses. Occurrences of any of these events may have a material adverse affect on our business, financial condition, results of operations and cash flows. See “Business — Government Regulation and Environmental Matters.”

Our international operations expose us to political and economic risks in foreign countries, as well as to risks related to currency fluctuations.

In FYE 2003, exports, primarily to Japan, China, Canada, Mexico and South Korea, accounted for approximately 17% of our total net sales. Our international activities expose us to risks not faced by companies that limit themselves to the domestic market. One significant risk is that the international operations may be affected by tariffs, other trade protection measures and import or export licensing requirements. For example, as of August 1, 2003, Japan increased its tariff on imported beef from 38.5% to 50%.

Other risks associated with our international activities include:

•	changes in foreign currency exchange rates and hyperinflation or deflation in the foreign countries in which we operate;

•	exchange controls;

•	changes in a specific country’s or region’s political or economic conditions, particularly in emerging markets;

•	potentially negative consequences from changes in regulatory requirements; and

•	international conflict, including terrorist acts, which could significantly impact our financial condition and results of operations.

The occurrence of any of these events could increase our costs, lower demand for our products or limit our operations, which could have a material adverse effect on our business, financial condition, results of operations or prospects.

Failure to successfully implement our business strategy may impede our plans to increase revenues and cash flow.

Our revenues, margins and cash flows will not increase as planned if we fail to implement the key elements of our strategy, and our ability to successfully implement this strategy is dependent at least in part on factors beyond our control. For example, the willingness of consumers to purchase value-added products depends in part on economic conditions. In periods of economic uncertainty, consumers tend to purchase more private label or less-expensive products. Thus, if we encounter periods of economic uncertainty, the sales volume for our value-added products could suffer. Also, we may not be successful in identifying favorable international expansion opportunities. See “Business — Business Strategy.”

Changes in consumer preferences could adversely affect our business.

The food industry in general is subject to changing consumer trends, demands and preferences. Our products compete with other protein sources, such as pork and poultry, and other foods. Trends within the food industry change often and our failure to anticipate, identify or react to changes in these trends could lead to, among other things, reduced demand and price reductions for our products, and could have a material adverse effect on our business, financial condition, results of operations and cash flows. In addition, we do not have any other material lines of business or other sources of revenue to rely upon if we are unable to efficiently process and sell beef products or if the market for beef declines. This lack of diversification means that we may not be able to adapt to changing market conditions or withstand any significant decline in the beef industry.

The beef processing industry is highly competitive, and our customers may not continue to purchase our products.

The beef processing industry is highly competitive. Competition exists both in the purchase of live cattle and in the sale of beef products. In addition, our products compete with a number of other protein sources, including pork and poultry.

Our principal competition arises from other beef processors, including Tyson Foods, Inc., Cargill Incorporated, Swift & Company and Smithfield Foods, Inc. The principal competitive factors in the beef processing industry are price, quality, food safety, product distribution, technological innovations and brand loyalty. Our ability to be an effective competitor will depend on our ability to compete on the basis of these characteristics. Some of our competitors have greater financial and other resources and enjoy wider recognition for their consumer branded products. We may not be able to compete effectively with these companies and our ability to compete could be adversely affected by our significant debt levels.

The sales of our beef products are subject to seasonal variations and, as a result, our quarterly operating results may fluctuate.

The beef industry is characterized by prices that change based on seasonal consumption patterns. The highest period of demand for our products is usually the summer barbecue season. As a result of these seasonal fluctuations, our operating results may vary substantially between fiscal quarters.

We depend on the service of key individuals, the loss of which could materially harm our business.

Our success will depend, in part, on the efforts of our executive officers and other key employees. In addition, the market for qualified personnel is competitive and our future success will depend on our ability to attract and retain these personnel. We do not have long-term employment agreements with some of our executive officers, and we do not maintain key-person insurance for some of our officers, employees or members of our board of managers. We may not be able to negotiate the terms of renewals of any existing long-term employment agreements on terms favorable to us or at all. The loss of the services of any of our key employees or the failure to attract and retain employees could have a material adverse effect on our business, results of operations and financial condition.

Our performance depends on favorable labor relations with our employees. Any deterioration of those relations or increase in labor costs could adversely affect our business.

We have approximately 6,300 employees worldwide. Approximately 2,800 employees at our Liberal, Kansas facility are represented by the United Food and Commercial Workers International Union under a collective bargaining agreement that expires on December 16, 2007. A labor-related work stoppage by these unionized employees could limit our ability to process and ship our products or increase our costs, which could adversely affect our results of operations and financial condition. In addition, it is possible that any labor union efforts to organize employees at our non-unionized facilities might be successful and that any labor-related work stoppages at these non-unionized facilities in the future could adversely affect our results of operations and financial condition. In general, any significant increase in labor costs, deterioration of employee relations, slowdowns or work stoppages at any of our locations, whether due to union activities, employee turnover or otherwise, could have a material adverse effect on our business, financial condition, results of operations and cash flows. See “Business — Employees.”

The consolidation of our retail and foodservice customers may put pressures on our operating margins.

In recent years, the trend among our retail and foodservice customers, such as supermarkets, warehouse clubs and foodservice distributors, has been towards consolidation. These consolidations, along with the entry of mass merchants into the grocery industry, have resulted in customers with increasing negotiating strength who tend to exert pressure on us with respect to pricing terms, product quality and new products. As our customer base continues to consolidate, competition for the business of fewer customers is expected to intensify. If we do not negotiate favorable contracts with our customers and implement appropriate pricing to respond to these trends, or if we lose our existing large customers, our profitability could decrease.

There is proposed federal legislation that may impact our relationship with U.S. Premium Beef in a way that adversely affects our business.

Legislation has been proposed in Congress that would prevent certain cattle producers from owning beef processing facilities and, conversely, prevent certain beef processing companies from owning cattle production assets. Such proposed legislation has been discussed from time to time in the past, but has not become federal law. Legislative proposals have been made that would, among other things, require processors to acquire a certain portion of the cattle to be processed on the open or “spot” market. Should the current proposed legislation become law, the portion of its cattle that a processor would be required to obtain on the spot market would range from a low of 12.5% in certain situations to a high of 25.0%. We cannot predict whether such legislation will be adopted in the future or what the precise terms of such legislation would be. Such legislation could adversely affect our ownership by and relationship with U.S. Premium Beef.

In FYE 2003, U.S. Premium Beef supplied us with approximately 21.6% of our total cattle requirements. If as a result of this legislation we are unable to purchase from U.S. Premium Beef on terms favorable to us, or at all, we may not be able to obtain an adequate supply of high-quality cattle and may have to pay higher prices for our cattle. We may not be able to pass along these higher costs to our customers. As a result, such legislation could have a material adverse effect on our business, results of operations and financial condition.

We may not be able to successfully integrate future acquisitions, which could result in our not achieving the expected benefits of the acquisition, the disruption of our business and an increase in our costs.

We continually explore opportunities to acquire related businesses, some of which could be material to us. Our ability to continue to grow may depend upon identifying and successfully acquiring attractive companies, effectively integrating these companies, achieving cost efficiencies and managing these businesses as part of our company.

We may not be able to effectively integrate the acquired companies and successfully implement appropriate operational, financial and management systems and controls to achieve the benefits expected to result from these acquisitions. Our efforts to integrate these businesses could be affected by a number of factors beyond our control, such as regulatory developments, general economic conditions and increased competition. In addition, the process of integrating these businesses could cause the interruption of, or loss of momentum in, the activities of our existing business. The diversion of management’s attention and any delays or difficulties encountered in connection with the integration of these businesses could negatively impact our business and results of operations. Further, the benefits that we anticipate from these acquisitions may not develop.

U.S. Premium Beef and its members have a controlling interest in our company and the ability to direct our business and affairs and their interests could conflict with yours.

U.S. Premium Beef owns a controlling interest in our company of 53.2%. As a result, U.S. Premium Beef has the ability to direct the business and affairs of our company. Pursuant to our limited liability company agreement, U.S. Premium Beef’s ability to cause us to take certain major corporate actions without the consent of NBPCo Holdings and management is limited. The interests of U.S. Premium Beef, NBPCo Holdings or management could conflict with your interests. See “Certain Relationships and Related Transactions” and “Security Ownership of Certain Beneficial Owners and Management — Limited Liability Company Agreement.”

We purchase a significant portion of our cattle from U.S. Premium Beef and, because U.S. Premium Beef has a controlling interest in our company, we may not be able to resolve conflicts with respect to these purchases on the most favorable terms to us.

U.S. Premium Beef provided us with approximately 21.6% of our cattle requirements in FYE 2003. Conflicts of interest may arise between U.S. Premium Beef and us relating to our cattle purchases. If a dispute arises with U.S. Premium Beef, the settlement of the dispute may not be on terms as favorable as if we were dealing with an unaffiliated party.

MARKET AND INDUSTRY DATA AND FORECASTS

Market data and certain industry forecasts used throughout this prospectus were obtained from internal surveys, market research, consultant surveys, publicly available information and industry publications and surveys. Industry surveys, publications, consultant surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. We have not independently verified any of the data from third-party sources nor have we ascertained the underlying economic assumptions relied upon therein. Similarly, internal surveys, industry forecasts and market research, which we believe to be reliable based upon our management’s knowledge of the industry, have not been independently verified. Forecasts are particularly likely to be inaccurate, especially over long periods of time. In addition, we do not know what assumptions regarding general economic growth were used in preparing the forecasts we cite.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements,” which are subject to a number of risks and uncertainties, many of which are beyond our control. Forward-looking statements are typically identified by the words “believe,” “expect,” “anticipate,” “intend,” “estimate” and similar expressions. Actual results could differ materially from those contemplated by these forward-looking statements as a result of factors (“Cautionary Statements”) such as those described under “Risk Factors.” In light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking information contained in this prospectus will in fact transpire. Readers are cautioned not to place undue reliance on these forward-looking statements. We do not undertake any obligation to update or revise any forward-looking statements.

TRADEMARKS

National Beef®, Biologic®, and Black Canyon® are trademarks of National Beef Packing Company, LLC. All other trademarks or trade names referred to in this prospectus are the property of their respective owners.

THE TRANSACTION

On June 12, 2003, U.S. Premium Beef entered into an agreement with Farmland to acquire all of the partnership interests in us held by Farmland. U.S. Premium Beef formed NB Acquisition, LLC to consummate the Acquisition. U.S. Premium Beef, NBPCo Holdings and Messrs. Miller, Klein and Smith, who are members of our management team, purchased equity in NB Acquisition, LLC for $46.0 million in cash. NB Acquisition, LLC used these funds in part to purchase all of the membership interests of NBPCo., LLC, an affiliate of Farmland that held Farmland’s general partnership interests in us, giving NB Acquisition, LLC voting control of us. Immediately thereafter, to finance the purchase of the remaining equity interests in us held by Farmland, we issued the outstanding notes, amended our credit facility and transferred a portion of the proceeds of the offering of the outstanding notes and borrowings under our amended credit facility to NB Acquisition, LLC. Subsequently, NB Acquisition, LLC merged into us, and we then converted into a limited liability company under Delaware law. The Transaction closed on August 6, 2003.

U.S. Premium Beef, NBPCo Holdings and management each hold Class A and Class B interests in us. In addition, in connection with the Transaction, Messrs. Miller and Klein were granted the right to receive up to 6,057,143 and 3,028,571 Class A interests, respectively, and up to 609,524 and 304,762 Class C interests, respectively, in lieu of approximately $10 million in cash payments owed under existing employment arrangements.

Class A Interests. Class A interests are non-voting and are entitled to a priority distribution of 5% per year on the face amount of the Class A interests, payable quarterly in cash to the extent permitted by our senior lenders and the indenture governing the notes. The face amount of the Class A interests, together with all unpaid priority distributions, will be distributed on a priority basis upon liquidation.

Class B Interests. Class B interests, together with the Class C interests described below, are entitled to receive all assets available for distribution upon liquidation after payment of the Class A face amount together with all unpaid Class A priority distributions. Class B interests will also be allocated all items of income and loss earned or incurred by us after allocation of income attributable to the Class A priority distribution. In addition, the holders of Class B interests are entitled to receive quarterly distributions of 48% of our taxable net income to make tax payments. Certain of the Class B interests (B-2 interests) issued to management are in the form of “profits interests” issued in exchange for services previously rendered. The B-2 interests have rights in liquidation only to the extent of their profits interest. The voting power of the members (voting either directly or by action of the board of managers designated by the members) is determined based upon the number of Class B interests held.

Class C Interests. Rights to Class C interests are held only by owners of Class B-2 interests. Class B-2 and Class C interests, collectively, have equal value and rights as Class B-1 interests. The face amount of the Class C interests will be distributed out of the assets available for distribution upon liquidation on a parity basis with the Class B interests after payment of the Class A face amount together with all unpaid Class A priority distributions.

U.S. Premium Beef holds approximately 53.2% of the Class B interests, as well as approximately 72.9% of the outstanding Class A interests, with an aggregate face amount of approximately $88.8 million. NBPCo Holdings owns approximately 20.2% of the Class B interests, as well as approximately 25.9% of the outstanding Class A interests, with an aggregate face amount of approximately $31.6 million. Messrs. Miller, Klein and Smith own approximately 26.6% of the Class B interests, and Mr. Smith owns approximately 1.2% of the outstanding Class A interests with an aggregate face amount of approximately $1.5 million. Upon the occurrence of specified major liquidity transactions or in August 2008, Messrs. Miller and Klein will be issued up to 6,057,143 and 3,028,571 Class A interests, respectively, with a face amount of approximately $9.1 million in the aggregate and up to 609,524 and 304,762 Class C interests, respectively, with a face amount of approximately $0.9 million in the aggregate in lieu of approximately $10 million in cash payments owed under prior or existing employment arrangements pursuant to deferred compensation agreements entered into in connection with the Transaction. See “Management—Employment Arrangements.” These amounts were previously expensed as compensation expense in our financial statements.

We continue to hold all of the same assets we held before the consummation of the Transaction, including equity in our subsidiaries, except that we transferred to Farmland a 49% interest in our subsidiary National Beef aLF, LLC, which holds a 47.5% interest in aLF Ventures, LLC. Farmland has a right to request that we repurchase this interest at fair market value any time during the two-year period beginning three years after the closing of the Transaction. If we do not repurchase the interest, we agree to put the entire interest up for sale.

USE OF PROCEEDS

This exchange offer is intended to satisfy our obligations under the registration rights agreement, dated August 6, 2003, by and among us and the initial purchasers of the outstanding notes. We will not receive any proceeds from the issuance of the exchange notes in the exchange offer. In exchange for the exchange notes, we will receive outstanding notes in like principal amount. We will retire or cancel all of the outstanding notes tendered in the exchange offer. Accordingly, issuance of the exchange notes will not result in any change in our capitalization.

Net proceeds received by us from the sale of the outstanding notes, together with the proceeds from our amended credit facility and the proceeds from the equity investment described in the section entitled “The Transaction,” were used to finance the Acquisition.

The following table sets forth the approximate sources and uses of funds (in millions) in connection with the Transaction as it occurred on August 6, 2003.

Sources
Available cash	$3.2
Revolving credit facility(1)	16.0
Term loan	125.0
Senior Notes	160.0
NBPCo Holdings equity(2)	35.4
U.S. Premium Beef equity(3)	96.4
Management equity(4)	15.6

Total	$451.6

Uses

Purchase of Farmland’s interest	$232.0
Refinancing of existing credit facility	103.1
U. S. Premium Beef rollover equity	91.4
Membership interests issued as deferred compensation(4)	10.0
Transaction costs(5)	15.1

Total	$451.6

(1)	We had total availability, including the amount presented, of $140.0 million under the amended revolving credit facility at August 6, 2003. Actual borrowings at the closing of the Transaction were $16.0 million under the amended revolving credit facility and $24.5 million committed in letters of credit.
(2)	Represents cash equity from NBPCo Holdings, LLC.
(3)	Includes $5.0 million in cash and the predecessor basis of the 28.8% equity interest in us held by U.S. Premium Beef prior to the Transaction.
(4)	Includes $5.6 million in cash and $10.0 million of cash incentive compensation earned as of closing that was issued as compensation on a deferred basis in the form of additional membership interests in us.
(5)	Includes commitment, placement, financial advisory and other transaction fees, and legal, accounting and other professional fees.

CAPITALIZATION

The following table describes our consolidated capitalization as of November 29, 2003. You should read this table in conjunction with “Use of Proceeds,” “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the consolidated financial statements and accompanying notes appearing elsewhere in this prospectus.

As of November 29, 2003
(in millions)
Cash and cash equivalents	$29.0

Debt (including current portion):
Revolving credit facility	30.2
Term loan	123.4
Industrial revenue bonds	13.8
Other secured debt	0.4
Other unsecured debt	0.4
Senior notes	160.0

Total debt	328.2
Capital subject to redemption rights(1)	58.2
Members’ capital	104.7

Total capitalization	$491.1

(1)	At any time after July 31, 2008, the members of management will have the right to request that we repurchase their membership interests, except Mr. Klein will only be permitted to make this request with respect to 25% of his interests before July 31, 2011. If we are not able to effect the repurchase, the members of management may cause us to commence a sale process of us. At any time after July 31, 2010, NBPCo Holdings, LLC will have the right to request that we repurchase its membership interests if it still holds 10% of our Class B interests. If we are not able to effect the repurchase, NBPCo Holdings, LLC may cause us to commence a sale process of us. For more details, see “Security Ownership of Certain Beneficial Owners and Management — Limited Liability Company Agreement.”

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

The following unaudited pro forma condensed consolidated statement of operations has been derived from the historical consolidated statements of operations of Farmland National Beef Packing Company, L.P. and National Beef Packing Company, LLC, adjusted to give pro forma effect to the Transaction. The results of National Carriers, Inc., or NCI, are included in the historical results following the acquisition in March 2003, as described in Note 12 of the consolidated financial statements. The acquisition of NCI has not been reflected in the pro forma results prior to the acquisition, as it was deemed insignificant.

The unaudited pro forma condensed consolidated statement of operations information presented herein gives pro forma effect to the Transaction as if it occurred as of September 1, 2002.

The unaudited pro forma financial data is not necessarily indicative of our operations had the Transaction taken place on the date indicated and is not intended to project our results of operations for any future period.

The pro forma adjustments are based on available information and certain assumptions that we believe are reasonable. The pro forma adjustments and certain assumptions are described in the accompanying notes. Other information included under this heading has been presented to provide additional analysis. The allocation of the purchase price to the net assets acquired has been performed in accordance with SFAS 141, giving consideration to EITF 88-16 and resulted in goodwill of approximately $78.9 million. Previously unamortized goodwill of $12.2 million was eliminated in the Transaction. Our beginning equity reflects the predecessor basis of U.S. Premium Beef’s interest in Farmland National Beef Packing Company, L.P. plus the cash contributed by U.S. Premium Beef and the new members, and the contribution of earned deferred compensation by certain members of management. The calculation of the allocated purchase price for the Transaction, as presented below, reflects the net book value of the business as of August 6, 2003. In addition, the allocation of the purchase price reflects the fair value of the individual assets acquired and liabilities assumed to the extent of the approximate 71.2% change in ownership.

The unaudited pro forma statement of operations set forth below should be read in conjunction with our financial statements, the notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

NATIONAL BEEF PACKING COMPANY, LLC

Pro Forma Condensed Consolidated Statement of Operations (Unaudited)

For the fiscal year ended August 30, 2003

(Dollars in millions)

	Historical Predecessor	Historical Successor	Combined Year Ended August 30, 2003	Pro Forma Adjustments		Pro Forma Year Ended August 30, 2003
	340 days Ended August 6, 2003	24 days Ended August 30, 2003
Statement of Operations Data
Net sales	$3,378.6	$282.8	$3,661.4	—		$3,661.4
Costs and expenses
Cost of sales	3,252.4	264.6	3,517.0	—		3,517.0
Selling, general and administrative	23.4	2.3	25.7	—		25.7
Depreciation and amortization	18.3	2.1	20.4	6.3	(1)	26.7

Operating income	84.5	13.8	98.3	(6.3)		92.0
Other income (expense):
Interest income	0.5	—	0.5	—		0.5
Interest expense	(5.1)	(1.6)	(6.7)	(20.7	)(2)	(27.4)
Other, net	(1.4)	(1.7)	(3.1)	—		(3.1)

Total other expense, net	(6.0)	(3.3)	(9.3)	(20.7)		(30.0)

Net income	$78.5	$10.5	$89.0	$(27.0)		$62.0

See accompanying notes to unaudited pro forma condensed consolidated statement of operations.

NATIONAL BEEF PACKING COMPANY, LLC

NOTES TO PRO FORMA CONDENSED CONSOLIDATED

STATEMENT OF OPERATIONS (Unaudited)

The unaudited pro forma condensed consolidated statement of operations include adjustments necessary to reflect the estimated effect of the Transaction as if it had occurred on September 1, 2002.

Year Ended August 30, 2003
(in millions)
(1) (a) Amortization expense	$1.5
(b) Depreciation expense	4.8

Total depreciation and amortization	6.3

(2) (a) Interest expense	18.9
(b) Debt issuance cost amortization	1.8

Total interest expense	20.7

Total pro forma adjustment	$27.0

(1) (a)	Represents additional amortization of an identifiable intangible asset acquired in the purchase and amortized on a straight-line basis over its respective estimated useful life of seven years.

(b)	Represents additional depreciation expense of tangible assets acquired in the purchase and depreciated over the average estimated useful life of ten years.

(2) (a)	The pro forma adjustment to interest expense reflects the interest expense on the Senior Notes at 10.5%, the incremental borrowing under the amended credit facility at 5% and the incremental interest expense on existing borrowings under the amended credit facility at 1%. A 0.125% change in the interest rates on the term loan and revolving credit facility would result in a $0.2 million change in interest expense for the FYE 2003.

(b)	Represents amortization of debt issuance costs over the estimated terms of the respective debt instruments, which range from five to eight years.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table sets forth selected financial and other data for, and as of the end of, each of the years in the five-year period ended August 30, 2003 and for, and as of the end of, the thirteen week periods ended November 30, 2002 and November 29, 2003. As a result of certain adjustments made in connection with the Transaction, the results of operations and financial position for the 24 days ended August 30, 2003 and for the thirteen weeks ended November 29, 2003 are not comparable to prior periods. The selected Statement of Operations Data and Selected Balance Sheet Data for the five fiscal years ended August 30, 2003 were derived from our audited consolidated financial statements. Our fiscal year ends on the last Saturday in August. The selected Statement of Operations Data and Selected Balance Sheet Data for the thirteen week periods ending November 30, 2002 and November 29, 2003 were derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The results for any interim period are not necessarily indicative of the results that may be expected for the full year.

The following table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this prospectus.

	Predecessor										Successor		Predecessor		Successor
	Fiscal Years Ended (1)								340 days ended August 6, 2003		24 days ended August 30, 2003		Thirteen weeks ended November 30, 2002		Thirteen weeks ended November 29, 2003
	August 28, 1999		August 26, 2000		August 25, 2001		August 31, 2002
	(in millions, except ratios)												(unaudited)		(unaudited)
Statement of Operations Data
Net sales	$2,438.6		$2,824.9		$3,069.5		$3,246.8		$3,378.6		$282.8		$819.2		$1,058.3
Costs and expenses:
Cost of sales	2,340.8		2,696.9		2,945.7		3,126.3		3,252.4		264.6		791.6		1,020.0
Selling, general & administrative	16.7		21.0		24.3		23.0		23.4		2.3		5.6		6.2
Depreciation and amortization	13.3		14.7		16.3		18.0		18.3		2.1		4.7		6.7

Operating income	67.8		92.3		83.2		79.5		84.5		13.8		17.3		25.4

Other income (expense):
Interest income	0.1		0.5		0.6		0.2		0.5		—		0.2		0.2
Interest expense	(4.7)		(3.6)		(2.7)		(6.8)		(5.1)		(1.6)		(1.4)		(6.2)
Other, net	0.3		(0.5)		(0.6)		4.6		(1.4)		(1.7)		0.0		(0.4)

Total other expense, net	(4.3)		(3.6)		(2.7)		(2.0)		(6.0)		(3.3)		(1.2)		(6.4)

Net income	$63.5		$88.7		$80.5		$77.5		$78.5		$10.5		$16.1		$19.0

Selected Balance Sheet Data
Working capital	$71.3		$72.7		$91.8		$96.7		$108.7		$132.6		$106.8		$158.3
Total assets	301.1		331.8		379.1		397.7		453.0		629.8		416.7		650.4

Long-term debt, including current maturities	$64.3		$27.9		$40.6		$126.4		$117.8		$312.1		$134.3		$328.2

Capital subject to redemption	—		—		—		—		—		53.6		—		58.2

Other Financial Data
Cattle processed (in millions)	2.6		2.7		2.8		3.1		2.9		0.2
EBITDA (2)	$82.1		$107.6		$99.8		$101.0		$101.7		$14.1		$22.0		$32.0
Capital expenditures	$21.3		$18.7		$41.2		$21.3		$32.0		$1.7		$9.2		$6.8
Ratio of earnings to fixed charges (3)	11.9	x	19.4	x	20.8	x	10.3	x	13.3	x	5.6	x	10.6	x	3.1	x

(1)	Our fiscal year ends on the last Saturday in August. FYE 2002 consisted of 53 weeks. FYE 1999 through 2001 and 2003 each consisted of 52 weeks.

(2)	EBITDA represents earnings before net interest, taxes, depreciation and amortization. EBITDA is presented because management believes that it is helpful to investors, securities analysts and other interested parties in evaluating our performance as compared to the performance of other companies in our industry. EBITDA, with adjustments specified in our amended credit facility, is also the basis for calculating our financial debt covenants under our amended credit facility and for calculating whether we may incur additional indebtedness under the indenture governing the notes. Accordingly, management believes that EBITDA is a useful indicator of our ability to incur and service debt obligations. EBITDA is not a measurement of financial performance under generally accepted accounting principals in the United States of America. It should not be considered an alternative to net income or income from operations or any other measure of performance derived in accordance with generally accepted accounting principles. Our computation of EBITDA may not be comparable to other similarly titled measures computed by other companies because all companies do not calculate EBITDA in the same fashion.

The following is a reconciliation of EBITDA to net income (in millions):

	Predecessor					Successor	Predecessor	Successor
	Fiscal Years Ended				340 days ended August 6, 2003	24 days ended August 30, 2003	13 weeks ended November 30, 2002 (unaudited)	13 weeks ended November 29, 2003 (unaudited)
	August 28, 1999	August 26, 2000	August 25, 2001	August 31, 2002
Net income	$63.5	$88.7	$80.5	$77.5	$78.5	$10.5	$16.1	$19.0
Interest income	(0.1)	(0.5)	(0.6)	(0.2)	(0.5)	—	(0.2)	(0.2)
Interest expense	4.7	3.6	2.7	6.8	5.1	1.6	1.4	6.2
Depreciation and amortization	13.3	14.7	16.3	18.0	18.3	2.1	4.7	6.7
Taxes	0.7	1.1	0.9	(1.1)	0.3	(0.1)	—	0.3

EBITDA	$82.1	$107.6	$99.8	$101.0	$101.7	$14.1	$22.0	$32.0

(3)	For the purpose of determining the ratio of earnings to fixed charges, earnings consist of net income before fixed charges. Fixed charges consist of interest expense, the amortization of deferred debt issuance costs, capitalized interest and the interest portion of our rent expense (assumed to be one-third of total rent expense).

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our consolidated financial statements and related notes and other financial information appearing elsewhere in this prospectus. In addition to historical information, the following discussion and other parts of this prospectus contain forward-looking information that involve risks and uncertainties. Our actual results could differ materially from those anticipated by such forward-looking information due to the factors discussed under “Risk Factors,” “Disclosure Regarding Forward-Looking Statements” and elsewhere in this prospectus.

Overview

In July 1992, John R. Miller, Timothy M. Klein and Scott H. Smith, in partnership with Farmland, purchased the assets of Hyplains Dressed Beef, Inc., Dodge City, Kansas. Upon completion of the purchase, Hyplains Beef, LLC began a $20.0 million expansion project to add a boxed beef processing addition to the Dodge City facility. In December 1992, Mr. Miller and his management team assumed responsibility for the day-to-day operations of National Beef Packing Company, L.P. and purchased its assets in April 1993. In 1995, Hyplains Beef, LLC and National Beef Packing Company, L.P. were merged into Farmland National Beef Packing Company, L.P. In 1997, U.S. Premium Beef purchased the interest of Mr. Miller and his management team and became partners with Farmland. In the Transaction, U.S. Premium Beef purchased Farmland’s interest in Farmland National Beef Packing Company, L.P., our predecessor, following the bankruptcy of Farmland.

We are the fourth largest beef processing company in the United States, accounting for 10.9% of United States fed cattle processed in 2003. We process, package and deliver fresh beef for sale to customers in the United States and international markets. Our products include boxed beef and beef by-products, such as hides and offal. In addition, we sell value-added beef products including branded boxed beef, case-ready beef and pork, chilled export beef and portion control beef. We market our products to retailers, distributors, food service providers and the United States military. Our relationship with U.S. Premium Beef facilitates a vertically integrated business model and provides us with a significant portion of the high quality cattle used in our boxed beef and value-added products.

The 2003 results discussed below include the historical results of Farmland National Beef Packing Company, L.P. for the period prior to the Transaction from September 1, 2002 through August 6, 2003 and the results of National Beef Packing Company, LLC from August 7, 2003 through August 30, 2003. A new basis of accounting was established on the date of the closing of the Transaction (see description of the Transaction in Note 1 of our consolidated financial statements), and, therefore, the financial position and operating results after the Transaction are not consistent with the operating results before the Transaction. However, management believes the most practical way to comment on the results of operations due to the short period following the Transaction (24 days) is to compare the sum of operating results for both these periods with prior fiscal years.

As a result of the Transaction, our assets and liabilities were adjusted to the extent of the approximately 71.2% change of ownership as of the closing. We have also increased our aggregate borrowings in connection with the Transaction. Accordingly, our depreciation, amortization and interest expenses will be higher in the periods following the Transaction. The total purchase price over the value of our identifiable tangible and intangible net assets at the closing of the Transaction has been allocated to goodwill and will be subject to periodic (at least annually) impairment review.

Financial Statement Accounts

Net Sales. Our net sales are generated from sales of boxed beef, case-ready beef and pork, chilled export beef, portion control beef and beef by-products. Our net sales are affected by the volume of animals processed and the value that we extract from each animal. The value that we extract from cattle processed, the cut-out value, is affected by beef prices and product mix, as premium products and further processed products generate higher prices and operating margins. Wholesale beef prices fluctuate seasonally because of higher demand during the summer months. Wholesale beef prices also fluctuate because of changes in supply and demand for competing proteins and other foods, as well as changes in cattle supply, which have typically followed an eight to twelve year cycle, consisting of about six to seven years of expansion followed by one to two years of consolidation and three to four years of contraction. We are currently in the expansion phase of this cycle. In addition, beef and beef by-product sales are affected by the general economic environment and other factors.

Cost of Sales. Our cost of sales is comprised of the cost of livestock and plant costs such as labor, packaging, utilities, and other facility expenses. Livestock is our highest cost component, representing 82.4% of cost of sales in FYE 2003. Total livestock costs are a function of the volume of animals processed and the price paid for each animal. Cattle prices vary over time and are affected by production cycles, weather, feed prices and other factors that affect the supply of and demand for livestock. Historically, changes in cut-out values, a representation, normally expressed on a per hundred weight basis, of the sales value of a beef carcass, for our beef products and corresponding livestock costs have been positively correlated. As a result, our profitability is primarily affected by the difference between cut-out value and livestock cost, the volume of livestock processed and our processing yields, the amount of saleable product, typically expressed as a percentage of a total carcass weight. Wages and freight represented 4.3% and 3.5% of cost of sales in FYE 2003.

Selling, General and Administrative Expenses. Selling expenses consist primarily of salaries, trade promotions, advertising, commissions and other marketing costs. General and administrative costs consist primarily of general management, insurance, and professional expenses.

Recent Developments and Market Trends

In May 2003, Canada confirmed a single case of BSE. In response, the United States and several other countries, including Japan, Australia, South Korea and New Zealand banned the import of Canadian live cattle and beef products. This ban resulted in a lower supply to United States processors of live cattle and, accordingly, higher costs of cattle. This increase in the cost of cattle was more than offset by higher retail costs for beef products to consumers due to the decreased supply of Canadian beef products in the United States. We do not expect the lifting of the ban to be material to our operating results.

As of August 1, 2003, Japan increased its tariff on imported beef from 38.5% to 50%. We have not been able to detect a negative effect on sales as a result of the increase in Japanese tariffs.

On December 23, 2003, it was announced by the United States Department of Agriculture, or USDA, that a single Holstein dairy cow was discovered in the state of Washington to have tested positive for bovine spongiform encephalopathy, or BSE. The origin of the animal was subsequently traced to a farm in Canada. Shortly after the announcement, several countries representing a substantial share of our export business closed their borders to the importation of edible beef products from the United States. Responding to the loss of export markets, live cattle prices in the United States declined by approximately 18% within three days. In the fiscal year ending August 30, 2003, our total export sales were approximately 17.2% of total sales, including sales of non-food beef products such as hides. We cannot anticipate the duration of these beef import bans or whether additional countries may impose similar restrictions. Furthermore, we cannot presently assess the full economic impact of this occurrence on the United States beef industry or on our operations.

In addition, the USDA and the FSIS published new regulations in response to the discovery of BSE in state of Washington. These new regulations, among other things, govern the removal of specified risk materials during slaughter, cover the ban on the slaughtering of non-ambulatory animals for human food use, set forth the prohibition on the production of mechanically separated meat and ban certain techniques used in the slaughter process. The USDA also issued a notice announcing that FSIS inspectors will not mark ambulatory cattle that have been targeted for BSE surveillance testing as “inspected and passed” until negative test results are obtained.

We do not anticipate that these new regulations, in the aggregate, will have a material adverse effect on our business.

During the month of January 2004, the number of cattle slaughtered throughout the industry decreased by approximately 12.7% as compared to January 2003 and the number of cattle we slaughtered decreased by approximately 8.9% in the same comparative period. The industry percentage decrease in slaughtered cattle approximates the estimates of United States exports of beef products as a percentage of the total beef production prior to the discovery of BSE. When the discovery of a single case of BSE in the United States was announced, we experienced an immediate drop in inventory values as live cattle prices dropped considerably. Since that time, supply and demand characteristics for beef products have been seasonally favorable and have mitigated substantially all the effects of the loss in inventory value. We have yet to detect a noticeable reduction in beef demand in the United States. There are still a number of uncertainties surrounding this discovery, including the effect on domestic demand if additional cases of BSE are discovered in the United States, any potential changes in cattle supplies or prices, capital requirements for processing facilities, timing of the opening of international markets and changes in demand characteristics in domestic and international markets. Our revenues and net income may be materially adversely affected in the event previously announced import restrictions continue indefinitely, additional countries announce similar restrictions, additional regulatory restrictions are put into effect or domestic consumer demand for beef declines substantially.

On December 22, 2003 a new four year collective bargaining agreement was ratified with the United Food and Commercial Workers International Union and approximately 2,800 employees at the Liberal, Kansas facility.

Critical Accounting Policies and Estimates

The following discussion and analysis of financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires our management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. On an ongoing basis, our management evaluates and revises its estimates based on historical experience and other assumptions that we believe are reasonable under the circumstances. Actual results may differ from those estimates. Changes in our estimates could materially affect our results of operations and financial condition for any particular period. Our fiscal year ends on the last Saturday in August. We believe that our most critical accounting policies are:

Allowance for Returns and Doubtful Accounts. The allowance for returns and doubtful accounts reflects reserves for customer receivables to reduce receivables to amounts expected to be collected. Management uses significant judgment in estimating uncollectible amounts. In estimating uncollectible amounts, management considers factors such as current overall economic conditions, industry-specific economic conditions, historical customer performance, and anticipated customer performance. Specific accounts are also reviewed for collectability. While management believes these processes effectively address our exposure to doubtful accounts, changes in the economy, industry or specific customer conditions may require adjustment to the recorded allowance for doubtful accounts. Management uses significant judgment in estimating amounts expected to be returned. Management considers factors such as historical performance and customer conditions in estimating return amounts.

Inventory Valuation. Inventories of our beef processing operations, except supplies inventories, are determined using the first in, first out cost method or market. The cost of all other inventories is determined using the first-in, first-out method, specific or average cost methods. Management periodically reviews inventory balances and purchase commitments to estimate if inventories will be sold at amounts (net of estimated selling costs) less than their carrying amounts. If actual results differ from management estimates with respect to the selling of inventories at amounts less than their carrying amounts, we would adjust our inventory balances accordingly.

Goodwill. Effective September 1, 2002, we adopted the provisions of SFAS 142, Goodwill and Other Intangible Assets, and in accordance with SFAS 142, we do not record amortization of the goodwill balance. Instead, on an annual basis, we assess the goodwill balance for impairment. For goodwill, this test involves comparing the fair value of each reporting unit to the unit’s book value to determine if any impairment exists. We calculate the fair value of each reporting unit, using estimates of future cash flows. Upon the adoption of SFAS 142, we determined that our goodwill was not impaired based on our assessment.

In connection with the Transaction, we recognized excess cost over the fair value of the net tangible and identifiable intangible assets acquired. This excess has been recorded as goodwill. Management believes that the proximity of the Transaction to the end of FYE 2003 and the purchase price associated with the Transaction supports the fair value assessment of goodwill and accordingly has determined that goodwill was not impaired.

Workers’ Compensation Accrual. We incur certain expenses associated with workers’ compensation. In order to measure the expense associated with these costs, management must make a variety of estimates including employee accidents incurred but not yet reported to us. The estimates used by management are based on our historical experience as well as current facts and circumstances. We use third-party specialists to assist management in appropriately measuring the expense associated with these costs.

Results of Operations

The following table shows consolidated statements of operations data expressed in millions of dollars for the periods indicated:

	Predecessor			Successor	Combined 364 days ended August 30, 2003	Predecessor	Successor
	Fiscal Year Ended		340 days ended August 6, 2003	24 days ended August 30, 2003		Thirteen weeks ended November 30, 2002	Thirteen weeks ended November 29, 2003
	August 25, 2001	August 31, 2002
						(unaudited)	(unaudited)
Net Sales	$3,069.5	$3,246.8	$3,378.6	$282.8	$3,661.4	$819.2	$1,058.3
Costs and expenses:
Cost of sales	2,945.7	3,126.3	3,252.4	264.6	3,517.0	791.6	1,020.0
Selling, general and administrative	24.3	23.0	23.4	2.3	25.7	5.6	6.2
Depreciation and amortization	16.3	18.0	18.3	2.1	20.4	4.7	6.7

Operating income	83.2	79.5	84.5	13.8	98.3	17.3	25.4
Other income (expense):
Interest income	0.6	0.2	0.5	—	0.5	0.2	0.2
Interest expense	(2.7)	(6.8)	(5.1)	(1.6)	(6.7)	(1.4)	(6.2)
Other, net	(0.6)	4.6	(1.4)	(1.7)	(3.1)	0.0	(0.4)

Total other expense, net	(2.7)	(2.0)	(6.0)	(3.3)	(9.3)	(1.2)	(6.4)

Net income	$80.5	$77.5	$78.5	$10.5	$89.0	$16.1	$19.0

The results of operations for the 24 days ended August 30, 2003 are within a period for which demand for beef products was at a seasonally high level. Accordingly, these operating results are not necessarily indicative of future annual operating results. Additionally, the results for any interim period are not necessarily indicative of the results that may be expected for the full year.

Thirteen weeks ended November 30, 2002 compared to thirteen weeks ended November 29, 2003

General.    The net income for the thirteen weeks ended November 30, 2002 was $16.1 million compared to $19.0 million for the thirteen weeks ended November 29, 2003, an increase of $2.9 million or 18.0%. The thirteen weeks contained significantly higher sales in 2003 compared to the year prior, largely attributed to significantly higher boxed beef and beef product prices. Market demand for beef products was seasonally improved in the 2003 period as compared to the 2002 period, in spite of increased prices, due to popularity of proteins in diets as well as improved general economic conditions. The as yet undetermined effect of BSE on total beef demand could have a further impact on cattle prices and supply going forward. Our revenues and net income may be materially adversely affected in the event previously announced import restrictions continue indefinitely, additional countries announce similar restrictions, additional regulatory restrictions are put into effect or domestic consumer demand for beef declines substantially.

Total costs and expenses as a percent of sales fell from 97.9% for the thirteen weeks ended November 30, 2002 to 97.6% for the thirteen weeks ended November 29, 2003, generating an increase in operating income of $8.1 million. Primarily as a result of the Transaction, interest expense increased by $4.8 million and depreciation and amortization expense increased $2.0 million for the thirteen weeks ended November 29, 2003 as compared to the thirteen weeks ended November 30, 2002.

Net Sales.    Net sales were $819.2 million for the thirteen weeks ended November 30, 2002 compared to $1,058.3 million for the thirteen weeks ended November 29, 2003, an increase of $239.1 million or 29.2%. The increase resulted primarily from an approximate 28.4% increase in average net selling price of cattle processed, offset somewhat by an approximate 2.1% decrease in the number of cattle processed. Strong consumer demand for beef products influenced the increase in sales dollars.

Cost of Sales.    Cost of sales was $791.6 million for the thirteen weeks ended November 30, 2002 compared to $1,020.0 million for the thirteen weeks ended November 29, 2003, an increase of $228.4 million or 28.9%. The increase resulted primarily from an approximate 31.6% increase in the average cost of cattle over the previous year, due to constrained cattle supplies, offset somewhat by an approximate 2.1% decrease in the number of cattle processed. The strong demand for beef products was able to overcome the increased cost of cattle to improve margins and profits in the thirteen weeks ended November 29, 2003.

Selling, General and Administrative Expenses.    Selling, general and administrative expenses were $5.6 million for the thirteen weeks ended November 30, 2002 compared to $6.2 million for the thirteen weeks ended November 29, 2003, an increase of $0.6 million or 10.7%. The increase resulted from increases in travel and payroll and related expenses as well as additional selling, general and administrative expenses added from the operations of National Carriers, Inc. acquired in March 2003.

Depreciation and Amortization Expense.    Depreciation and amortization expenses were $4.7 million for the thirteen weeks ended November 30, 2002 compared to $6.7 million for the thirteen weeks ended November 29, 2003, an increase of $2.0 million or 42.6%. Approximately $0.7 million of the increase resulted from depreciation on new capital projects placed in service and approximately $0.6 million of the increase resulted from the depreciation of assets acquired in the acquisition of National Carriers, Inc. Approximately $0.4 million of the increase was a result of the increased depreciation resulting from the allocation of purchase price under the Transaction to property, plant and equipment. Approximately $0.3 million of the increase resulted from amortization of intangible assets identified in the purchase accounting under the Transaction.

Operating Income.    Operating income was $17.3 million for the thirteen weeks ended November 30, 2002 compared to $25.4 million for the thirteen weeks ended November 29, 2003, an increase of $8.1 million or 46.8%. The increase was due primarily to improved margins resulting from favorable market conditions for beef products. Operating income, as a percentage of net sales, was 2.1% for thirteen weeks ended November 30, 2002 and 2.4% for the thirteen weeks ended November 29, 2003.

Interest Expense.    Interest expense was $1.4 million for the thirteen weeks ended November 30, 2002 compared to $6.2 million for the thirteen weeks ended November 29, 2003, an increase of $4.8 million or 342.9%. The increase was due primarily to the higher level of borrowings in the thirteen weeks ended November 29, 2003 as a result of the Transaction.

Income Tax Expense.    Income tax expense was negligible for the thirteen weeks ended November 30, 2002 compared to $0.3 million for the thirteen weeks ended November 29, 2003, an increase of $0.3 million. The increase was primarily due to the acquisition of National Carriers, Inc. and the associated income tax expense on income from that entity.

FYE August 31, 2002 Compared to FYE August 30, 2003

FYE 2002, which ended August 31, 2002, consisted of 53 weeks. FYE 2003, which ended August 30, 2003, consisted of 52 weeks.

Net Sales. Net sales were $3,246.8 million in FYE 2002 compared to $3,661.4 million in FYE 2003, an increase of $414.6 million, or 12.8%. The increase resulted primarily from an increase of approximately 1.5% in the number of cattle slaughtered and processed in FYE 2003. The volume increase, along with an increase of approximately 11.1% in average net sales prices resulted in the net sales increase. Demand characteristics for beef products improved in spite of price increases, due to popularity of protein diets and improved general economic conditions.

Cost of Sales. Cost of sales was $3,126.3 million in FYE 2002 compared to $3,517.0 million in FYE 2003, an increase of approximately $390.7 million, or 12.5%. The increase resulted primarily from an increase of approximately 1.5% in the number of cattle slaughtered and processed. The volume increase, along with an increase of approximately 11.3% in average live cattle costs due to constrained cattle supplies resulted in the cost of sales increase. The increase in cattle costs were more than offset by the increase in sales resulting in improved gross margins for FYE 2003.

Selling, General and Administrative Expenses. Selling, general and administrative expenses were $23.0 million in FYE 2002 compared to $25.7 million in FYE 2003, a increase of $2.7 million or 11.7%. The increase includes an increase in bad debt provision necessitated by the bankruptcy filing of one of our customers, which impaired our ability to collect all of the outstanding receivables, additional expenses resulting from the acquisition of National Carriers, Inc. in March 2003, and an increase in consulting services relative to marketing strategies.

Depreciation and Amortization Expense. Depreciation and amortization expense increased by $2.4 million, or 13.3%, in FYE 2003 compared to FYE 2002 primarily due to the acquisition of National Carriers, Inc., as well as depreciation expense related to ongoing expansion projects. No amortization or impairment of goodwill was reflected in FYE 2003. Goodwill amortization in FYE 2002 was $0.8 million. Depreciation and amortization will increase in future years as a result of higher asset bases established as a result of the Transaction.

Operating Income. Operating income was $79.5 million for FYE 2002, compared to $98.3 million for FYE 2003, an increase of $18.8 million, or 23.6%. The increase was primarily due to improved market conditions for beef products, recovering somewhat from reduced demand for beef in travel related industries as a result of the terrorist attacks on September 11, 2001, as well as reduced demand for beef in Japan brought on by the discovery of BSE in three Japanese cattle in late 2001. Operating income, as a percentage of net sales, was 2.4% and 2.7% for FYE 2002 and FYE 2003.

Interest Expense. Interest expense was $6.8 million for FYE 2002, compared to $6.7 million for FYE 2003, a decrease of $.1 million, or 1.5%. The decrease resulted primarily from decreased borrowing levels for the majority of FYE 2003, through the Transaction in August of 2003. Interest expense will increase in future years as a result of higher borrowings due to the Transaction.

Interest Income. Interest income was $0.2 million for FYE 2002, compared to $0.5 million for FYE 2003, an increase of $0.3 million. The increase resulted primarily from higher variable rate deposit balances.

Other Expense. Our net non-operating expense in FYE 2003 included the cost of a bridge loan commitment fee of $1.7 million as well as the write-off of $1.6 million in unamortized debt issuance costs, both in connection with the Transaction. In addition, we incurred expenses in connection with our investment in an electronic commerce venture of $0.9 million. These amounts were partially offset by the receipt of approximately $2.3 million related to antitrust vitamin litigation. We received approximately $2.3 million to settle our indirect purchaser vitamin antitrust claim through Farmland, which settled its own direct and indirect claims and those of all of its affiliates. The settlement arose from the Department of Justice indictments of several manufacturers of vitamins and feed additives for price fixing, which resulted in confessions, amnesty and fines from 2000 to 2003. During that time, numerous lawsuits were filed by direct and indirect purchasers, including both class-action lawsuits and individual lawsuits, to recover the antitrust overcharge. Farmland filed separately for itself and its affiliates in the Ramsey County District Court in the State of Minnesota in November 2001, and the settlement was approved in January 2003.

Income Taxes. In FYE 2002, we discontinued the use of our foreign sales corporation, eliminating certain tax liabilities associated with that entity.

FYE August 25, 2001 Compared to FYE August 31, 2002

FYE 2001, which ended August 25, 2001, consisted of 52 weeks. FYE 2002, which ended August 31, 2002, consisted of 53 weeks.

Net Sales. Net sales were $3,069.5 million in FYE 2001 compared to $3,246.8 million in FYE 2002, an increase of $177.3 million, or 5.8%. The increase resulted primarily from an increase of 8.0% in the number of cattle slaughtered and processed, a portion of which resulted from an additional week in the FYE 2002 reporting period. The volume increase was partially offset by a 3.3% decrease in average net sales prices. The terrorist attacks in the United States in September 2001 pressured the travel and dining industries and the corresponding demand for beef products in FYE 2002.

Cost of Sales. Cost of sales was $2,945.7 million in FYE 2001 compared to $3,126.3 million in FYE 2002, an increase of $180.6 million, or 6.1%, a portion of which resulted from an additional week in the FYE 2002 reporting period. The increase was primarily due to an increase of 8.0% in the number of cattle slaughtered and processed. The volume increase was partially offset by a 3.1% decrease in average net purchase prices. Weakened aggregate demand for beef products had a somewhat negative effect on resulting margins and profits for FYE 2002.

Selling, General and Administrative Expenses. Selling, general and administrative expenses were $24.3 million in FYE 2001 compared to $23.0 million in FYE 2002, a decrease of $1.3 million or 5.4%. The decrease is primarily the result of the reduction in advertising expenses after the discontinuance of our consumer branded product line in FYE 2001. Advertising expense was approximately $4.8 million and $1.3 million in FYE 2001 and FYE 2002. FYE 2001 also included research and development costs of $1.0 million. This decrease was partially offset by a $1.0 million charge for impairment of property and equipment.

Depreciation and Amortization Expense. Depreciation and amortization expense increased $1.7 million, or 10.4%, from FYE 2001 compared to FYE 2002 primarily due to a full year of depreciation on our new case ready facilities.

Operating Income. Operating income was $83.2 million for FYE 2001, compared to $79.5 million for FYE 2002, a decrease of $3.7 million, or 4.4%. The decrease was primarily due to adverse market conditions for beef products, which were impacted by reduced demand for beef in travel related industries as a result of the terrorist attacks on September 11, 2001, as well as reduced demand for beef in Japan brought on by the discovery of BSE in three Japanese cattle in late 2001. Operating income, as a percentage of net sales, was 2.7% and 2.4% for FYE 2001 and FYE 2002.

Interest Expense. Interest expense was $2.7 million for FYE 2001, compared to $6.8 million for FYE 2002, an increase of $4.1 million, or 151.9%. The increase resulted primarily from higher borrowings as well as the amortization of loan origination expense on the credit facility entered into at the beginning of FYE 2002. On August 29, 2001, we paid a $112.2 million special distribution to our partners and entered into our prior senior credit facility that resulted in an increase in interest expense.

Interest Income. Interest income was $0.6 million for FYE 2001, compared to $0.2 million in FYE 2002, a decrease of $0.4 million. The decrease resulted primarily from lower variable rate deposit balances.

Foreign Income Taxes. In FYE 2002, we discontinued the use of our foreign sales corporation, eliminating certain tax liabilities associated with that entity.

Other Income. Our net non-operating income in FYE 2002 included the receipt of $3.0 million (net of associated expenses) from Campina Melkunie N.V., a Netherlands Antilles limited liability company, associated with the reimbursement of previously expensed research and development costs related to the achievement of a certain development milestones as well as a utility refund in the amount of $0.4 million.

Liquidity and Capital Resources

As of November 29, 2003, we had net working capital of $158.3 million, which included $9.1 million in member distributions payable, and cash and cash equivalents of $29.0 million. As of August 30, 2003, we had net working capital of $132.6 million, which included $22.4 million in partnership and member distributions payable, and cash and cash equivalents of $31.3 million. At August 31, 2002, we had net working capital of $96.7 million, which included $12.2 million in partnership distributions payable, and cash and cash equivalents of $30.7 million. The working capital increase from FYE 2002 to FYE 2003 was largely attributed to a 28.1% increase in cattle prices. In addition to the higher price for cattle, the volume of cattle processed during the last week of each fiscal year increased 4.7% from FYE 2002 to FYE 2003. Working capital increased from $91.8 million in FYE 2001 to $96.7 million in FYE 2002. While cattle prices fell 8.6% from FYE 2001 to FYE 2002, the number of cattle processed during the last week of FYE 2001 increased 1.0% for the last week of FYE 2002. Cash on hand increased $9.7 million from FYE 2001 to FYE 2002 and deposits increased $19.5 million, primarily as a result of our election to provide security for producers under the Packers and Stockyards Act requirements in the form of a cash deposit. Our primary sources of liquidity are cash flows from operations and available borrowings under our amended credit facility.

As of November 29, 2003, we had $328.2 million of long-term debt, of which $7.3 million was classified as a current liability. As of November 29, 2003, there were outstanding borrowings of $30.2 million, outstanding letters of credit of $32.0 million and available borrowings of $77.8 million under our $140.0 million amended credit facility. Borrowings under our amended credit facility have funded our working capital requirements, capital expenditures and other general corporate purposes.

In addition to outstanding borrowings on the amended credit facility, we had outstanding borrowings under industrial revenue bonds of $13.8 million, 10 1/2% Senior Notes of $160.0 million, term loans of $123.4 million and capital lease and other obligations of $0.8 million as of November 29, 2003.

As of August 30, 2003, we had $312.1 million of long-term debt, of which $6.6 million was classified as a current liability. As of August 30, 2003, there were outstanding borrowings of $12.3 million, outstanding letters of credit of $24.5 million and available borrowings of $103.2 million under our $140.0 million amended credit facility. Borrowings under our amended credit facility have funded our working capital requirements, capital expenditures and other general corporate purposes.

In addition to outstanding borrowings on the amended credit facility, we had outstanding borrowings under industrial revenue bonds of $13.8 million, the senior notes of $160.0 million, term loans of $125.0 million, operating lease commitments of $22.0 million, capital lease obligations of $0.7 million and other contractual cash obligations of $13.1 million as of August 30, 2003.

Operating Activities

Net cash provided by operating activities in the thirteen weeks ended November 30, 2002 was $3.6 million compared to $10.5 million in the thirteen weeks ended November 29, 2003, primarily the result of increased net income due to the favorable conditions in the beef market.

Cash provided by operating activities was $68.2 million, $86.2 million and $78.2 million in FYE 2001, FYE 2002 and FYE 2003. The $8.0 million decrease in FYE 2003 was due primarily to increases in accounts receivable and inventories related to higher general price levels of beef products. These increases in working capital were principally offset by increases in net income and accounts payable. The $18.0 million increase in FYE 2002 was due primarily to reductions in accounts receivable and inventories. These increases were offset in part by funding a cash deposit necessary to satisfy the requirements of the Packers and Stockyards Act of 1921 to secure cattle purchases and reductions in inventory levels.

Investing Activities

Net cash used in investing activities was $9.2 million in the thirteen weeks ended November 30, 2002 compared to $6.5 million in the thirteen weeks ended November 29, 2003. This reduction was primarily attributable to reduced capital expenditures in the period.

Cash used in investing activities was $41.2 million, $20.0 million and $275.0 million for FYE 2001, FYE 2002 and FYE 2003. The $255.0 million increase in FYE 2003 was due primarily to the funding of the Transaction, funding of the acquisition of National Carriers, Inc. and expenditures for the expansion of our processing facility in Dodge City, Kansas. We recently initiated an expansion project at our Dodge City facility in order to enhance the facility’s efficiency and increase its capacity. We have spent approximately $11.0 million through August 30, 2003 and expect to spend an additional $49.0 million through FYE 2005. The $21.2 million decrease in cash used in investing activities in FYE 2002 was due primarily to fewer special capital projects undertaken in that year with the majority of investment in our case ready facilities occurring in FYE 2001.

Financing Activities

Net cash used in financing activities was $4.3 million in the thirteen weeks ended November 30, 2002 compared to $6.3 million in the thirteen weeks ended November 29, 2003. The increase was largely attributed to a $10.2 million increase in cash distributions for member taxes, offset by an $8.2 million increase in revolving credit borrowings.

Cash used in financing activities was $35.8 million and $56.4 million for FYE 2001 and FYE 2002, and cash provided in financing activities was $197.4 million for FYE 2003. The $253.8 million decrease in FYE 2003 was due primarily to issuance of the senior notes, member contributions and an increase in borrowings under our amended and restated senior credit facility as well as a reduction of cash distributions to partners of $112.4 million. The $20.6 million increase in cash used in financing activities in FYE 2002 was due primarily to an increase in cash distributions made to partners of $93.7 million. Our FYE 2002 total distribution to partners of $144.6 million included a discretionary cash dividend of $112.2 million. These increases were funded in part by a net increase in borrowings of $70.7 million.

Amended Senior Credit Facility

On August 6, 2003, we amended and restated our existing senior credit facility with a consortium of banks, which consists of a $125.0 million term loan and a $140.0 million revolving credit facility that expires in August 2008.

The term loan facility provides for a term loan in the principal amount of $125.0 million. The revolving credit facility provides revolving loans in an aggregate amount of up to $140.0 million. At the closing of the Transaction, we borrowed the full amount available under the term loan facility and $16.0 million under the revolving credit facility. The borrowings under the revolving credit facility are available to fund our working capital requirements, capital expenditures and other general corporate purposes. Borrowings under the term loan are due and payable in quarterly installments. The term loan has graduated amortization with the quarterly payments amounting to 1.25% of the initial loan balance for each of the first four quarters, 1.875% for each of the second four quarters, 2.5% for each of the third four quarters, 3.125% for each of the fourth four quarters and 3.75% for each of the remaining three quarters prior to maturity. The final balance of $67,187,500 is due in August 2008. The amended revolving credit facility is also available until August 2008.

Our amended credit facility contains covenants that limit our ability to incur additional indebtedness, sell or dispose of assets, pay certain dividends and prepay or amend certain indebtedness among other matters. In addition, this facility also contains financial covenants currently requiring us to:

•	Not exceed a maximum funded debt to EBITDA ratio of 4.25x;

•	Not exceed a maximum senior secured funded debt to EBITDA ratio of 2.50x;

•	Maintain a minimum four quarter EBITDA of $90 million; and

•	Not fall below a minimum fixed charge coverage ratio of 1.15x.

As defined in our amended credit facility, EBITDA contains specified adjustments. On November 29, 2003, we were in compliance with all financial covenant ratios.

Industrial Revenue Bonds

The cities of Liberal and Dodge City, Kansas issued an aggregate of $13.9 million of industrial development revenue bonds on our behalf to fund the purchase of equipment and construction of improvements at our facilities in those cities. These bonds were issued in 1999 and 2000 in four series of $1.0 million, $1.0 million, $6.0 million and $5.9 million and are due on February 1, 2029, March 1, 2027, March 1, 2015 and October 1, 2009. Pursuant to a lease agreement, we lease the facilities, equipment and improvements from the respective cities and make lease payments in the amount of principal and interest due on the bonds. Each series of bonds is backed by a letter of credit under our amended credit facility.

The bonds are variable rate demand obligations that bear interest at a rate that is adjusted weekly, which rate will not exceed 10% per annum. The average per annum interest rate for each series of bonds was 3.8% in 2001, 1.8% in 2002 and 1.5% in 2003. We have the option to redeem a series of bonds at any time for an amount equal to the principal plus accrued interest to the date of such redemption. The holders of the bonds have the option to tender the bonds upon seven days’ notice for an amount equal to par plus accrued interest. To the extent that the remarketing agent for the bonds is unable to resell any of the bonds that are tendered, the remarketing agent will use the letter of credit to fund such tender.

10 1/2% Senior Notes

Concurrent with the Transaction, we issued the 10 1/2% Senior Notes that will mature on August 1, 2011. Interest on the Senior Notes is payable semi-annually in arrears on August 1 and February 1 of each year, commencing on February 1, 2004. The Senior Notes are senior unsecured obligations, ranking equal in right of payment with all of our other senior unsecured obligations. With limited exceptions, the Senior Notes are not redeemable before August 1, 2007. During the 12 month period commencing August 1, 2007 and August 1, 2008, the Senior Notes may be redeemed at 105.250% and 102.625%, respectively, of the principal amount. Thereafter, the Senior Notes may be redeemed at 100% of face value. The Indenture governing the Senior Notes contains certain covenants that restrict our ability to:

•	incur additional indebtedness;

•	make restricted payments;

•	make distributions on or redeem our equity interests;

•	sell our assets;

•	create liens;

•	merge or consolidate with another entity; and

•	enter into transactions with affiliates.

The following table describes our cash payment obligations as of November 29, 2003:

	Total	Year 1 Remaining FY04	Year 2 FY05	Year 3 FY06	Year 4 FY07	Year 5 FY08	After Year 5
Term loan facility	$123,437,500	$4,687,500	$9,375,000	$12,500,000	$15,625,000	$81,250,000	$—
Revolving credit facility	30,150,884					30,150,884	—
Capital leases	404,597	306,638	97,959	—	—	—	—
Farmland note	350,000	—	—	—	—	—	350,000
Senior Notes	160,000,000	—	—	—	—	—	160,000,000
Industrial Revenue Bonds	13,850,000	—	—	—	—	—	13,850,000
Operating leases	21,136,628	5,820,846	6,787,185	3,550,633	1,988,741	1,270,913	1,718,310
Purchase commitments	5,707,360	5,707,360	—	—	—	—	—

Total	$355,036,969	$16,522,344	$16,260,144	$16,050,633	$17,613,741	$112,671,797	$175,918,310

Based on our current level of operations, we believe that cash flow from operations and available cash, together with available borrowings under our amended credit facility, will be adequate to meet our future liquidity needs over the next twelve months.

Inflation

We believe that our results of operations are not materially affected by moderate changes in the general inflation rate. Inflation did not have a material affect on our operations in the thirteen weeks ended November 29, 2003 and in FYE 2003, 2002 and 2001. Severe increases in inflation, however, could affect the global and U.S. economies and could have an adverse affect on our business, financial condition and results of operations.

Seasonality and Fluctuations in Operating Results

Our operating results are influenced by seasonal factors in the beef industry. These factors affect the price that we pay for livestock as well as the ultimate price at which we sell our products. The seasonal demand for beef products is highest in the summer and fall months as weather patterns permit more outdoor activities and there is an increased demand for higher value items that are grilled, such as steaks. Both live cattle prices and boxed beef prices tend to be at seasonal highs during the summer and fall. Because of higher consumption, more favorable growing conditions and the housing of animals in feedlots for the winter months, there are generally more cattle available in the summer and fall.

Market Risk Disclosures

The principal market risks affecting our business are exposure to changes in prices for commodities, such as livestock and boxed beef.

Commodities. We use various raw materials, many of which are commodities. Raw materials are generally available from several different sources, and we presently believe that we can obtain them as needed. Commodities are subject to price fluctuations that may create price risk. When appropriate, we may hedge commodities in order to mitigate this price risk. While this may tend to limit our ability to participate in gains from commodity price fluctuations, it also tends to reduce the risk of loss from changes in commodity prices. We reflect commodity contract gains and losses as adjustments to the basis of underlying commodities purchased; gains or losses are recognized in the statement of operations as a component of costs of goods sold.

We purchase cattle for use in our processing businesses. When appropriate, we enter into forward purchase contracts at prices determined prior to the delivery of the cattle. The commodity price risk associated with these activities can be hedged by selling (or buying) the underlying commodity, or by using an appropriate commodity derivative instrument. The particular hedging instrument we use depends on a number of factors, including availability of appropriate derivative instruments.

We sell commodity beef products in our business. Commodity beef products are subject to price fluctuations that may create price risk. When appropriate, we enter into forward sales contracts at prices determined prior to shipment. While this may tend to limit our ability to participate in gains from commodity price fluctuations, it also tends to reduce the risk of loss from changes in commodity beef prices. We reflect commodity contract gains and losses as adjustments to the basis of underlying commodities sold; gains or losses are recognized in the statement of operations as a component of net sales.

We may use futures contracts in order to reduce exposure associated with entering into firm commitments to purchase live cattle at prices determined prior to delivery of the cattle as well as commitments to sell certain beef products at sales prices determined prior to shipment. In accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, we account for futures contracts and firm commitments at fair value. SFAS No. 133 imposes extensive recordkeeping requirements in order to treat a derivative instrument as a hedge for accounting purposes. Derivatives qualify for treatment as hedges when there is a high correlation between the change in fair value of the instrument and the related change in fair value of the underlying commitment. For derivatives that qualify as effective hedges, the change in fair value has no net effect on earnings until the hedged transaction affects earnings. For derivatives that are not designated as hedging instruments, or for the ineffective portion of a hedging instrument, the change in fair value does affect current period net earnings.

While management believes each of these instruments help mitigate various market risks, they are not designated and accounted for as hedges under SFAS No. 133 as a result of the extensive recordkeeping requirements of this statement. Accordingly, the gains and losses associated with the change in fair value of the instrument and the offsetting gains and losses associated with changes in the market value of the firm commitments are recorded to income and expense in the period of change.

The following table describes the number of positions and the fair value of those positions at August 31, 2002, August 30, 2003 and November 29, 2003. A position in live cattle consists of 40,000 pounds. Firm commitments for purchase are for live cattle and firm commitments for sales are for boxed beef.

August 31, 2002	Positions expiring within 1 year	Fair Value
Live Cattle
Futures long	591	(419,240)
Futures short	1,349	(331,320)
Firm Commitments Purchase		331,320
Firm Commitments Sale		433,040

August 30, 2003
Live Cattle
Futures long	808	1,232,270
Futures short	272	(428,890)
Firm Commitments Purchase		(138,890)
Firm Commitments Sale		(1,386,060)

November 29, 2003
Live Cattle
Futures long	170	1,149,180
Futures short	1,066	(3,212,010)
Firm Commitments Purchase		3,232,970
Firm Commitments Sale		(1,149,180)

Foreign Operations. Transactions denominated in a currency other than an entity’s functional currency may expose that entity to currency risk. Although we operate in international markets including Japan and South Korea, product sales are predominately made in United States dollars and therefore currency risks are limited.

Interest Rates. As a result of our normal borrowing and leasing activities, our operating results are exposed to fluctuations in interest rates, which we manage primarily through our regular financing activities. We generally maintain limited investments in cash and cash equivalents.

We have short-term and long-term debt with variable interest rates. Short-term debt is primarily comprised of the current portion of long-term debt maturing twelve months from the balance sheet date. Short-term debt also includes our revolving credit line used to finance working capital requirements, capital expenditures and general corporate purposes.

Our variable interest expense is sensitive to changes in the general level of interest rates. As of November 29, 2003, a portion of our debt is borrowed at LIBOR plus a weighted average margin rate of 2.75%. As of November 29, 2003, the weighted average interest rate on our $167.4 million of variable interest debt was approximately 3.80%.

We had total interest expense of approximately $6.7 million in FYE 2003 and approximately $6.2 million for the thirteen weeks ended November 29, 2003. The estimated increase in interest expense from a hypothetical 200 basis point adverse change in applicable variable interest rates would have been approximately $2.8 million in FYE 2003 and approximately $0.8 million for the thirteen weeks ended November 29, 2003.

Recently Issued Accounting Standards

In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities, an interpretation of ARB 51, which they subsequently revised in December 2003. As revised, the Interpretation provides guidance on the identification of entities for which control is achieved through means other than through voting rights (“variable interest entities” or “VIEs”) and how to determine when and which business enterprise should consolidate the VIE (the “primary beneficiary”). In addition, FIN 46 requires that both the primary beneficiary and all other enterprises with a significant variable interest in a VIE make additional disclosures. The revised Interpretation applies to all VIEs no later than the end of the first reporting period that ends after March 15, 2004 and to VIEs considered special purpose entities no later than as of the end of the first reporting period that ends after December 15, 2003. The adoption of this Interpretation is not expected to have a material affect on our consolidated financial statements or disclosures.

In May 2003, the FASB issued Statement of Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS No. 150 changes the accounting and disclosure requirements for certain financial instruments that, under previous guidance, could be classified as equity. The guidance in SFAS No. 150 is generally effective for financial instruments entered into or modified after May 31, 2003 and for certain mandatorily redeemable financial instruments entered into on or after November 5, 2003, and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS No. 150 is not expected to have a material effect on our consolidated financial statements or disclosures.

Business Segments

See Note 12 to our consolidated financial statements for a description of management’s determination of reportable segments and a description of such segments. Eliminations in the table below represent the elimination of inter- and intra-segment activity.

	Predecessor Entity			Successor Entity	Predecessor Entity	Successor Entity
	Farmland National Beef Packing Company, L.P.			National Beef Packing Company, LLC and Subsidiaries	Farmland National Beef Packing Company, L.P.	National Beef Packing Company, LLC and Subsidiaries
	Fiscal Year Ended,		340 Days Ended August 6, 2003
	August 25, 2001	August 31, 2002		24 Days Ended August 30, 2003	Thirteen weeks ended November 30, 2002	Thirteen weeks ended November 29, 2003
	(Dollars in thousands)				(unaudited)	(unaudited)
Net Sales
Core Beef	$3,122,511	$3,338,321	$3,463,935	$285,541	$817,292	$1,082,900
Other	22,186	25,868	76,463	15,534	6,722	40,559
Eliminations	(75,154)	(117,358)	(161,775)	(18,243)	(4,778)	(65,153)

Total	$3,069,543	$3,246,831	$3,378,623	$282,832	$819,236	$1,058,306

Depreciation and Amortization
Core Beef	$15,685	$17,315	$16,916	$1,845	$4,463	$5,894
Other	662	709	1,452	210	188	762
Eliminations	—	—	—	—	—	—

Total	$16,347	$18,024	$18,368	$2,055	$4,651	$6,656

Operating Income
Core Beef	$82,638	$78,176	$82,616	$12,898	$17,175	$24,387
Other	561	1,310	1,785	934	151	1,059
Eliminations	—	—	—	—	—	—

Total	$83,199	$79,486	$84,401	$13,832	$17,326	$25,446

Interest income	587	271	511	41	192	156
Interest expense	(2,742)	(6,842)	(5,021)	(1,619)	(1,380)	(6,244)
Other income	294	3,766	(1,011)	(1,755)	(23)	42
Minority interest	45	(211)	(122)	(2)	(11)	(8)

Total Income Before Income Taxes	$81,383	$76,470	$78,758	$10,497	$16,104	$19,392

Core Beef

Net Sales. Net sales for Core Beef were $817.3 million for the thirteen weeks ended November 30, 2002 compared to $1,082.9 million for the thirteen weeks ended November 29, 2003, an increase of $265.6 million or 32.5%. The increase resulted primarily from an approximate 28.4% increase in average net selling price of cattle processed, offset somewhat by an approximate 2.1% decrease in the number of cattle processed.

Net sales for Core Beef were $3,338.3 million in FYE 2002 compared to $3,749.5 million in FYE 2003, an increase of 12.3%. Much of the increase was due to an increase in average selling prices of approximately 11.1% as well as an increase in the number of cattle processed of approximately 1.5%.

Depreciation and Amortization Expense. Depreciation and amortization for Core Beef was $4.5 million for the thirteen weeks ended November 30, 2002 compared to $5.9 million for the thirteen weeks ended November 29, 2003, an increase of $1.4 million or 31.1%. Approximately $0.7 million of the increase was a result of depreciation attributed to new capital projects placed in service while $0.4 million of the increase was a result of the additional depreciation from the allocation of purchase price under the Transaction to property, plant and equipment. Approximately $0.3 million of the increase resulted from amortization of intangible assets identified in the purchase accounting under the Transaction.

Depreciation and amortization of Core Beef was $17.3 million in FYE 2002 compared to $18.8 million in FYE 2003, and increase of 8.7%. The increase of $1.5 million was primarily a result of increased depreciation taken as a result of increased capital expenditures over the past year. No amortization or impairment of goodwill was reflected in FYE 2003. Goodwill amortization in FYE 2002 was $0.8 million.

Operating Income. Operating income for Core Beef was $17.2 million for the thirteen weeks ended November 30, 2002 compared to $24.4 million for the thirteen weeks ended November 29, 2003, an increase of $7.2 million or 41.9%. The increase was due primarily to the increased selling prices per head partially offset by increased raw material costs and higher fixed costs including depreciation, selling, general and administrative expenses as well as utility costs.

Operating income for Core Beef was $78.2 million in FYE 2002 compared to $95.5 million in FYE 2003, an increase of 22.1%. The increase was primarily a result of improvements in gross margin, partially offset by increases in variable costs related to volume as well as fixed cost increases in selling, general and administrative expenses, utilities, depreciation and insurance.

Other

Net Sales. Net sales for Other were $6.7 million for the thirteen weeks ended November 30, 2002 compared to $40.6 million for the thirteen weeks ended November 29, 2003, an increase of $33.9 million or 506.0%. The increase was primarily a result of the acquisition of National Carriers, Inc. in March 2003.

Net sales for Other were $25.9 million in FYE 2002 compared to $92.0 in FYE 2003, and increase of 255.2%. The increase was due primarily to the acquisition of National Carriers, Inc. on March 28, 2003.

Depreciation and Amortization Expense. Depreciation and amortization for Other was $0.2 million for the thirteen weeks ended November 30, 2002 compared to $0.8 million for the thirteen weeks ended November 29, 2003, an increase of $0.6 million or 300.0%. The increase was primarily a result of the depreciation attributed to assets acquired in the acquisition of National Carriers, Inc. in March 2003.

Depreciation and amortization for Other was $0.7 million in FYE 2002 compared to $1.7 million in FYE 2003, an increase of 142.9%. The increase was due primarily to the acquisition of National Carriers, Inc. on March 28, 2003.

Operating Income. Operating income for Other was $0.2 million for the thirteen weeks ended November 30, 2002 compared to $1.1 million for the thirteen weeks ended November 29, 2003, an increase of $0.9 million or 450.0%. The increase was due primarily to the acquisition of National Carriers, Inc. in March 2003.

Operating income for Other was $1.3 million in FYE 2002 compared to $2.7 million in FYE 2003, an increase of 107.7%. The increase was due primarily to the acquisition of National Carriers, Inc. on March 28, 2003.

INDUSTRY OVERVIEW

Beef products represent the largest segment of the United States meat industry based on retail sales and the United States is the largest producer of beef in the world. In 2002, approximately 27.1 billion pounds of beef were produced in the United States and resulted in approximately $65.2 billion of domestic retail beef sales. In 2003, approximately 28.2 million fed cattle were processed in the United States.

Beef production, from the birth of the animal to the delivery of meat products to the end distributor is comprised of two primary segments: production and processing. The production segment raises cattle for slaughter and is further divided into two primary components, the ranch operations that breed and raise the cattle and the feedlot operations that increase the size and value of cattle through an aggressive feeding regimen. The processing segment slaughters cattle and packages beef for delivery to end distributors. There are over one million farms or ranches, 700 major feedlot operators and 64 major processing plants in the United States.

Fed Cattle Production

A cow/calf operator raises cattle for the purpose of producing calves and feeder cattle. A calf weighs approximately 75 pounds at birth and grows to approximately 425 pounds at nine months, at which point the animal is weaned. Over the next approximately four to five months, fed on a combination of grass and grain, the calf grows to a 650 pound yearling. At this point, yearlings raised for slaughter are placed into feedlots for a period of about five to six months. In the feedlot the animal is fed a mostly grain diet until it weighs approximately 1,200 pounds. At this weight, the animal is ready for slaughter. A typical 1,200 pound animal yields about 580 pounds of saleable meat in addition to by-products.

Cattle producers continually review and revise their plans of production versus expansion. Cattle producers must decide whether to produce beef with existing cattle or use the animals to expand their supply of cattle. This decision is based on a variety of factors including the availability of pasture land, grain feed costs, harvest, forage and capital investment in livestock facilities and equipment. Cattle supply in the beef industry typically follows a ten to twelve year cycle, consisting of about six to seven years of expansion followed by one to two years of consolidation and three to four years of contraction. This cycle is unique to cattle as other animals can either generate multiple offspring or have shorter incubation periods.

Beef Processing

Beef processors slaughter cattle and package it for delivery through numerous distribution channels.

Boxed Beef Products

Beef carcasses are fabricated into boxed beef cuts for sale to retailers and food service operators who further process the cuts for sale to consumers. We estimate that approximately 80% of beef sold in the United States is sold as boxed beef.

Case-Ready Products

Recently, meat processors have begun slicing and repackaging cuts, thereby reducing the amount of handling by the end retailer. These case-ready products may be placed directly into the retail display case for selection by the consumer. Case-ready products allow retail stores to shift butcher shop square footage to revenue-generating activities, reduce labor costs and workplace injuries associated with slicing beef, and potentially reduce food safety liability.

USDA Grading

The USDA currently grades more than 83% of all beef produced in the United States. There are seven grades of beef in total. However, only three grades, PRIME, CHOICE and SELECT, are used primarily for marketing. The quality grades are assigned based on the relationship between the age of the animal and its marbling, which is the specks of fat dispersed within the muscle. PRIME meat is from young animals with at least slightly abundant marbling. CHOICE meat comes from young animals with moderate, modest or small marbling. SELECT meat is from young animals with slight marbling.

Beef Pricing

The domestic beef industry is characterized by prices that change daily based on seasonal consumption patterns and overall supply and demand for beef and other proteins in the United States and abroad. In general, domestic and worldwide consumer demand for beef products determines beef processors’ long-term demand for cattle, which is filled by feedlot operators. In order to operate profitably, beef processors seek to acquire cattle at the lowest possible costs and to minimize processing costs by maximizing plant operating rates. Cattle prices vary over time and are affected by inventory levels, the production cycle, weather, feed prices and other factors.

Growth in the Beef Industry

According to the USDA, beef consumption in the United States increased from approximately 24.1 billion pounds in 1992 to approximately 27.9 billion pounds in 2002. Over the same time period, according to the USDA, United States beef production rose from approximately 23.0 billion pounds to approximately 27.1 billion pounds. In 2002, domestic retail beef sales were approximately $65.2 billion. In 2003, approximately 28.2 million fed cattle were processed in the United States. In addition, according to the U.S. Meat Export Federation, in 2002, approximately 13% of all beef sold by domestic processors was shipped outside of the United States, with the majority of exports to Japan, Mexico and Canada. As other countries become more affluent and westernized, beef consumption is expected to continue to grow.

Competition in the Beef Processing Industry

The United States beef processing industry is highly concentrated, with the top four packers processing over 85% of fed cattle in 2002. Profitability in the beef processing industry is impacted by industry-wide utilization rates, which are directly affected by the level of capacity in the industry. Since July 1996, there have been seven announced plant closings in the United States, representing a 15.0% reduction in overall capacity. In addition, the high fixed costs of a beef processing operation serve as a significant barrier to entry. As a result, utilization rates and profitability within the beef processing industry have improved. As industry capacity has decreased and industry utilization levels have increased, profit margins in the beef processing industry have demonstrated an upward trend.

BUSINESS

Our Company

We are the fourth largest beef processing company in the United States, accounting for 10.9% of United States fed cattle processed in 2003. We process, package and deliver fresh beef for sale to customers in the United States and international markets. Our products include boxed beef and beef by-products, such as hides. In addition, we sell value-added beef products including branded boxed beef, case-ready beef and pork, chilled export beef and portion control beef. We market our products to retailers, distributors, food service providers and the United States military.

Competitive Strengths

Vertically Integrated Business Model. U.S. Premium Beef supplies cattle to National Beef pursuant to a cattle supply agreement that specifies that U.S. Premium Beef will supply a number of cattle to National Beef in accordance with a formula based on its ownership percentage of National Beef. U.S. Premium Beef’s ownership of and contractual supply relationship with us enhances our ability to deliver a consistent, high-quality, value-added product to our customers. U.S. Premium Beef is a cooperative corporation and its shareholders consist entirely of cattle ranchers and feedlot owners and operators. In FYE 2003, U.S. Premium Beef provided us with approximately 21.6% of our total cattle requirements. We believe this supply relationship with U.S. Premium Beef provides us with significant competitive advantages, including: (i) a consistent supply of high-quality cattle, (ii) an ability to consistently provide our customers with higher quality products and (iii) an ability to sell higher margin, value-added products to our customers.

Modern and Efficient Facilities. We have invested approximately $250 million since 1992 to modernize our facilities, expand capacity and increase the rate at which our cattle are processed. These facility upgrades and expansions have enabled us to more than double the number of cattle we process. We believe that our beef processing facilities in Liberal, Kansas and Dodge City, Kansas are among the largest, most modern and efficient processing facilities in the United States. At these two facilities combined, we process over 10,000 cattle per day. We believe that our efficiency improvements at these facilities have allowed us to achieve higher capacity utilization rates, lower operating costs and higher operating margins than those of our major competitors. Furthermore, these efficiencies have helped us capture approximately 80% of the industry growth in the United States fed cattle supply since 1997, resulting in an increase in our market share from approximately 7.5% in 1997 to approximately 10.5% in 2002. Our two case-ready facilities in Hummels Wharf, Pennsylvania and Moultrie, Georgia, which began operating in 2001, are outfitted with state-of-the-art processing and packaging equipment that allows us to serve customers, such as Wal-Mart, in this growing niche market. In addition, our facilities are strategically located to enable us to source cattle and beef products efficiently and to effectively serve our customers.

Significant Value-Added Product Portfolio. Our value-added product portfolio consists of branded boxed beef, case-ready beef and pork, chilled export beef and portion control beef. Our total value-added sales were approximately $942.5 million in FYE 2003, comprising approximately 25.7% of our total net sales. Our value-added products have up to three times the gross margin of our traditional boxed beef products and represent a substantial portion of our profitability. Our chilled export beef products, which primarily consist of premium cuts, have been our primary export to the international beef market, particularly to Japan. Over the past ten years, we have significantly increased our production of value-added beef products. For example, we have (i) increased the sale of our value-added products to 187.0 million pounds, (ii) increased our market share of chilled beef sales in Japan to 34.0%, (iii) expanded our product sales to include direct sales to both restaurants and consumers and (iv) invested in case-ready production facilities.

Focus on Food Safety. We have continually focused on food safety. Our processing facilities utilize our proprietary BioLogic® Food Safety System to facilitate the production of clean and fresh beef products. Each of our processing facilities is divided into five zones that separate different stages of the production process and minimize the risk of contamination. We continually test our products and are capable of discerning the time and zone of any potential contamination. See “Business—Food Safety” for additional information.

We believe that we are an industry leader in developing new food safety technologies. aLF is a new food safety technology that has been found to eliminate 99% of harmful bacteria found on beef products in tests conducted at California Polytechnic State University. Through our indirect interest in aLF Ventures, LLC, we are currently working to commercialize aLF. For example, we have filed for regulatory approval in Canada, filed for regulatory approval for use in poultry and pork processing, invested in research relating to use with packaging materials and worked to improve in-plant testing with three major processors. We have an indirect interest in aLF Ventures, LLC, a joint venture that we founded with DMV USA LP, a subsidiary of Campina Melkunie BV, the Netherlands’ largest dairy cooperative. We hold our interest in aLF Ventures, LLC, through our subsidiary, National Beef aLF, LLC, which holds an aggregate 47.5% interest in aLF Ventures, LLC. As part of the Transaction, we transferred to Farmland a 49% interest in National Beef aLF, LLC. As such, we currently hold an approximately 24% indirect interest in aLF Ventures, LLC.

aLF Ventures, LLC has an exclusive worldwide license to use aLF for food safety purposes on meat, dairy, produce and animal feed products. aLF has been given “Generally Recognized as Safe” status by the United States Food and Drug Administration for use in processing beef carcasses. aLF represents a potential break-through in food safety. We believe that the use of aLF, in conjunction with current chemical and thermal treatments, could eliminate almost all harmful bacteria on beef at the time it leaves the processing plant. However, aLF Ventures, LLC may not be able to commercially develop aLF into a product capable of achieving future revenues.

Supplier, Customer and Channel Diversification. Our facilities are located in southwest Kansas, and our primary market area for the purchase of cattle includes Kansas, Texas and Oklahoma. According to information from the USDA, cattle on feed in the Kansas, Texas and Oklahoma area represent approximately 49% of the fed cattle marketed in the United States. The close proximity of our facilities to large supplies of cattle gives our buyers the ability to visit feedlots on a regular basis, which enables us to develop strong working relationships with our suppliers. Additionally, the close proximity of our facilities to large supplies of cattle encourages our suppliers to tailor their production decisions to efficiently meet the demands of our customers, reduces our reliance on any one cattle supplier and lowers our transportation costs. In FYE 2003, excluding our supply agreement with U.S. Premium Beef, our largest supplier accounted for 6.7% of our total purchases and our top 25 suppliers accounted for 30.8% of our total purchases.

We also have a diversified sales mix across distribution channels and customers. This approach provides multiple avenues of potential growth and reduces our dependence on any one market or customer. We sell our products to retailers, distributors, food service providers and the United States military and through other channels. In FYE 2003, approximately 50% of our total net sales were to retailers and 40% to food service providers. Across these channels, we serve over 600 customers, which represents most major retailers and food service providers in the United States. In FYE 2003, no one customer represented more than 2.9% of total net sales, other than Wal-Mart and its affiliate Sam’s Club, which together represented 10.3% of our total net sales. Our top 10 customers represented 32.2% of total net sales in FYE 2003.

Experienced Management. We are led by an experienced management team with, on average, over 20 years of experience in the beef processing industry. John R. Miller, our Chief Executive Officer, has over 25 years of experience in the beef processing industry. Mr. Miller has been recognized by Forbes magazine for his achievements and leadership within our industry. He has assembled a team of professionals, including our President, Timothy M. Klein, that have worked together over the past 12 years in developing our company into a profitable supplier of beef products.

Business Strategy

Increase our Supplier Alliances. We intend to continue to increase the number of high-quality cattle that we purchase from supplier alliances to increase revenue and improve profitability. The cattle we purchase through supplier alliances, such as our relationship with U.S. Premium Beef, are purchased on either a value-based formula, which sets the price for carcasses according to both quality and yield, or a secondary-market basis, whereby we purchase cattle from suppliers outside of our primary supply territory. The percent of cattle we purchase pursuant to each of these methods fluctuates from period to period. From FYE 1992 to FYE 2003, we have increased the number of cattle we purchase on either a value-based formula or a secondary market basis to approximately 57.8% of our total cattle purchases in FYE 2003. Based on our experience and on actual results, we believe that these purchasing methods allow us to increase the percentage of high-quality cattle that we process relative to our total cattle processed. We have focused on building relationships with and educating our suppliers on the mutual benefits of these purchasing methods and believe that we will be able to increase our high-quality cattle purchases utilizing these methods in the future.

Continue to Improve Operating Efficiencies. We plan to continue to focus on increasing our profit margins by improving operating efficiencies and increasing our processing yields. Over the past ten years, we have invested approximately $250 million and successfully expanded our processing facilities, creating an efficient and high volume business. We recently initiated a $60.0 million expansion project at our Dodge City, Kansas processing facility in order to enhance the facility’s efficiency. This initiative is expected to increase the capacity of the Dodge City facility by approximately 46% and total capacity by approximately 16%. The capital expenditures for this initiative will include items such as a new material handling facility, expanded carcass cooler facilities, expanded rendering capacity, additional boiler capacity, improved and expanded water and waste water capabilities, expanded welfare areas, increased employee parking and miscellaneous related expenses.

Pursue Strategic Acquisitions. Our management team has a history of executing and integrating acquisitions in core and complimentary businesses. We intend to continue to evaluate and selectively pursue acquisitions, particularly of underperforming processing facilities, which we believe are strategically important based on their potential to: (i) meet our customers’ needs, (ii) diversify our product offerings and customer base, (iii) broaden our geographic production and distribution platform and (iv) increase cash flow. We will pursue any such acquisitions subject to the covenants contained in our debt agreements.

Products, Sales and Marketing

The majority of our revenues are generated from the sale of fresh meat either as a boxed beef product or a case-ready product. These products accounted for approximately 87% of our revenues in FYE 2003. We also sell beef by-products to the variety meat, feed processing, fertilizer and pet food industries. In addition, we sell cattle hides primarily to the clothing and automotive industries for both domestic and international use. We emphasize the sale of higher-margin, branded beef products and we market these products under several brand names, including Certified Premium Beef, Black Angus Beef and Black Canyon® Angus Beef.

Our focus continues to be adding further processing, specialized cutting, packaging and other value-added components to our products that generate higher profitability. In 2001, we opened two state-of-the-art case-ready facilities, which enabled us to expand margins by adding value to the beef we process. Our case-ready operations further process our boxed beef products, as well as third-party pork products, by trimming and cutting our products into individual portions. These portions are then packaged in a solution which is oxygenated and sealed in a plastic case to increase the shelf-life of these products by up to five times versus traditional packaging methods. We also sell our beef products through our portion control business, Kansas City Steak Company, L.L.C., in which we have an approximately 77% interest. Kansas City Steak Company provides trimmed and cut individual portions both directly to consumers on a branded basis through outlets such as the QVC Channel, and directly to restaurants, such as Outback Steakhouse, on an unbranded basis.

During FYE 2003, we sold our beef products to more than 600 customers located in more than 20 countries. We market our beef products through several channels, including:

•	national and regional retailers, including supermarket chains, independent grocers, club stores and wholesale distributors such as Albertson’s, Kroger, Safeway, A&P and Winn-Dixie;

•	national retailers such as Wal-Mart, who purchase a substantial portion of our case-ready and branded products;

•	the food service industry, including food service distributors and hotel chains and other institutional customers such as Sysco, Topco, Sherwood Foods and Alliant Food Service;

•	restaurants such as Outback Steakhouse and customer direct channels, including television and direct mail catalogs, through our majority interest in Kansas City Steak Company;

•	other processors, including Oscar-Mayer and ConAgra; and

•	international markets, including Japan, Mexico, South Korea, Canada and China.

As of February 28, 2004, our domestic sales team consisted of 21 employees. The sales office for domestic sales is located in our headquarters building in Kansas City, Missouri. The sales team in this office is responsible for selling and coordinating the movement of approximately 30 million pounds of boxed beef products per week to our customers nationwide. This centralized sales concept allows us to respond quickly to customer requests for pricing and load information. We have also integrated the satellite tracking capabilities of refrigerated carriers into our website allowing customers to track shipments in process. While providing significant customer advantages, our centralized sales concept also enables our sales force to share key market intelligence in a manner that allows them to react to changing market conditions in an efficient manner.

The sales office for international sales is located in Chicago, Illinois. This office coordinates all aspects of sales, pricing and shipping to all destinations outside of the United States. We also have two satellites offices in Japan and South Korea that assist in the coordination of sales to these two markets, which are two of our largest international markets.

Our marketing efforts include engaging in business-to-business programming and communications to create preferences for our products among our customers. In addition, we support our value-added, branded beef business through in-store merchandising and feature advertising support.

Raw Materials and Procurement

Our primary raw material for our processing plants is live cattle. During FYE 2001, FYE 2002 and FYE 2003, we obtained approximately 23%, 27%, and 22% of our cattle requirements from U.S. Premium Beef. Our arrangement with U.S. Premium Beef provides us with a consistent supply of high-quality cattle. The balance of our cattle are purchased on a bid basis from the primary and secondary markets. We also sponsor other, non-affiliated supplier alliances that provide us with high-quality cattle. We believe that we are a first choice processor for suppliers seeking to attain premium pricing for their high-quality cattle and that cattle suppliers view us more favorably than our competitors due to our business model, which emphasizes building relationships and cooperating with suppliers and paying a premium for high-quality cattle. Currently, we have approximately 1,200 suppliers that provide us with cattle.

All of our cattle suppliers are required to document the quality of their feedlot operations. Each cattle supplier must verify that its use of antibiotics or other agricultural chemicals follows the manufacturer’s intended purpose. They must also confirm that they use only FDA approved pharmaceutical compounds and comply with dosage and administrative standards. Furthermore, each cattle supplier must confirm that they do not use feed containing animal based protein products, which have been associated with outbreaks of BSE. Many of our producers participate in state beef quality assurance training programs and have established certification and verification practices. These programs emphasize meeting and exceeding FDA, Food Safety Inspection Service, USDA, and EPA standards for food safety and further protect our nation’s beef supply utilizing hazard analysis and critical control point principles. Using guidelines established by National Cattleman’s Beef Association, beef safety and quality assurance programs are administered and audited annually by various state beef associations. State associations certifying our suppliers include, among others, Texas Cattle Feeders Association, Kansas Livestock Association and Nebraska Cattlemen’s Association.

Competition

The beef processing industry is highly competitive. Competition exists both in the purchase of live cattle, as well as in the sale of beef products. Our products compete with a large number of other protein sources, including pork and poultry, but our principal competition comes from other beef processors, including Tyson Foods, Inc., Cargill Incorporated, Swift & Company and Smithfield Foods, Inc. Management believes that the principal competitive factors in the beef processing industry are price, quality, food safety, product distribution, technological innovations and brand loyalty. Some of our competitors have greater financial and other resources and enjoy wider recognition for their consumer branded products.

Employees

As of January 31, 2004, we had approximately 6,100 employees. Approximately 2,800 of our employees at our Liberal, Kansas facility are represented by the United Food and Commercial Workers International Union under a collective bargaining agreement that expires on December 16, 2007. We consider our relations with our employees and the United Food and Commercial Workers International Union to be good.

Processing Facilities and Operations

We operate a total of five beef processing facilities in the United States. Our Liberal, Kansas and Dodge City, Kansas facilities are geographically positioned near our suppliers to efficiently source raw materials by reducing transportation costs. Two of our facilities are case-ready facilities that supply beef, pork and ground beef products to our customers. Our case-ready facilities are located in close proximity to key customer markets resulting in decreased delivery times. Our case-ready facilities are also located in areas with a highly skilled and cost-effective labor force. We also have a portion control facility in Kansas City, Kansas, which processes trimmed and cut individual portions for sale through Kansas City Steak Company. The facility locations and approximate daily processing levels are shown in the table below:

Location	Daily Processing
Processing Facilities:
Liberal, Kansas	6,000 head
Dodge City, Kansas	4,500 head
Case-Ready Facilities:
Hummels Wharf, Pennsylvania	150,000 pounds
Moultrie, Georgia	300,000 pounds
Portion Control Facility:
Kansas City, Kansas	40,000 pounds

Cattle delivered to our facilities are generally processed into beef products within 36 hours after arrival. Approximately 70% of the cattle we process in any week are committed to sale before the cattle are delivered to our facilities. We processed in excess of three million fed cattle at our facilities in FYE 2003. Our facilities utilize modern, highly automated equipment to process and package beef products. We strive to maintain and enhance our facilities and have invested approximately $250 million since 1992 to expand capacity and increase efficiency at our facilities. The design of our facilities emphasizes worker safety to ensure compliance with all regulations and to reduce worker injury and turnover. Since 1993, we have spent approximately $7 million dollars on ergonomic interventions, which primarily included engineering changes and administrative changes. These changes designed the workplace to better fit our employees. Additionally, we have spent over $1 million dollars to place a substantial amount of ammonia piping on the roof versus in the production areas, not in response to regulatory requirements, but in the interest of worker safety. All expansions are reviewed by internal personnel, including our Corporate Environmental Director, Vice President of Safety, Vice President of Technical Services, Vice President of Engineering and Corporate Project Engineer, for regulatory compliance prior to construction. Our facilities are also designed to reduce waste products and emissions and dispose of waste in accordance with applicable environmental standards.

We distribute our beef products domestically directly from our processing facilities and case-ready facilities. We utilize National Carriers, Inc., a wholly owned subsidiary as of March 28, 2003, and third party carriers to deliver our products to our customers.

Food Safety

We have strengthened our commitment in the area of food safety by developing activated Lactoferrin through aLF Ventures, LLC, a joint venture we founded with DMV USA LP, a subsidiary of Campina Melkunie BV, the Netherlands’ largest dairy cooperative. aLF is an activated form of Lactoferrin, a naturally occurring milk protein that prevents harmful bacteria from attaching and growing on the surface of beef. In tests conducted at California Polytechnic State University, it was proven that aLF protects fresh beef products from more than thirty different strains of harmful bacteria, including e.coli 0157:H7, salmonella, campylobacter, radiation-resistant strains and other pathogens. Upon commercialization, aLF will be offered to meat processors worldwide as an additional barrier in multiple-hurdle systems to further protect consumers from harmful bacteria. aLF Ventures, LLC has an exclusive worldwide license to use aLF for food safety purposes on meat, dairy, produce and animal feed products. aLF Ventures, LLC may not be able to commercially develop aLF into a product capable of achieving future revenues. We have an approximately 24% interest in aLF Ventures, LLC.

Our food safety efforts incorporate a comprehensive network of leading technology that minimizes the risks involved in beef processing. Our proprietary BioLogic® Food Safety System ensures the production of clean, high-quality beef. The BioLogic® Food Safety System is a fully integrated company philosophy that goes above and beyond industry standards and establishes new principles in food safety. The BioLogic® Food Safety System divides our production facilities into five zones based on the potential for microbial contamination during the processing procedures that take place in each zone. Within each of the five zones, we employ our “Test, Track and Treat” system, which provides on-going testing in each of the zones, effective tracking of the results of such tests and continuous treatments throughout the facilities. The Test, Track and Treat system includes preventative measures such as equipment sterilization, hygiene, temperature control and regular equipment testing to greatly reduce contamination risks.

Properties

We own our Dodge City, Kansas, Liberal, Kansas and Hummels Wharf, Pennsylvania facilities. We lease our headquarters facility, our Kansas City Steak Company processing facility in Kansas City, Kansas and our case-ready facility in Moultrie, Georgia. We also lease our offices in Chicago, Illinois, Salt Lake City, Utah, Tokyo, Japan and Seoul, South Korea. aLF Ventures, LLC leases the food safety research facility in Pomona, California. We pay $350,000 in rent per year, in two semi-annual installments of $175,000 each, under our lease for the case-ready facility in Moultrie, Georgia, which will terminate on June 30, 2006. We do not consider the cost of the other leases to be material.

Subsidiaries

Our subsidiaries include National Carriers, Inc. and Kansas City Steak Company, L.L.C. National Carriers, Inc. is a wholly owned refrigerated and livestock trucking company that provides transportation services to National Beef and to various other customers. We acquired National Carriers, Inc. in March 2003. Kansas City Steak Company, L.L.C. is a 76.9% owned subsidiary that purchases primarily boxed beef products and that further processes our products for foodservice, mail order and other marketing channels.

We also own a 51% interest in National Beef aLF, LLC which in turn owns a 47.5% interest in aLF Ventures, LLC. As such, we currently hold an approximately 24% indirect interest in aLF Ventures, LLC. National Beef Japan, Inc. and NBP Korea, Inc. are foreign subsidiaries organized to provide representation in those countries. We own NB Finance Corp., a financing subsidiary that has no business activities.

Government Regulation and Environmental Matters

Our operations are subject to extensive regulation by the United States Food and Drug Administration, or the FDA, the United States Department of Agriculture, or the USDA, the United States Environmental Protection Agency, or the EPA, the Grain Inspection Packers and Stockyards Administration, or the GIPSA and other state, local and foreign authorities regarding the processing, packaging, storage, distribution, advertising and labeling of our products, including food safety standards. Recently, the food safety practices and procedures in the beef processing industry have been subject to more intense scrutiny and oversight by the USDA. For example, in November 2002, the USDA issued a directive requiring all producers of raw beef products to reassess their hazard analysis and critical control point, or HACCP, system regulations to determine whether e.coli 0157:H7 contamination is a food safety hazard reasonably likely to occur in the production process. We have historically and will continue to work closely with the USDA and any regulatory agencies to ensure that our operations comply with all applicable food safety laws and regulations.

Wastewater, stormwater, and air discharges from our operations are subject to extensive regulation by the EPA and other state and local authorities. Our Dodge City, Kansas and Liberal, Kansas facilities are subject to Title V permitting pursuant to the federal Clean Air Act and the Kansas Air Quality Act and implementing regulations. These permits were issued on January 26, 2000 and will expire on January 25, 2005. We expect that these permits will be reissued without material costs. We have an Environmental Compliance Management System that requires periodic and systematic self-auditing of compliance with all environmental requirements applicable to our operations. Through the implementation of that system, we have identified violations of the Kansas Air Quality Law and implementing regulations at our Dodge City, Kansas and Liberal, Kansas facilities. We have reported these violations to the Kansas Department of Health and Environment, or KDHE, and Region VII of the EPA. The violations consist of failures to permit and perform record keeping as to particulates emissions from our processing operations. We are discussing the settlement of these violations with the KDHE and we expect to enter into a consent agreement to effect such settlement. At this time, we cannot estimate the potential cost of these violations or any settlement. Our Dodge City, Kansas, Liberal, Kansas, Hummels Wharf, Pennsylvania and Moultrie, Georgia facilities are also subject to risk management planning pursuant to the federal Clean Air Act.

All of our facilities are indirect dischargers of wastewater to publicly-owned treatment works and are subject to requirements under the federal Clean Water Act and corresponding state laws and agreements or permits with municipal or county authorities. Agreements are in effect for our Dodge City, Kansas and Moultrie, Georgia facilities that will continue unless amended or revoked pursuant to their terms. We hold a permit for our Hummels Wharf, Pennsylvania facility from the Eastern Snyder County Regional Authority that automatically renews each year unless suspended or revoked pursuant to its terms. We do not expect material costs in the continuation of these agreements and permit. Stormwater discharges from our Hummels Wharf, Pennsylvania and Moultrie, Georgia facilities are regulated pursuant to general permits issued by the states of Pennsylvania and Georgia, respectively. The Pennsylvania general permit expires on June 30, 2006. Our coverage under the Georgia general permit expired on May 31, 2003. We anticipate coverage under a new general permit expected to be issued by the Georgia Environmental Protection Division in April 2004. Thereafter, we expect these permits to be reissued by the respective states and we do not expect material costs in securing coverage under such permits. Our Dodge City, Kansas facility has filed a notice of intent to be subject to the Kansas General Permit for Stormwater Discharges when promulgated. Our Liberal, Kansas facility discharges stormwater to the publicly owned treatment works and thus has not been required to file a notice of intent. Our Dodge City, Kansas, Liberal, Kansas and Hummels Wharf, Pennsylvania facilities are supplied by water from our wells. We hold public water supply permits for our Dodge City, Kansas and Liberal, Kansas facilities that do not have expiration dates.

We are also subject to laws that provide for strict, and in certain circumstances joint and several, liability for remediation of hazardous substances at contaminated sites that could include current or former facilities or other sites where wastes we generated have been disposed. Our Dodge City, Kansas and Liberal, Kansas facilities are small quantity or conditionally exempt generators of hazardous waste and are subject to recordkeeping, but not permit requirements. Solid waste generated at our Dodge City, Kansas and Liberal, Kansas facilities is disposed of or composted. A special waste permit is maintained by our Dodge City, Kansas facility for the disposal of face plates and tail switches. The solid waste generated at our Hummels Wharf, Pennsylvania and Moultrie, Georgia facilities is disposed of in a municipal landfill if it is general plant trash and is taken to renderers if it is usable waste. We are not aware that we have any actual or potential liability under the Comprehensive Environmental Response, Compensation and Liability Act, or Superfund. Our plants are subject to community right to know reporting requirements under the Superfund Amendments and Reauthorization Act of 1986, which requires yearly filings as to the substances used on the plant premises.

We believe that we currently are in substantial compliance with all governmental laws and regulations (other than the air compliance matters for the Dodge City and Liberal, Kansas plants discussed above) and maintain all material permits (other than the stormwater permit for our Moultrie, Georgia facility discussed above) and licenses relating to our operations. We are not aware of any violations of environmental or other laws and regulations that are likely to result in material penalties or pending changes in such laws or regulations that are likely to result in material cost increases.

Our domestic operations are subject to the Packers and Stockyards Act of 1921. This statute generally prohibits meat packers in the livestock industry from engaging in certain anti- competitive practices. In addition, this statute requires us to make payment for our livestock purchases before the close of the next business day following the purchase and transfer of possession of the livestock we purchase, unless otherwise agreed to by our livestock suppliers. Any delay or attempt to delay payment will be deemed an unfair practice in violation of the statute. Under the Packers and Stockyards Act of 1921, we must hold our cash livestock purchases in trust for our livestock suppliers until they have received full payment of the cash purchase price. We maintain a cash reserve, bond or other security, which currently is approximately $20 million, to secure our payment obligations to our livestock suppliers. As a result of this statute, the notes will be effectively subordinated to the claims of our livestock suppliers.

From time to time we receive notices from regulatory authorities and others asserting that we are not in compliance with some laws and regulations. In some instances, litigation ensues. We are currently in receipt of two such notices, one from the Bureau of Immigration and Customs Enforcement, or BICE, and another from the FSIS, that we do not believe will result in material liability, if any. In May 2003, we received a request for information from BICE regarding the immigration status of our employees, and we have provided BICE with all requested information. No fines or penalties have been suggested or discussed. In August 2002, the FSIS sent us a notice alleging that National Beef and certain employees violated the Federal Meat Inspection Act, or the FMIA, by labeling a quantity of meat food products as Certified Angus Beef when in fact they were not so certified and by selling this allegedly misbranded product in interstate and foreign commerce. We have responded to the FSIS notice denying that we violated the FMIA. In July 2003, this matter was referred by the FSIS to the U.S. Attorney’s Office in Wichita, Kansas for potential criminal prosecution. No fines or penalties have been suggested or discussed. We believe that we are in material compliance with all applicable laws and regulations.

Intellectual Property

We hold a number of trademarks and domain names that we believe are material to our business and which are registered with the United States Patent and Trademark Office, including National Beef®, BioLogic® and Black Canyon®. We have also registered the National Beef® trade name and trademark in most of the foreign countries to which we sell our products. Currently, we have a number of trademark registrations pending in the United States and in foreign countries. In addition to trademark protection, we attempt to protect our unregistered marks and other proprietary information under trade secret laws, employee and third-party non-disclosure agreements and other laws and methods of protection. We have entered into a license agreement with Farmland Industries, Inc. and Farmland Foods, Inc. that will allow us to use the Farmland name and logo until April 30, 2004 for brand transition purposes. We will continue to use our own trade names and marks without the Farmland name or logo.

Legal Proceedings

On July 1, 2002, a lawsuit was filed against us, ConAgra Beef Company, Tyson Foods, Inc. and Excel Corporation in the United States District Court for the District of South Dakota seeking certification of a class of all persons who sold cattle to the defendants for cash, or on a basis affected by the cash price for cattle, during the period from April 2, 2001 through May 11, 2001 and for some period up to two weeks thereafter. The case was filed by three named plaintiffs on behalf of a putative nationwide class that the plaintiffs estimate is comprised of hundreds or thousands of members. The complaint alleges that the defendants, in violation of the Packers and Stockyards Act of 1921, knowingly used, without correction or disclosure, incorrect and misleading boxed beef price information generated by the USDA to purchase cattle offered for sale by the plaintiffs at a price substantially lower than was justified by the actual and correct price of boxed beef during this period. The plaintiffs seek damages in excess of $50.0 million from all defendants as a group on behalf of the class. No class has yet been certified in this action. We answered the complaint and joined with the three other defendants in moving to dismiss this action. An amended complaint was filed and we joined in the other defendants’ motion to dismiss. The joint motion to dismiss was denied, and the judge ruled that the plaintiffs adequately alleged a violation of the Packers and Stockyards Act of 1921. Accordingly, the lawsuit will proceed to trial. We believe that we have acted properly and lawfully in our dealings with cattle producers. Management is currently unable to evaluate the outcome of this matter or to estimate the amount of potential loss, if any. In accordance with SFAS No. 5, Accounting for Contingencies, we have not established a loss accrual associated with this claim.

On December 12, 2002, Michael Callicrate, doing business as Callicrate Feedyards, filed a lawsuit against us in the United States District Court for the Western District of Missouri. The complaint alleges that we, in violation of the Packers and Stockyards Act of 1921, the Sherman Antitrust Act and the Kansas Consumer Protection Act, refused to evaluate and bid on cattle offered for sale by the plaintiff in retaliation for negative public comments made by employees of the plaintiff regarding our business practices. The plaintiff seeks damages of at least $5,345,000, as well as treble damages, punitive damages, continuing and future damages, prejudgment interest and attorneys fees. We have answered the plaintiff’s complaint and have denied all allegations. A trial has been scheduled for October 2004. Management is currently unable to evaluate the outcome of this matter or to estimate the amount of potential loss, if any. In accordance with SFAS No. 5, Accounting for Contingencies, we have not established a loss accrual associated with this claim.

We are also a party to a number of other lawsuits and claims arising out of the operation of our business. Management believes the ultimate resolution of such matters should not have a material adverse effect on our financial condition, results of operations or liquidity.

MANAGEMENT

Managers and Executive Officers

The following table provides certain information regarding the members of our board of managers and our executive officers. Each member of the board of managers and executive officer will hold office until a successor is elected or qualified or until the earlier of his death, resignation or removal.

Name	Age	Positions
John R. Miller	51	Chief Executive Officer and Manager
Timothy M. Klein	47	President and Chief Operating Officer
Jay D. Nielsen	49	Chief Financial Officer
Terry L. Wilkerson	53	Executive Vice President of Operations
David L. Grosenheider	47	Executive Vice President of Case-Ready Meats
Monte E. Lowe	45	Senior Vice President of Sales and Marketing
Scott H. Smith	51	General Counsel and Secretary
Steven D. Hunt	44	Chairman of Board of Managers
Richard A. Jochum	44	Manager

John R. Miller serves as a manager and has been our Chief Executive Officer since 1992. Since 1992, Mr. Miller has served as the Chief Executive Officer of NCI and since 2001, he has served as the Chief Executive Officer of aLF Ventures, LLC.

Timothy M. Klein has been our President and Chief Operating Officer since 1998. Mr. Klein served as our Executive Vice President from 1992 through 1998.

Jay D. Nielsen has been our Chief Financial Officer since 1997 and has worked at National Beef since 1992.

Terry L. Wilkerson has served as our Executive Vice President of Operations since 1998.

David L. Grosenheider has served as our Executive Vice President of Case-Ready Meats since June 2003. From 1999 to June 2003, Mr. Grosenheider served as our Executive Vice President of Systems and Planning and from 1993 to 1998 as our Vice President of Operational Affairs.

Monte E. Lowe has served as our Senior Vice President of Sales and Marketing since 1993.

Scott H. Smith has served as our General Counsel since 1992 and has served as our Secretary since 2003.

Steven D. Hunt has served as the Chairman of our Board of Managers since the consummation of the Transaction on August 6, 2003. Mr. Hunt was one of the founders of U.S. Premium Beef and has served as its Chief Executive Officer since 1996.

Richard A. Jochum serves as one of our managers. He has served as the General Counsel and Corporate Administrator of BPI since March 2002. From March 2000 to March 2002, Mr. Jochum served as the Assistant Vice President, Legal Affairs for IBP, Inc. From 1994 to March 2000, Mr. Jochum served as Assistant Vice President, Personnel Administration for IBP, Inc.

Manager Compensation

We are not required to pay additional remuneration to our managers for serving as such. There are no family relationships among any of the managers or executive officers.

Executive Compensation

The following table sets forth compensation information for our Chief Executive Officer and our four other executive officers who were the most highly compensated for the fiscal year ended August 30, 2003. We refer to these individuals collectively as our “named executive officers.”

Summary Compensation Table

	Annual Compensation				Long-Term Compensation Payouts
Name and Principal Position	Salary ($)	Bonus ($)		Other Annual Compensation ($)(1)	LTIP Payouts ($)(2)
John R. Miller Chief Executive Officer	615,000	1,676,304	(3)	—	—
Timothy M. Klein President and Chief Operating Officer	376,500	838,152	(4)	—	—
Terry L. Wilkerson Executive Vice President of Operations	178,461	148,161	(5)	—	81,364
David L. Grosenheider Executive Vice President of Case-Ready Meats	166,058	138,890	(5)	—	108,631
Monte E. Lowe Senior Vice President of Sales	156,923	121,528	(5)	—	88,938

(1)	None of the perquisites and other benefits paid to each named executive officer exceeded the lesser of $50,000 and 10% of the total annual salary and bonus received by each named executive officer.
(2)	Represents amounts paid pursuant to the Management Long Term Incentive Plan. Does not include $162,641 earned by, but not yet payable to, each of Messrs. Wilkerson, Grosenheider and Lowe in fiscal year 2003 pursuant to the Management Long Term Incentive Plan. These amounts will vest, together with accrued interest, in three equal installments at the end of fiscal years 2006, 2007 and 2008. The Management Long Term Incentive Plan provides incentive compensation opportunities for designated management employees of the Company based on the attainment of highly focused yearly performance goals. Participation is determined by the Chief Executive Officer for each fiscal year and is limited to management positions that have a significant impact on the Company’s long term, strategic results. The Chief Executive Officer establishes performance goals for each fiscal year that focus on one, or a very few, key measurable results of strategic financial importance to the Company. Upon the attainment of the performance goals and in recognition of other outstanding contributions, a participant receives a cash award that will begin vesting three years after the close of the fiscal year in which the award was made and will vest in equal installments over a three-year period.
(3)	Does not include (i) $2,804,151 earned by Mr. Miller in fiscal year 2003 pursuant to his prior employment arrangements and (ii) $1,264,763 representing the pro rata portion of a bonus based on the Company’s income over a three year period and earned by Mr. Miller in fiscal year 2003 pursuant to his prior employment arrangements. Mr. Miller will receive 6,057,143 Class A interests and 609,524 Class C interests in lieu of these cash payments owed under prior employment arrangements pursuant to a deferred equity compensation agreement entered into in connection with the Transaction.
(4)	Does not include (i) $1,402,075 earned by Mr. Klein in fiscal year 2003 pursuant to his prior employment arrangements and (ii) $715,524 representing the pro rata portion of a bonus based on the Company’s income over a three year period and earned by Mr. Klein in fiscal year 2003 pursuant to his prior employment arrangements. Mr. Klein will receive 3,028,571 Class A interests and 304,762 Class C interests in lieu of these cash payments owed under prior employment arrangements pursuant to a deferred equity compensation agreement entered into in connection with the Transaction.
(5)	Represents amounts paid pursuant to the Management Incentive Program. The Management Incentive Program has been established to provide additional incentive compensation opportunities for certain personnel employed by the Company. Bonuses are paid under the Plan if the Company attains a specified return on capital in the applicable fiscal year. Bonus amounts are determined based on the participant’s length of service with the Company or based on the participant’s gross earnings.

Employment Arrangements

In connection with the closing of the Transaction, we entered into an agreement with John R. Miller to continue to serve as our Chief Executive Officer for a term of five years at an initial annual salary of $900,000. In addition to his salary, Mr. Miller will receive a quarterly bonus of approximately $75,000 per fiscal quarter (so long as we are permitted to make restricted payments pursuant to our amended credit facility), an annual bonus based on our earnings before taxes for each year and long-term bonuses based on our earnings before interest and taxes. Mr. Miller will be entitled to receive benefits described in his employment agreement and other customary benefits in accordance with our company policies.

If we terminate Mr. Miller’s employment without cause or if he terminates his employment with good reason, he will continue to receive his then-current salary and specified bonuses and we will maintain certain fringe benefits on his behalf for the remainder of the five-year term specified in his employment agreement. Mr. Miller’s employment agreement also contains a covenant not to compete, subject to certain conditions.

In connection with the closing of the Transaction, we entered into an agreement with Mr. Klein to continue to serve as our President and Chief Operating Officer for a term of eight years at an initial annual salary of $500,000. In addition to his salary, Mr. Klein will receive a quarterly bonus of approximately $37,500 per fiscal quarter (so long as we are permitted to make restricted payments pursuant to our amended credit facility), an annual bonus based on our earnings before taxes for each year and long-term bonuses based on our earnings before interest and taxes. Mr. Klein will be entitled to receive benefits described in his employment agreement and other customary benefits in accordance with company policies.

If we terminate Mr. Klein without cause or if he terminates his employment with good reason, he will continue to receive his then-current salary and specified bonuses and we will maintain certain fringe benefits on his behalf for the remainder of the eight-year term specified in his employment agreement. Mr. Klein’s employment agreement also contains a covenant not to compete, subject to certain conditions.

Messrs. Miller and Klein will each receive 6,057,143 and 3,028,571 Class A interests, respectively, and 609,524 and 304,762 Class C interests, respectively, in respect of their past services to us pursuant to deferred equity incentive compensation agreements entered into in connection with the Transaction.

In the event that either Mr. Miller or Mr. Klein is terminated with cause or terminates his employment without good reason, we will be entitled, but not required, under certain circumstances to purchase a predetermined portion of such officer’s Class B and Class C interests in National Beef.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table provides certain information as of January 30, 2004 with respect to the beneficial ownership of the membership interests of National Beef by (i) each holder known by us who beneficially owns 5% or more of the outstanding voting interests of National Beef, (ii) each of the members of our board of managers, (iii) each of our executive officers, and (iv) all of the members of our board of managers and our executive officers as a group. Unless otherwise indicated in a footnote, the business address of each person is our corporate address.

Beneficial Owner	Class B Interest	Percentage of Class
U.S. Premium Beef, Ltd.	10,000,000	53.16%
NBPCo Holdings, LLC(1)	3,810,044	20.26
David L. Grosenheider	—	—
Steven D. Hunt	—	—
Richard A. Jochum	—	—
Timothy M. Klein(2)	1,428,571	7.59
Monte E. Lowe	—	—
John R. Miller(3)	2,857,143	15.19
Scott H. Smith(4)	714,286	3.80
Terry L. Wilkerson	—	—
All managers and executive officers as a group, including the 7 persons listed here	5,000,000	26.59%

(1)	Eldon N. Roth is the controlling stockholder of NBPCo Holdings, LLC and is deemed to beneficially own the interests held by NBPCo Holdings, LLC.
(2)	Mr. Klein holds some of his interests through TKK Investments, LLC, a Missouri limited liability company that is beneficially owned by Mr. Klein.
(3)	Mr. Miller holds some of his interests through French Basin Land & Cattle Co. LLC, a Utah limited liability company that is beneficially owned by Mr. Miller.
(4)	Mr. Smith holds his interests through S-B Enterprises V, LLC, a Utah limited liability company that is beneficially owned by Mr. Smith.

Equity Interests

U.S. Premium Beef, NBPCo Holdings and Messrs. Miller, Klein and Smith hold Class A and/or Class B interests in us. In addition, in connection with the Transaction, Messrs. Miller and Klein will be issued an aggregate of up to 9,085,714 Class A interests and up to 914,286 Class C interests in us in lieu of approximately $10 million in cash payments owed under existing employment arrangements.

Class A Interests. Class A interests are non-voting and are entitled to a priority distribution of 5% per year on the face amount of the Class A interests, payable quarterly in cash to the extent permitted by our senior lenders and the indenture governing the senior notes. The face amount of the Class A interests, together with all unpaid priority distributions, will be distributed on a priority basis upon liquidation.

Class B Interests. Class B interests, together with the Class C interests described below, are entitled to receive all assets available for distribution upon liquidation after payment of the Class A face amount together with all unpaid Class A priority distributions. Class B interests will also be allocated all items of income and loss earned or incurred by us after allocation of income attributable to the Class A priority distribution. In addition, the holders of Class B interests are entitled to receive quarterly distributions of 48% of our taxable net income to make tax payments. Certain of the Class B interests (B-2 interests) issued to management are in the form of “profits interests” issued in exchange for services previously rendered. The B-2 interests have rights in liquidation only to the extent of their profits interest. The voting power of the members (voting either directly or by action of the board of managers designated by the members) is determined based upon the number of Class B interests held.

Class C Interests. Rights to Class C interests are held only by owners of Class B-2 interests. Class B-2 and Class C interests collectively, have equal value and rights as Class B-1 interests. The face amount of the Class C interests will be distributed out of the assets available for distribution upon liquidation on a parity basis with the Class B interests after payment of the Class A face amount together with all unpaid Class A priority distributions.

U.S. Premium Beef holds approximately 53.2% of the Class B interests, as well as approximately 72.9% of the outstanding Class A interests, with an aggregate face amount of approximately $88.8 million. NBPCo Holdings owns approximately 20.2% of the Class B interests, as well as approximately 25.9% of the outstanding Class A interests, with an aggregate face amount of approximately $31.6 million. Messrs. Miller, Klein and Smith own approximately 26.6% of the Class B interests, and Mr. Smith owns approximately 1.2% of the outstanding Class A interests with an aggregate face amount of approximately $1.5 million. Upon the occurrence of specified major liquidity transactions or in August 2008, Messrs. Miller and Klein will be issued an aggregate of up to 9,085,714 Class A interests with an aggregate face amount of approximately $9.1 million and up to 914,286 Class C interests with an aggregate face amount of approximately $0.9 million in lieu of approximately $10 million in cash payments owed under prior or existing employment arrangements pursuant to deferred compensation agreements entered into in connection with the Transaction. See “Management—Employment Arrangements.” These amounts were previously expensed as compensation expense in our financial statements.

Limited Liability Company Agreement

All of the holders of equity interests in National Beef entered into a limited liability company agreement simultaneous with the closing of the Transaction. The limited liability company agreement has, among other things, the following provisions:

Board of managers. Our board of managers initially consists of three members with one member designated by each of U.S. Premium Beef, NBPCo Holdings and the management holders. Each member of our board of managers is entitled to a number of votes equal to the number of Class B interests held by the equity holder or group of holders who designated such manager.

Approval rights. Each holder of more than 10% of the Class B interests (and management holders to the extent that they continue to hold more than 10% of the Class B interests in the aggregate) has a right to approve major corporate decisions, including the sale of all or substantially all of our assets, any merger or consolidation, any liquidation and any interested party transaction entered into on other than arms length terms.

Restrictions on transfer. Generally, membership interests in National Beef cannot be transferred to third parties without the consent of our board of managers, other than limited transfers to affiliates and certain transfers subject to a right of first refusal in favor of us.

Tag Along rights. If U.S. Premium Beef sells membership interests, the other equity holders have the right to sell an equal percentage of their membership interests on the same terms and conditions.

Take Along rights. If U.S. Premium Beef sells membership interests, U.S. Premium Beef has the right to compel NBPCo Holdings, but not members of management, to participate in such transaction on the same terms.

Reporting requirements. We are required to submit unaudited financial statements to the investors on a quarterly basis and audited financial statements on an annual basis, along with any other notices or information that may be of importance to our investors.

Inspection rights. Upon the request of any equity holder for any purpose reasonably related to such equity holder’s equity interest in us, the Board of Managers shall allow the equity holder and its designated representatives or agents, upon at least two business days prior written notice to the Board of Managers and during reasonable business hours, to examine our books and records for such purpose at the equity holder’s sole cost and expense. These rights shall be subject to such reasonable standards as may be established by the Board of Managers from time to time.

Non-Competition. U.S. Premium Beef, NBPCo Holdings and the management investors are prohibited from owning more than 5% of a competing business. Notwithstanding this restriction, NBPCo Holdings may indirectly compete with us in segments of the beef market not constituting our core business so long as it offers us the opportunity to supply beef to such venture and offers us an opportunity to participate in a comparable venture.

NBPCo Holdings is prohibited from using any of our confidential information in a manner detrimental to us.

Management liquidity right. At any time after July 31, 2008, the members of management will have the right to request that we repurchase their membership interests, except Mr. Klein will only be permitted to make this request with respect to 25% of his interests before July 31, 2011. The value of the management interests will be determined by a mutually agreed appraisal process. We will have the ability to delay any purchase of membership interests for four months twice in any two year period if the board of managers determines that it would not be financially advisable for us to complete the repurchase. If we do not, or are not able to, delay a requested repurchase and are not able to effect the repurchase within six months, the members of management have the right to cause the board of managers to commence a sale process of us. NBPCo Holdings will have the right to participate in any transaction undertaken by us to satisfy the rights of management.

NBPCo Holdings liquidity right. At any time after July 31, 2010, NBPCo Holdings will have the right to request that we repurchase its membership interests if it still holds 10% of our Class B interests. The value of the NBPCo Holdings interests will be determined by a mutually agreed appraisal process. We will have the ability to delay any repurchase of membership interests for four months twice in any two year period if the board of managers determines that it would not be financially advisable to complete the repurchase. If we do not, or are not able to, delay a requested purchase and are not able to effect the repurchase within six months, NBPCo Holdings has the right to cause the board of managers to commence a sale process of us. Management will have the right to participate in any transaction undertaken by us to satisfy the rights of NBPCo Holdings.

Preemptive rights. All holders of membership interests have the right to maintain their percentage ownership by purchasing their pro rata share of any equity securities that we may issue later, other than units issued in connection with acquisitions, limited issuances to employees as incentives, and units issued pursuant to the deferred compensation agreements of Messrs. Miller and Klein.

Waiver of right to set-off. We and NBPCo Holdings will each waive any right of set-off with respect to any payment (such as ordinary course trade payables) due or claimed to be due by one party against the other.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain Arrangements in connection with the Transaction

In connection with the Transaction, U.S. Premium Beef, which owned a 28.8% equity interest in us prior to the Transaction, contributed cash in the amount of $5.0 million to NB Acquisition, LLC in exchange for membership interests in NB Acquisition, LLC, which were then exchanged for equity interests in us when NB Acquisition, LLC merged into us.

In connection with the Transaction, Messrs. Miller, Klein and Smith, who are members of our management team, contributed $5.6 million in cash to NB Acquisition, LLC in exchange for membership interests in NB Acquisition, LLC. All of their membership interests in NB Acquisition, LLC were then exchanged for equity interests in us when NB Acquisition, LLC merged into us. Messrs. Miller, Klein and Smith own 2,857,143, 1,428,571 and 714,286 Class B interests, respectively. Mr. Smith owns approximately 1.2% of the outstanding Class A interests with an aggregate face amount of approximately $1.5 million. Messrs. Miller and Klein were also granted the right to receive up to 6,057,143 and 3,028,571 Class A interests, respectively, and up to 609,524 and 304,762 Class C interests, respectively, in lieu of approximately $10 million in cash payments owed under existing employment arrangements.

We entered into employment agreements simultaneous with the Transaction with Messrs. Miller and Klein with the terms described in “Management — Employment Arrangements.”

Simultaneous with the Transaction, all of the holders of our membership interests entered into a limited liability company agreement that provides for, among other things, election of our board of managers, the powers of our board of managers and our officers, approval rights for certain of our equity holders, restrictions and rights related to the transfer, sale or purchase of our membership interests, and preemptive and repurchase rights. See “Security Ownership of Certain Beneficial Owners and Management – Limited Liability Company Agreement.”

In addition, the limited liability company agreement provides that NBPCo Holdings and the members of management who hold membership interests in us have the right to request that we purchase their membership interests under certain circumstances. See “Security Ownership of Certain Beneficial Owners and Management — Limited Liability Company Agreement — Management liquidity right and NBPCo Holdings liquidity right.”

Transactions with U.S. Premium Beef

In December 1997, we entered into a contract with U.S. Premium Beef to purchase a portion of our annual cattle requirements approximately equal to the percentage ownership interest that U.S. Premium Beef holds in our Company. During FYE 2001, 2002 and 2003, we obtained approximately 23%, 27%, and 22% of our cattle from U.S. Premium Beef. We paid U.S. Premium Beef approximately $572.4 million in FYE 2001, approximately $697.4 million in FYE 2002 and approximately $625.2 million in FYE 2003 for cattle. The purchase price for the cattle is determined by our pricing grid, which, under the terms of our agreement with U.S. Premium Beef, must be competitive with the formula pricing of our competitors and may not be less favorable than formula pricing we offer to other suppliers. Under the terms of the Transaction, any new purchase agreements and payment formulas with U.S. Premium Beef must be consistent with our agreement existing at the time of the Transaction.

Transactions with Beef Products, Inc.

Since 1994, we have had a business relationship with BPI, which is an affiliate of NBPCo Holdings, whereby we sell beef trimmings, referred to as trim, to BPI and we purchase processed lean beef from BPI for use in our ground beef operations. Our aggregate sales of trim to BPI totaled approximately $33.6 million in FYE 2001, approximately $47.2 million in FYE 2002 and approximately $43.8 million in FYE 2003. Our aggregate purchases of processed lean beef from BPI totaled approximately $8.3 million in FYE 2001, approximately $8.9 million in FYE 2002 and approximately $15.3 million in FYE 2003.

Transactions with Farmland Industries, Inc.

In FYE 2001 through 2003, we engaged in a series of transactions with Farmland and several of its wholly-owned subsidiaries. Our aggregate sales of beef products to Farmland and its subsidiaries totaled approximately $16.5 million in FYE 2001, approximately $29.0 million in FYE 2002 and approximately $52.6 million in the 340 days ended August 6, 2003, during which Farmland was an affiliate. Our aggregate purchases of pork products from Farmland and its subsidiaries totaled approximately $0.5 million in FYE 2001, approximately $31.5 million in FYE 2002 and approximately $40.7 million in the 340 days ended August 6, 2003.

In FYE 2001 through 2002, we purchased various insurance policies through Farmland Insurance Agency, Inc., a wholly-owned subsidiary of Farmland. We paid Farmland Insurance Agency, Inc. approximately

$1.0 million in 2001 and approximately $1.7 million in FYE 2002 for these policies. In in the 340 days ended August 6, 2003, we did not purchase any insurance policies through Farmland Insurance Agency, Inc.

In FYE 2001 through 2003, we subleased office space from Farmland. We paid Farmland approximately $0.3 million in FYE 2001, approximately $0.4 million in FYE 2002 and approximately $0.4 million in the 340 days ended August 6, 2003 for this office space.

Transactions with National Carriers, Inc.

Prior to our acquisition of NCI in March 2003, NCI was an affiliated company of Farmland. In FYE 2001 through 2003, we contracted with NCI for freight services. We paid NCI approximately $41.8 million in FYE 2001, approximately $32.2 million in FYE 2002 and approximately $31.4 million in FYE 2003 for these freight services. During this time, we also rented office space to NCI for which we received rental payments from NCI in the amount of approximately $0.2 million in FYE 2001, approximately $0.2 million in FYE 2002 and approximately $0.2 million in FYE 2003. Since 1992, John R. Miller, our Chief Executive Officer, has also served as the Chief Executive Officer of NCI.

Aircraft Leases

In December 1998, we entered into an aircraft lease agreement under which we leased a business jet aircraft from John R. Miller Enterprises, L.L.C., a Utah limited liability company of which John R. Miller, our Chief Executive Officer, is the beneficial owner. The term of the lease is for five years and may be terminated by either John R. Miller Enterprises, L.L.C. or us on 90 days’ prior written notice. In FYE 2001 through 2003, we paid approximately $0.2 million in each fiscal year to lease the aircraft. We also paid approximately $0.1 million in FYE 2001, approximately $38,961 in FYE 2002 and approximately $67,500 in FYE 2003 into an engine replacement reserve account. The funds in the reserve account are to be used to finance new engines installed on the aircraft. The lease terminated on December 15, 2003 and was not renewed.

In March 2001, we entered into a second aircraft lease agreement under which we currently lease a business jet aircraft from John R. Miller Enterprises, L.L.C. The term of the lease automatically renews every 11 months unless either John R. Miller Enterprises, L.L.C. or we request termination within 90 days of the end of a lease term. In FYE 2001, FYE 2002 and FYE 2003, we paid approximately $0.3 million, approximately $0.5 million and approximately $0.5 million, respectively, to lease the aircraft and approximately $51,088, approximately $78,272 and approximately $76,848, respectively, into an engine replacement reserve account.

In October 2003, we entered into an additional aircraft lease agreement under which we lease an additional business jet aircraft from John R. Miller Enterprises III, L.L.C. The term of the lease is 81 months. This aircraft will replace the aircraft leased in December 1998. The monthly lease payments will range from $25,400 in the first year of the lease to $45,380 in the fourth year of the lease and thereafter.

We believe that the terms of these aircraft leases are at least as favorable to us as we could have obtained from unaffiliated third parties.

DESCRIPTION OF CERTAIN INDEBTEDNESS

Senior Credit Facility

In connection with the Transaction, we amended our existing senior secured credit facility to help finance the Transaction and operate our business after the Transaction. The amended credit facility includes a five-year $125.0 million term loan and a five-year $140.0 million revolving credit facility, including up to $40.0 million in letters of credit. As of November 29, 2003, we have borrowed $123.4 million of the term loan and $30.2 million of the revolving credit facility. The following is a summary of the terms of the amended credit facility:

Interest Rates. Amounts outstanding under the amended credit facility accrue interest, at our option, at a rate per annum equal to either: (1) the base rate, as defined in the amended credit facility and based on the agent’s prime rate or (2) an adjusted LIBOR rate, as defined in the amended credit facility, in each case plus an applicable margin determined by reference to our total funded debt to EBITDA ratio. The applicable margin is between 2.0% and 3.25% for LIBOR rate loans and between 0.5% to 1.75% for base rate loans. The interest rate otherwise payable will increase by 2% per annum during the continuance of an event of default.

Amortization. The $125.0 million term loan has quarterly amortization payments as follows: 5.0% in year one, 7.5% in year two, 10.0% in year three, 12.5% in year four, and 11.25% in the three quarters preceding the maturity date with the remaining 53.75% due at maturity.

Maturity. Borrowings under the term loan are due and payable in increasing quarterly installments beginning in November 2003, with a final payment of approximately $67.2 million at maturity on August 6, 2008. The revolving credit facility terminates and all borrowings thereunder are due and payable on the same date.

Borrowing Base. Borrowings under the revolving credit facility are limited at any time to the lesser of $140.0 million or the amount determined by reference to a borrowing base formula that is based on the amount of our cash on hand, eligible accounts receivable and eligible inventory, less customary reserves.

Mandatory and Optional Prepayments. We are required to prepay borrowings under the term loan in specified circumstances and amounts, as follows:

•	100% of the net cash proceeds, including insurance and condemnation proceeds, of any sale or other disposition by us of any assets, other than inventory sold in the ordinary course of our business, subject to exceptions if the aggregate amount of such net proceeds does not exceed a certain amount or if such proceeds are used to replace the assets;

•	100% of the net cash proceeds of any issuance of debt or equity interests or securities, including capital contributions in respect of equity interests or securities previously issued, subject to certain limited exceptions; and

•	50% of excess cash flow, as defined in the amended credit facility, for any fiscal year, until our total funded debt to EBITDA ratio has been reduced to not greater than 2.00 to 1.00.

Prepayments will be applied to principal installments of the term loan in inverse order of maturity. Subject to certain conditions, we are permitted to make optional prepayments of the term loan without premium or penalty.

Security. The amended credit facility is secured by a first priority lien on substantially all of our assets.

Covenants. The amended credit facility contains covenants that restrict or limit, among other things and subject to exceptions:

•	additional indebtedness;

•	mergers, acquisitions and sales of assets;

•	additional liens or other encumbrances, guarantees and pledges;

•	distributions on equity;

•	prepayments of other debt, including the exchange notes;

•	investments;

•	capital expenditures; and

•	transactions with affiliates.

The amended credit facility requires us to meet certain financial tests, including:

•	maximum total funded debt to EBITDA ratio of:

•	4.25 to 1.00 from August 6, 2003 through May 31, 2005;

•	3.50 to 1.00 from August 31, 2005 through May 31, 2006;

•	3.25 to 1.00 from August 31, 2006 through May 31, 2007;

•	3.00 to 1.00 from August 31, 2007 through May 31, 2008; and

•	2.75 to 1.00 thereafter.

•	maximum senior funded debt to EBITDA ratio of:

•	2.50 to 1.00 from August 6, 2003 through May 31, 2004;

•	2.40 to 1.00 from August 31, 2004 through May 31, 2005;

•	2.00 to 1.00 from August 31, 2005 through May 31, 2006;

•	1.75 to 1.00 from August 31, 2006 through May 31, 2008; and

•	1.50 to 1.00 thereafter.

•	minimum EBITDA of:

•	$90 million from August 6, 2003 through May 31, 2004;

•	$92 million from August 31, 2004 through May 31, 2005;

•	$105 million from August 31, 2005 through May 31, 2006;

•	$110 million from August 31, 2006 and thereafter.

•	minimum fixed charge coverage ratio of not less than 1.15 to 1.00.

As defined in the amended credit facility, EBITDA contains specified adjustments.

Events of Default. The amended credit facility contains customary events of default, including:

•	payment defaults;

•	covenant defaults;

•	breaches of representations and warranties;

•	defaults permitting acceleration of other debt, including the notes;

•	events of bankruptcy and insolvency;

•	judgment defaults; and

•	a change in control.

Fees and Expenses. In addition to the agent’s fee paid in respect of the agent’s arrangement and syndication of the amended credit facility, we pay a quarterly non-use fee of 0.5% per annum on the daily average unused amount of the revolving credit facility and a quarterly letter of credit fee of between 2.0% and 3.25% per annum, depending on our financial performance, of the daily average amount available to be drawn under each letter of credit issued under the amended credit facility.

Waiver and Modification. The terms of the amended credit facility can be waived or modified upon approval by us and the required percentage of the lenders, which is generally lenders holding 51% of the outstanding commitments, and without consent of the note holders.

The description of the amended credit facility set forth above does not purport to be complete and is qualified in its entirety by reference to the actual amended credit facility.

Industrial Revenue Bonds

The cities of Liberal and Dodge City, Kansas issued an aggregate of $13.9 million of industrial development revenue bonds on our behalf to fund the purchase of equipment and construction improvements at our facilities in those cities. These bonds were issued in 1999 and 2000 in four series of $1.0 million, $1.0 million, $6.0 million and $5.9 million and are due on February 1, 2029, March 1, 2027, March 1, 2015 and October 1, 2009. Pursuant to a lease agreement, we lease the facilities, equipment and improvements from the respective cities and make lease payments in the amount of principal and interest due on the bonds. Each series of bonds is backed by a letter of credit under our amended credit facility.

The bonds are variable rate demand obligations that bear interest at a rate that is adjusted weekly, which rate will not exceed 10% per annum. The per annum interest rate for each series of bonds was 3.8% in 2001, 1.8% in 2002 and 1.5% in 2003. We have the option to redeem a series of bonds at any time for an amount equal to the principal plus accrued interest to the date of such redemption. The holders of the bonds have the option to tender the bonds upon seven days’ notice for an amount equal to par plus accrued interest. To the extent that the remarketing agent for the bonds is unable to resell any of the bonds that are tendered, the remarketing agent will use the letter of credit to fund such tender.

An event of default would occur under the lease agreements if we fail to make any lease payment or other required payment, if a petition of bankruptcy is filed by or against us, if a receiver is appointed on our behalf, or if we fail to observe and perform any covenant, condition, obligation or agreement under the lease agreements.

DESCRIPTION OF THE EXCHANGE NOTES

You can find the definitions of various capitalized terms used in this description under the subheading “—Certain Definitions.” In this section, “National Beef” refers only to National Beef Packing Company, LLC and not to any of its subsidiaries.

National Beef and NB Finance Corp. (the “Co-Issuer”), as joint and several obligors (each an “Issuer” and together, the “Issuers”) issued the outstanding 10 1/2% Senior Notes due 2011 (the “Outstanding Notes”) and will issue the 10 1/2% Series B Senior Notes due 2011 (the “Exchange Notes”) under an indenture (the “Indenture”), among themselves and U.S. Bank National Association, as Trustee (the “Trustee”), a copy of which will be made available upon request. The Co-Issuer is a wholly owned Subsidiary of National Beef with nominal assets that conducts no business or operations.

The following description is a summary of the material provisions of the Indenture. It does not include all of the provisions of the Indenture nor does it restate the Indenture in its entirety. We urge you to read the Indenture because it defines your rights. We have filed a copy of the Indenture as an exhibit to the registration statement. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “TIA”).

Brief Description of the Notes

The Exchange Notes will be senior unsecured obligations of the Issuers, ranking equal in right of payment with all existing and future senior unsecured obligations of the Issuers. The Exchange Notes will be issued solely in exchange for an equal principal amount of Outstanding Notes pursuant to the exchange offer contemplated by the Registration Rights Agreement (the “Exchange Offer”). The form and terms of the Exchange Notes will be identical in all material respects to the form and terms of the Outstanding Notes, except that the Exchange Notes will have been registered under the Securities Act and the registration rights and penalty interest provisions applicable to Outstanding Notes are not applicable to the Exchange Notes. The Exchange Notes will be issued in fully registered form in denominations of $1,000 and integral multiples of $1,000. Any Outstanding Notes that remain outstanding after the completion of the Exchange Offer, together with the Exchange Notes issued in connection with the Exchange Offer, will be treated as a single class of securities under the Indenture and are referred to in this section as the “Notes.”

The Exchange Notes will be effectively subordinated to all existing and future secured debt of the Issuers, including their obligations under the Credit Agreement, to the extent of the assets securing that debt. The Exchange Notes also will be effectively subordinated to any debt, preferred stock obligations and other liabilities of the Issuers’ Subsidiaries that are not Guarantors. All of the obligations under the Credit Agreement are secured by substantially all of the assets of National Beef. As of November 29, 2003, the Issuers had approximately $167.8 million of secured debt and the Issuers’ Subsidiaries had approximately $0.8 million of debt outstanding.

The Trustee currently acts as Paying Agent and Registrar for the Notes. The Notes may be presented for registration or transfer and exchange at the offices of the Registrar. The Issuers may change any Paying Agent and Registrar without notice to holders of the Notes (the “Holders”). National Beef will pay principal, and premium, if any, on the Notes at the Trustee’s corporate office in New York, New York. At the Issuers’ option, interest may be paid at the Trustee’s corporate trust office or by check mailed to the registered address of Holders.

Principal, Maturity and Interest

The Notes are unlimited in aggregate principal amount, of which $160.0 million in aggregate principal amount were issued on August 6, 2003 (the “Issue Date”). The Notes will mature on August 1, 2011. Additional Notes may be issued from time to time, subject to the limitations set forth under “— Certain Covenants — Limitation on Incurrence of Additional Indebtedness.” Interest on the Notes will accrue at the rate of 10 1/2% per annum and will be payable semiannually in cash on each August 1 and February 1, commencing on February 1, 2004, to the persons who are registered Holders at the close of business on the July 15 and January 15 immediately preceding the applicable interest payment date. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

The Notes will not be entitled to the benefit of any mandatory sinking fund.

Redemption

Optional Redemption. Except as described below, the Notes are not redeemable before August 1, 2007. Thereafter, the Issuers may redeem the Notes at their option, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at the following redemption prices, which are expressed as percentages of the principal amount, if redeemed during the twelve-month period commencing on August 1 of the year set forth below:

Year	Percentage
2007	105.250%
2008	102.625%
2009 and thereafter	100.000%

In addition, the Issuers must pay accrued and unpaid interest on the Notes redeemed.

Optional Redemption upon a Change of Control. Before August 1, 2007, the Issuers may also redeem the Notes, as a whole but not in part, upon the occurrence of a Change of Control, upon not less than 30 nor more than 60 days’ prior notice, but in no event more than 90 days after the occurrence of such Change of Control, at a redemption price equal to 100% of the principal amount of the Notes plus the Applicable Premium as of, and accrued and unpaid interest on the Notes, if any, to the date of redemption (the “Redemption Date”).

Optional Redemption Upon Equity Offerings. At any time, or from time to time, on or prior to August 1, 2006, the Issuers may, at their option, use the net cash proceeds of one or more Equity Offerings to redeem up to 35% of the principal amount of the Notes issued under the Indenture at a redemption price of 110.50% of the principal amount of the Notes plus accrued and unpaid interest on the Notes, if any, to the date of redemption; provided that

(1) at least 65% of the principal amount of Notes issued under the Indenture remains outstanding immediately after any such redemption; and

(2) the Issuers make such redemption not more than 90 days after the consummation of any such Equity Offering.

Selection and Notice of Redemption

In the event that the Issuers choose to redeem less than all of the Notes, selection of the Notes for redemption will be made by the Trustee either:

(1) in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed; or,

(2) on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

No Notes of a principal amount of $1,000 or less shall be redeemed in part. If a partial redemption is made with the proceeds of an Equity Offering, the Trustee will select the Notes only on a pro rata basis or on as nearly a pro rata basis as is practicable, subject to DTC procedures. Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount of the Note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder of the original Note upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on the Notes or portions of the Notes called for redemption as long as the Issuers have deposited with the Paying Agent funds in satisfaction of the applicable redemption price.

Guarantees

As of the Issue Date, there were no Guarantors. With specified exceptions, all future Restricted Subsidiaries that guarantee Indebtedness of National Beef or any Domestic Restricted Subsidiary, shall become Guarantors. See “— Certain Covenants — Additional Subsidiary Guarantees.” Each Guarantee will rank senior in right of payment to all subordinated debt of the respective Guarantor and will rank pari passu, or equally, with all senior debt of the respective Guarantor. The obligations of each Guarantor under its Guarantee will be limited as necessary to prevent the Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

Each Guarantor may consolidate with or merge into or sell its assets to the Issuers or another Guarantor without limitation, or with other Persons upon the terms and conditions set forth in the Indenture. See “— Certain Covenants — Merger, Consolidation and Sale of Assets.” In the event all of the Capital Stock of a Guarantor is sold by National Beef and the sale complies with clauses (1) and (2) of the provisions set forth in “— Certain Covenants — Limitation on Asset Sales,” the Guarantor’s Guarantee will be released. Also, in the event of any sale or other disposition of all or substantially all of the assets of a Guarantor, including by way of merger or consolidation, to a Person that is not, either before or after giving effect to such transaction, a Restricted Subsidiary of National Beef in a transaction that complies with clauses (1) and (2) of the provisions set forth in “— Certain Covenants — Limitation on Asset Sales,” the Guarantor’s Guarantee will be released. In addition, upon the designation of a Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary, which designation is in compliance with the Indenture, such Guarantor’s Guarantee will be released.

Change of Control

Upon the occurrence of a Change of Control, each Holder will have the right to require that the Issuers purchase all or a portion of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount of the Note plus accrued and unpaid interest to the date of purchase.

Within 30 days following the date upon which the Change of Control occurred, the Issuers must send, by first class mail, a notice to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date.

The Issuers will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuers and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

If a Change of Control Offer is made, there can be no assurance that the Issuers will have available funds sufficient to pay the Change of Control purchase price for all the Notes that might be delivered by Holders seeking to accept the Change of Control Offer. In the event the Issuers are required to purchase outstanding Notes pursuant to a Change of Control Offer, the Issuers expect that they would seek third party financing to the extent they do not have available funds to meet their purchase obligations. However, the Issuers may not be able to obtain such financing.

The Credit Agreement as in effect on the Issue Date restricts the purchase of Notes by the Issuers prior to their maturity and, upon a Change of Control, all amounts outstanding under the Credit Agreement may, at the option of the lenders, become due and payable. In the event of a Change in Control, the Issuers may not be able to obtain the necessary consents from the lenders under the Credit Agreement to consummate a Change in Control Offer. The failure of the Issuers to make or consummate the Change in Control Offer or pay the applicable Change of Control purchase price when due would result in an Event of Default and would give the Trustee and the Holders of the Notes the rights described under “Events of Default”.

The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations promulgated under the Exchange Act to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Change of Control” provisions of the Indenture, the Issuers shall comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations under the “Change of Control” provisions of the Indenture by virtue of such compliance.

Certain Covenants

The Indenture contains, among others, the following covenants:

Limitation on Incurrence of Additional Indebtedness. National Beef will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, “incur”) any Indebtedness other than Permitted Indebtedness. However, the Issuers or any of National Beef’s Restricted Subsidiaries that is or, upon such incurrence, becomes a Guarantor may incur Indebtedness, including, without limitation, Acquired Indebtedness, and any Restricted Subsidiary of National Beef that is not or will not, upon such incurrence, become a Guarantor may incur Acquired Indebtedness, in each case, if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence of such Indebtedness, the Consolidated Fixed Charge Coverage Ratio of National Beef is greater than 2.0 to 1.0 if such Indebtedness is incurred on or prior to August 6, 2005 or 2.25 to 1.0 if such Indebtedness is incurred thereafter.

Notwithstanding the preceding paragraph, the Issuers will not, and will not permit any Guarantor to, directly or indirectly, incur any Indebtedness which by its terms, or by the terms of any agreement governing such Indebtedness, is expressly subordinated in right of payment to any other Indebtedness of the Issuers or such Guarantor, as the case may be, unless such Indebtedness is also by its terms, or by the terms of any agreement governing such Indebtedness, made expressly subordinate in right of payment to the Notes or the applicable Guarantee, as the case may be, to the same extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Issuers or such Guarantor, as the case may be. For purposes of the foregoing, no Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness of any of the Issuers or any Guarantor solely by virtue of such Indebtedness being unsecured or by virtue of the fact that the holders of such Indebtedness have entered into intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

Limitation on Restricted Payments. If any of the conditions listed under the subsection “Conditions Prohibiting Restricted Payments” exist, National Beef will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, take the following actions (such actions in clauses (1), (2), (3) and (4) below being referred to as “Restricted Payments”):

(1) declare or pay any dividend or make any distribution, other than dividends or distributions payable in Qualified Capital Stock of National Beef, on or in respect of shares of National Beef’s Capital Stock to holders of such Capital Stock;

(2) purchase, redeem or otherwise acquire or retire for value any Capital Stock of National Beef or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock;

(3) make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness; or

(4) make any Investment (other than Permitted Investments)

Conditions Prohibiting Restricted Payments. A Restricted Payment will be prohibited if at the time of such Restricted Payment or immediately after giving effect thereto,

(1) a Default or an Event of Default shall have occurred and be continuing; or

(2) National Beef is not able to incur at least $1.00 of additional Indebtedness, other than Permitted Indebtedness, in compliance with the “Limitation on Incurrence of Additional Indebtedness” covenant; or

(3) the aggregate amount of Restricted Payments, including such proposed Restricted Payment, made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined in good faith by the Board of Directors of National Beef) shall exceed the sum of

(a) 50% of the cumulative Consolidated Net Income, or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss, of National Beef earned subsequent to the Issue Date and on or prior to the date the Restricted Payment occurs (the “Reference Date”) treating such period as a single accounting period; plus

(b) 100% of the aggregate net cash proceeds, plus the fair market value of other property used or useful in a business that National Beef is permitted to engage in by the Indenture, received by National Beef from any Person, other than a Subsidiary of National Beef, from the issuance and sale subsequent to the Issue Date and on or prior to the Reference Date of Qualified Capital Stock of National Beef or warrants, options or other rights to acquire Qualified Capital Stock of National Beef, but excluding any debt security that is convertible into, or exchangeable for, Qualified Capital Stock except to the extent such debt security is converted into or exchanged for Qualified Capital Stock; plus

(c) without duplication of any amounts included in clause (3)(b) above, 100% of the aggregate net cash proceeds of any equity contribution, plus the fair market value of other property used or useful in a business that National Beef is permitted to engage in by the Indenture, received by National Beef from a holder of National Beef’s Capital Stock subsequent to the Issue Date and on or prior to the Reference Date, excluding, in the case of clauses (3)(b) and (c), any net cash proceeds from an Equity Offering to the extent used to redeem the Notes in compliance with the provisions set forth under “Redemption—Optional Redemption Upon Equity Offerings”; plus

(d) without duplication, the sum of:

(1) the aggregate amount returned in cash on or with respect to Investments, other than Permitted Investments, made subsequent to the Issue Date whether through interest payments, principal payments, dividends or other distributions or payments;

(2) the net cash proceeds received by National Beef or any of its Restricted Subsidiaries from the disposition of all or any portion of such Investments other than to a Subsidiary of National Beef; and

(3) upon redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the fair market value of such Subsidiary;

provided that the sum of clauses (1), (2) and (3) above shall not exceed the aggregate amount of all such Investments made subsequent to the Issue Date; plus

(e) $10.0 million.

Exceptions to the Prohibition of Restricted Payments. Notwithstanding the preceding prohibitions of Restricted Payments, the provisions set forth in the immediately preceding subsection do not prohibit:

(1) the payment of any dividend or distribution within 60 days after the date of declaration of such dividend or distribution if the dividend or distribution would have been permitted on the date of declaration;

(2) the acquisition of any shares of Capital Stock of National Beef, either:

(a) solely in exchange for shares of Qualified Capital Stock of National Beef; or

(b) through the application of net proceeds of a substantially concurrent sale for cash, other than to a Subsidiary of National Beef, of shares of Qualified Capital Stock of National Beef;

(3) the acquisition of any Subordinated Indebtedness either:

(a) solely in exchange for shares of Qualified Capital Stock of National Beef; or

(b) through the application of net proceeds of a substantially concurrent sale for cash, other than to a Subsidiary of National Beef, of (1) shares of Qualified Capital Stock of National Beef or (2) Refinancing Indebtedness;

(4) so long as no Default or Event of Default shall have occurred and be continuing, dividends or distributions to any direct or indirect parent company of National Beef to permit repurchases by such parent company of Capital Stock of such parent company, or repurchases by National Beef of Capital Stock of National Beef, from officers, directors and employees of any direct or indirect parent company of National Beef, National Beef or any of National Beef’s Subsidiaries or their authorized representatives upon the death, disability or termination of employment of such employees or termination of their seat on the Board of Directors of such direct or indirect parent company or National Beef in an aggregate amount not to exceed $1.0 million in any calendar year, which such amount available for such purposes after the Issue Date shall be increased (a) by the amount of any net cash proceeds received from the sale since the date of the Indenture of Qualified Capital Stock to directors or members of the management of National Beef or any Restricted Subsidiary that have not otherwise been applied to the payment of Restricted Payments pursuant to the terms of clauses (3)(b) or (3)(c) of the preceding paragraph and (b) by the cash proceeds of any “key-man” life insurance policies that are used to make such repurchases; and, provided that the cancellation of Indebtedness owing to National Beef from members of management of National Beef or any of its Restricted Subsidiaries in connection with the repurchase of Capital Stock will not be deemed to constitute a Restricted Payment under the Indenture;

(5) Permitted Tax Distributions;

(6) cash distributions to any direct or indirect parent company of National Beef equal to:

(a) the amounts required for such direct or indirect parent to pay franchise taxes and other fees required to maintain its legal existence;

(b) reasonable and customary costs and expenses incident to a public offering of the common stock of a direct or indirect parent company of National Beef to the extent the net cash proceeds therefrom are intended to be contributed to National Beef; and

(c) an amount not to exceed $100,000 in any fiscal year to permit such direct or indirect parent company of National Beef to pay corporate overhead and other expenses incurred in the ordinary course of business; and

(7) repurchases of Capital Stock deemed to occur upon the exercise of stock options if such Capital Stock is surrendered in lieu of the exercise price of such stock options.

In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (3) under the subheading “Conditions Prohibiting Restricted Payments,” amounts expended pursuant to clauses (1), (2) (b), (3) (b) (1) and (4) of this subsection shall be included in such calculation.

Limitation on Asset Sales. National Beef will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) National Beef or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of as determined in good faith by National Beef’s Board of Directors;

(2) at least 75% of the consideration received by National Beef or the Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash, Cash Equivalents and/or Replacement Assets, as defined below, and is received at the time of such disposition; provided that:

(a) the amount of any Indebtedness or other liabilities of National Beef or any such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Notes or any Guarantee of the Notes, that are assumed by the transferee of any such assets, and

(b) the fair market value of any marketable securities, currencies, notes or other obligations received by National Beef or any such Restricted Subsidiary in exchange for any such assets that are converted into cash or Cash Equivalents within 180 days after the consummation of such Asset Sale shall be deemed to be cash for purposes of this provision; and

(3) upon the consummation of an Asset Sale, National Beef shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 365 days of receipt of the Net Cash Proceeds either:

(a) to permanently reduce Indebtedness under any Credit Facility and, in the case of any such Indebtedness under any revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility;

(b) to make an investment in properties and assets that replace the properties and assets that were the subject of such Asset Sale or in properties and assets, including Capital Stock, that will be used in the business of National Beef and its Restricted Subsidiaries as existing on the Issue Date or in businesses not otherwise prohibited by the Indenture (“Replacement Assets”); and/or

(c) a combination of prepayment and investment permitted by the foregoing clauses (3)(a) and (3)(b).

Pending the final application of such Net Cash Proceeds, National Beef may temporarily reduce borrowings under any Credit Facility or any other revolving credit facility, if any. On the 366th day after an Asset Sale or such earlier date, if any, as the Board of Directors of National Beef or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (3)(a), (3)(b) and (3)(c) of the preceding paragraph (each, a “Net Proceeds Offer Trigger Date”), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (3)(a), (3)(b) and (3)(c) of the preceding paragraph (each a “Net Proceeds Offer Amount”) shall be applied by the Issuers or such Restricted Subsidiary to make an offer to purchase (the “Net Proceeds Offer”) to all Holders and, to the extent required by the terms of any Pari Passu Indebtedness, an offer to purchase to all holders of such Pari Passu Indebtedness, on a date (the “Net Proceeds Offer Payment Date”) not less than 30 nor more than 45 days following the applicable Net Proceeds Offer Trigger Date, from all Holders (and holders of any such Pari Passu Indebtedness) on a pro rata basis, that amount of Notes (and Pari Passu Indebtedness) equal to the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the Notes (and Pari Passu Indebtedness) to be purchased, plus accrued and unpaid interest on the Notes, if any, to the date of purchase. Notwithstanding the preceding, if at any time any non-cash consideration received by the Issuers or any Restricted Subsidiary of the Issuers, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash, other than interest received with respect to any such non-cash consideration, then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds of such Asset Sale shall be applied in accordance with this covenant.

The Issuers may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $10.0 million resulting from one or more Asset Sales, at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $10.0 million, shall be applied as required pursuant to this covenant.

In the event of the transfer of substantially all, but not all, of the property and assets of National Beef and its Restricted Subsidiaries as an entirety to a Person in a transaction permitted under “— Merger, Consolidation and Sale of Assets”, which transaction does not constitute a Change of Control, the successor corporation shall be deemed to have sold the properties and assets of National Beef and its Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value of such properties and assets of National Beef or its Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant.

Each Net Proceeds Offer will be mailed to the record Holders as shown on the register of Holders within 25 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent Holders properly tender Notes and holders of Pari Passu Indebtedness properly tender such Indebtedness in an amount exceeding the Net Proceeds Offer Amount, the tendered Notes and Pari Passu Indebtedness will be purchased on a pro rata basis based on the aggregate amounts of Notes and Pari Passu Indebtedness tendered, and the Trustee shall select the tendered Notes of tendering Holders on a pro rata basis based on the amount of Notes tendered. A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law. If any Net Cash Proceeds remain after the consummation of any Net Proceeds Offer, National Beef may use those Net Cash Proceeds for any purpose not otherwise prohibited by the Indenture. Upon completion of each Net Proceeds Offer, the amount of Net Cash Proceeds will be reset at zero.

The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations promulgated under the Exchange Act to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Asset Sale” provisions of the Indenture, National Beef shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the “Asset Sale” provisions of the Indenture by virtue of such compliance.

Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. National Beef will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of National Beef to

(1) pay dividends or make any other distributions on or in respect of its Capital Stock;

(2) make loans or advances to National Beef or any other Restricted Subsidiary or to pay any Indebtedness or other obligation owed to National Beef or any other Restricted Subsidiary of National Beef; or

(3) transfer any of its property or assets to National Beef or any other Restricted Subsidiary of National Beef, except in each case for such encumbrances or restrictions existing under or by reason of

(a) applicable law;

(b) the Indenture, the Notes and any Guarantees;

(c) any Credit Facility;

(d) customary non-assignment provisions of any contract, license or lease, including any lease governing a leasehold interest of any Restricted Subsidiary of National Beef;

(e) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

(f) agreements existing on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date;

(g) restrictions on the transfer of assets subject to any Lien permitted under the Indenture imposed by the holder of such Lien;

(h) restrictions imposed by any agreement to sell assets or Capital Stock permitted under the Indenture to any Person pending the closing of such sale;

(i) customary provisions in joint venture agreements and other similar agreements, in each case relating solely to the respective joint venture or similar entity or the equity interests in such joint venture or similar entity, entered into in the ordinary course of business;

(j) purchase money obligations, including any Capitalized Lease Obligations, relating to property acquired in the ordinary course of business;

(k) an agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clauses (b), (d) through (g) and (j) above; provided that the provisions relating to such encumbrance or restriction contained in any such Indebtedness are no less favorable to National Beef in any material respect when taken as a whole as determined by the Board of Directors of National Beef in their reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clauses (b), (d) through (g) and (j);

(l) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(m) covenants in agreements relating to the Indebtedness of Foreign Restricted Subsidiaries; and

(n) any amendments to any of the foregoing that, when taken as a whole, are not materially more restrictive than those contained in the instrument or agreement being amended.

Limitation on Preferred Stock of Restricted Subsidiaries. National Beef will not permit any of its Restricted Subsidiaries to issue any Preferred Stock, other than to National Beef or to a Wholly Owned Restricted Subsidiary of National Beef, or permit any Person, other than National Beef or a Wholly Owned Restricted Subsidiary of National Beef, to own any Preferred Stock of any Restricted Subsidiary of National Beef that is not a Guarantor.

Limitation on Liens. National Beef will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens, other than Permitted Liens, of any kind against or upon any property or assets of National Beef or any of its Restricted Subsidiaries whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom unless

(1) in the case of Liens securing Subordinated Indebtedness, the Notes or the Guarantee of such Guarantor, as the case may be, are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens until such time as such Subordinated Indebtedness is no longer secured by a Lien; and

(2) in all other cases, the Notes or the Guarantee of such Guarantor, as the case may be, are equally and ratably secured by a Lien on such property, assets, proceeds, income or profits until such time as such property, assets, proceeds, income and profits are no longer subject to such Lien.

Merger, Consolidation and Sale of Assets. National Beef will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of, or cause or permit any Restricted Subsidiary of National Beef to sell, assign, transfer, lease, convey or otherwise dispose of, all or substantially all of National Beef’s assets, as determined on a consolidated basis for National Beef and National Beef’s Restricted Subsidiaries, whether as an entirety or substantially as an entirety to any Person unless:

(1) either:

(a) National Beef shall be the surviving or continuing corporation; or

(b) the Person, if other than National Beef, formed by such consolidation or into which National Beef is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of National Beef and of National Beef’s Restricted Subsidiaries substantially as an entirety (the “Surviving Entity”):

(1) shall be a corporation or a partnership or a limited liability company, in each case, organized and validly existing under the laws of the United States or any State of the United States or the District of Columbia; and

(2) shall expressly assume, by supplemental indenture in form and substance satisfactory to the Trustee, executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the Notes and the performance of every covenant of the Notes, the Indenture and the Registration Rights Agreement on the part of National Beef to be performed or observed; provided that at any time National Beef or its successor is a partnership or a limited liability company, there shall be a co-issuer of the Notes that is a corporation;

(2) immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(2) above, including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction, National Beef or such Surviving Entity, as the case may be, either:

(a) shall be able to incur at least $1.00 of additional Indebtedness, other than Permitted Indebtedness, pursuant to the “— Limitation on Incurrence of Additional Indebtedness” covenant, or

(b) shall have a Consolidated Fixed Charge Coverage Ratio not less than the Consolidated Fixed Charge Coverage Ratio of National Beef immediately prior to such transaction and assumption;

(3) immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(2) above, including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction, no Default or Event of Default shall have occurred or be continuing; and

(4) National Beef or the Surviving Entity shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

For purposes of the foregoing, the transfer by lease, assignment, sale or otherwise, in a single transaction or series of transactions, of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of National Beef, the Capital Stock of which constitutes all or substantially all of the properties and assets of National Beef, shall be deemed to be the transfer of all or substantially all of the properties and assets of National Beef.

Notwithstanding the foregoing clauses (1), (2) and (3), National Beef may merge with an Affiliate that is a Person that has no material assets or liabilities and which was organized solely for the purpose of reorganizing National Beef in another jurisdiction. Notwithstanding the foregoing, this “Merger, Consolidation and Sale of Assets” covenant will not apply to a sale, lease, assignment, transfer, conveyance or other disposition of assets, including by way of merger or consolidation, of a Restricted Subsidiary to or into National Beef or another Restricted Subsidiary.

The Indenture provides that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of National Beef in accordance with the foregoing in which National Beef is not the continuing corporation, the successor Person formed by such consolidation or into which National Beef is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, National Beef under the Indenture, the Notes and the Registration Rights Agreement with the same effect as if such surviving entity had been named as such.

Each Guarantor, other than any Guarantor whose Guarantee is to be released in accordance with the terms of the Guarantee and the Indenture in connection with any transaction complying with clauses (1) and (2) of the provisions of “— Limitation on Asset Sales,” will not, and National Beef will not cause or permit any Guarantor to, consolidate with or merge with or into any Person other than National Beef or any other Guarantor unless:

(1) the entity formed by or surviving any such consolidation or merger, if other than the Guarantor, or to which such sale, lease, conveyance or other disposition shall have been made is a corporation or a partnership or a limited liability company, in each case, organized and existing under the laws of the United States or any State of the United States or the District of Columbia;

(2) such entity, if other than the Guarantor, assumes by supplemental indenture all of the obligations of the Guarantor under its Guarantee, the Indenture and the Registration Rights Agreement;

(3) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(4) immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, National Beef could satisfy the provisions of clause (2) of the first paragraph of this covenant.

Any merger or consolidation of a Guarantor with and into National Beef with National Beef being the surviving entity or another Guarantor that is a Wholly Owned Restricted Subsidiary of National Beef need only comply with clause (4) of the first paragraph of this covenant.

Limitations on Transactions with Affiliates. National Beef will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any transaction or series of related transactions, including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service, with, or for the benefit of, any of its Affiliates (each an “Affiliate Transaction”), other than:

(1) Affiliate Transactions permitted under the third paragraph of this covenant, and

(2) Affiliate Transactions on terms that are no less favorable than those that would reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of National Beef or such Restricted Subsidiary.

All Affiliate Transactions, and each series of related Affiliate Transactions which are part of a common plan, involving aggregate payments or other property with a fair market value in excess of $5.0 million shall be approved by the Board of Directors of National Beef or such Restricted Subsidiary, as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions. If National Beef or any Restricted Subsidiary of National Beef enters into an Affiliate Transaction or a series of related Affiliate Transactions related to a common plan that involves an aggregate fair market value of more than $15.0 million, National Beef or such Restricted Subsidiary, as the case may be, shall, prior to the consummation of such transaction or series of related transactions, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to National Beef or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the Trustee.

The restrictions set forth in this covenant shall not apply to:

(1) reasonable fees, compensation and reimbursement of fees and expenses paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of National Beef or any Restricted Subsidiary of National Beef as determined in good faith by National Beef’s Board of Directors or senior management;

(2) transactions between or among National Beef and any of its Restricted Subsidiaries or between or among such Restricted Subsidiaries, provided such transactions are not otherwise prohibited by the Indenture;

(3) any agreement as in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby, including pursuant to any amendment thereto, or in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect when taken as a whole than the original agreement as in effect on the Issue Date;

(4) Restricted Payments and Investments permitted by the Indenture;

(5) any payments or other transactions pursuant to any tax-sharing agreement between any direct or indirect parent company of National Beef and the company with which National Beef files a consolidated tax return or with which National Beef is part of a consolidated group for tax purposes;

(6) sales of Qualified Capital Stock to Affiliates of National Beef not otherwise prohibited by the Indenture and the granting of registration and other customary rights in connection therewith;

(7) loans or advances to employees or consultants that are approved in good faith by the Board of Directors of National Beef;

(8) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods and services, in each case, in the ordinary course of business and otherwise not prohibited by the Indenture; and

(9) the existence of, and the performance by National Beef or any of its Restricted Subsidiaries of its obligations under the terms of any, limited liability company, limited partnership or other organizational document or stockholders agreement, including any registration rights agreement or purchase agreement related thereto, to which it is a party at the date of the Indenture and similar agreements that it may enter into thereafter; provided that the existence of, or the performance by National Beef or any of its Restricted Subsidiaries of obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the date of the Indenture shall only be permitted by this clause (9) to the extent not more disadvantageous to the Holders in any material respect when taken as a whole.

Additional Subsidiary Guarantees. If any Restricted Subsidiary existing on the Issue Date or organized thereafter guarantees Indebtedness under the Credit Agreement or any other Indebtedness of National Beef or any Domestic Restricted Subsidiary in excess of $5.0 million in principal amount, then, in each case, such Restricted Subsidiary shall:

(1) execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee on a senior unsecured basis all of the Issuers’ obligations under the Notes and the Indenture on the terms set forth in the Indenture; and

(2) deliver to the Trustee an opinion of counsel that such supplemental indenture has been duly authorized, executed and delivered by such Restricted Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Restricted Subsidiary.

Thereafter, such Restricted Subsidiary shall be a Guarantor for all purposes of the Indenture.

Limitation on Activities of National Beef. National Beef and its Restricted Subsidiaries will not engage in any businesses which are not the same, similar, ancillary, complementary or reasonably related to the businesses in which National Beef and its Restricted Subsidiaries are engaged on the Issue Date.

Limitation on Activities of the Co-Issuer. The Indenture provides that the Co-Issuer may not hold any material assets, become liable for any material obligations, engage in any trade or business, or conduct any business activity other than the issuance of Capital Stock to National Beef or any Wholly Owned Restricted

Subsidiary of National Beef, the incurrence of Indebtedness as a co-obligor of the Notes, and any other Indebtedness that is permitted to be incurred by National Beef under the covenant described under “— Limitation on Incurrence of Indebtedness”; provided that the net proceeds of such Indebtedness are retained by National Beef or loaned to or contributed as capital to one or more of the Restricted Subsidiaries other than the Co-Issuer, and activities incidental thereto.

Payments for Consent. The Issuers will not, and will not permit any of National Beef’s Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports to Holders. The Indenture provides that, whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Issuers will furnish the Holders of Notes, if not filed with the Commission, or file with the Commission:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if National Beef were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of the Issuers and their consolidated Subsidiaries showing in reasonable detail, to the extent permitted by applicable law, either on the face of the financial statements or in the footnotes to the financial statements and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of the Issuers and their Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Issuers, if any, and, with respect to the annual information only, a report on the annual information by the Issuers’ certified independent accounts; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if the Issuers were required to file such reports, in each case within the time periods specified in the Commission’s rules and regulations.

Following the consummation of the Exchange Offer, whether or not required by the rules and regulations of the Commission, the Issuers will file a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission’s rules and regulations, unless the Commission will not accept such a filing, and make such information available to securities analysts and prospective investors upon request. In addition, the Issuers have agreed that, for so long as any Notes remain outstanding, they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default

The following events are defined in the Indenture as “Events of Default”:

(1) the failure to pay interest on any Notes when the same becomes due and payable and the default continues for a period of 30 days;

(2) the failure to pay the principal on any Notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise, including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer;

(3) a default in the observance or performance of any other covenant or agreement contained in the Indenture which default continues for a period of 30 days after National Beef receives written notice specifying the default and demanding that such default be remedied from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes, except in the case of a default with respect to the “Merger, Consolidation and Sale of Assets” covenant, which will constitute an Event of Default with such notice requirement but without such passage of time requirement;

(4) the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions) the stated principal amount of any Indebtedness of National Beef or any Restricted Subsidiary of National Beef, or the acceleration of the final stated maturity of any such Indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 20 days of receipt by National Beef or such Restricted Subsidiary of notice of any such acceleration) if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final stated maturity or which has been accelerated (in each case with respect to which the 20-day period described above has elapsed), aggregates $10.0 million or more at any time;

(5) one or more judgments in an aggregate amount in excess of $10.0 million shall have been rendered against National Beef or any of its Significant Subsidiaries or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable;

(6) specified events of bankruptcy affecting National Beef or any of its Significant Subsidiaries; or

(7) any Guarantee of a Significant Subsidiary ceases to be in full force and effect or is declared in a judicial proceeding to be null and void and unenforceable or is found in a judicial proceeding to be invalid or any Guarantor that is a Significant Subsidiary denies its liability under its Guarantee, other than by reason of release of a Guarantor in accordance with the terms of the Indenture.

If an Event of Default, other than an Event of Default specified in clause (6) above with respect to National Beef, shall occur and be continuing, the Trustee or the Holders of at least 25% in principal amount of outstanding Notes may declare the principal of and accrued interest on all the Notes to be due and payable by notice in writing to National Beef and the Trustee specifying the respective Event of Default and that it is a “notice of acceleration”, and the same shall become immediately due and payable.

If an Event of Default specified in clause (6) above with respect to National Beef occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

The Indenture provides that, at any time after a declaration of acceleration with respect to the Notes as described in the preceding paragraphs, the Holders of a majority in principal amount of the Notes may rescind and cancel such declaration and its consequences:

(1) if the rescission would not conflict with any judgment or decree;

(2) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

(3) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

(4) if National Beef has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

(5) in the event of the cure or waiver of an Event of Default of the type described in clause (6) of the description above of Events of Default, the Trustee shall have received an officers’ certificate and an opinion of counsel that such Event of Default has been cured or waived. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

The Holders of a majority in principal amount of the Notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on any Notes.

Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture and under the TIA. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

Under the Indenture, the Issuers are required to provide an officers’ certificate to the Trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default (provided that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status of such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No past, present or future director, officer, employee, incorporator, agent, member, manager, partner or stockholder or Affiliate of the Issuers, as such, shall have any liability for any obligations of the Issuers under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. No past, present or future director, officer, employee, incorporator, agent, member, manager, partner or stockholder or Affiliate of any of the Guarantors, as such, shall have any liability for any obligations of the Guarantors under the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes and Guarantees by accepting a Note and a Guarantee waives and releases all such liabilities. The waiver and release are part of the consideration for issuance of the Notes and the Guarantees. Such waiver may not be effective to waive liabilities under the federal securities law and it is the view of the Commission that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

The Issuers may, at their option and at any time, elect to have their obligations and the obligations of the Guarantors discharged with respect to the outstanding Notes (“Legal Defeasance”). Such Legal Defeasance means that the Issuers shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, except for:

(1) the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due;

(2) the Issuers’ obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments;

(3) the rights, powers, trust, duties and immunities of the Trustee and the Issuers’ obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, the Issuers may, at their option and at any time, elect to have their obligations and the obligations of the Guarantors released with respect to various covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, specified events, not including non-payment, bankruptcy, receivership, reorganization and insolvency events, described under “Events of Default” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance,

(1) the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in U.S. dollars, non-callable U.S. government obligations, or a combination of the two, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Notes on the stated date for payment or on the applicable redemption date, as the case may be;

(2) in the case of Legal Defeasance, the Issuers shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that:

(a) the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling or

(b) since the date of the Indenture, there has been a change in the applicable federal income tax law,

in either case to the effect that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuers shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit other than a Default or an Event of Default resulting from the borrowing of funds to fund to such deposit and the grant of any Lien securing such borrowings;

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture, other than a Default or an Event of Default resulting from the borrowing of funds to fund such deposit and the grant of any Lien securing such borrowings, or any other material agreement or instrument to which National Beef or any of its Subsidiaries is a party or by which National Beef or any of its Subsidiaries is bound;

(6) the Issuers shall have delivered to the Trustee an officers’ certificate stating that the deposit was not made by the Issuers with the intent of defeating, hindering, delaying or defrauding any other creditors of the Issuers or others;

(7) the Issuers shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

(8) the Issuers shall have delivered to the Trustee an opinion of counsel to the effect that assuming no intervening bankruptcy of the Issuers between the date of deposit and the 91st day following the date of deposit and that no Holder is an insider of either of the Issuers, after the 91st day following the date of deposit, in the case of Legal Defeasance, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and in the case of Covenant Defeasance, the trust funds will be subject to a valid first priority Lien to secure the Notes which is not subject to avoidance under Section 547 of the Bankruptcy Code.

Notwithstanding the foregoing, the opinion of counsel required by clause (2) above with respect to a Legal Defeasance need not be delivered if all Notes not theretofore delivered to the Trustee for cancellation (1) have become due and payable or (2) will become due and payable on the maturity date within one year, under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuers.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect, except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture, as to all outstanding Notes when:

(1) either:

(a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuers and thereafter repaid to the Issuers or discharged from such trust) have been delivered to the Trustee for cancellation; or

(b) all Notes not theretofore delivered to the Trustee for cancellation:

(1) have become due and payable, or

(2) will become due and payable within one year, or are to be called for redemption within one year, under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuers, and the Issuers have irrevocably deposited or caused to be deposited with the Trustee cash in U.S. dollars, non-callable U.S. government obligations or a combination of the two in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Issuers directing the Trustee to apply such funds to the payment at maturity or redemption, as the case may be;

(2) the Issuers have paid all other sums payable under the Indenture by National Beef; and

(3) the Issuers have delivered to the Trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Modification of the Indenture

From time to time, the Issuers, the Guarantors and the Trustee, without the consent of the Holders, may amend the Indenture for specified purposes, including:

(1) providing for the issuance of additional Notes in accordance with the terms of the Indenture and curing ambiguities, defects or inconsistencies;

(2) providing for uncertificated Notes in addition to or in place of certificated Notes;

(3) providing for the assumption of the Issuers’ obligations to Holders of the Notes in case of a merger or consolidation or sale of all or substantially all of the Issuers’ assets;

(4) complying with the requirements of the Commission in order to effect or maintain the qualification of the Indenture under the TIA;

(5) adding or releasing the Guarantees of Guarantors in compliance with the Indenture; or

(6) making any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under the Indenture of any Holder of the Notes in any material respect. In formulating its opinion on such matters, the Trustee will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an opinion of counsel.

Other modifications and amendments of the Indenture may be made with the consent of the Holders of a majority in principal amount of the then outstanding Notes issued under the Indenture, except that, without the consent of each Holder affected thereby, no amendment may:

(1) reduce the amount of Notes whose Holders must consent to an amendment;

(2) reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any Notes;

(3) reduce the principal of or change or have the effect of changing the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption or reduce the redemption price therefor, other than provisions relating to the covenants described above under the captions “Change of Control” and “—Certain Covenants—Limitation on Asset Sales”;

(4) make any Notes payable in money other than that stated in the Notes;

(5) make any change in provisions of the Indenture protecting the right of each Holder to receive payment of principal of and interest on such Note on or after the due date of such payment or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of Notes to waive Defaults or Events of Default;

(6) after the Issuers’ obligation to purchase Notes arises thereunder and until such obligation is satisfied, amend, change or modify in any material respect the obligation of the Issuers to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated or, after such Change of Control has occurred or such Asset Sale has been consummated, modify any of the provisions or definitions with respect thereto;

(7) modify or change any provision of the Indenture or the related definitions affecting the ranking of the Notes or any Guarantee in a manner which adversely affects the Holders; or

(8) release any Guarantor that is a Significant Subsidiary from any of its obligations under its Guarantee or the Indenture otherwise than in accordance with the terms of the Indenture.

Governing Law

The Indenture provides that it, the Notes and the Guarantees will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

The Trustee

The Indenture will provide that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

The Indenture and the provisions of the TIA contain various limitations on the rights of the Trustee, should it become a creditor of either of the Issuers, to obtain payments of claims in specified cases or to realize on specific property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

Certain Definitions

Set forth below is a summary of various defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

“Acquired Indebtedness” means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of National Beef or at the time it merges or consolidates with or into National Beef or any of its Subsidiaries or assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of National Beef or such acquisition, merger or consolidation.

“Acquisition” means the acquisition by U.S. Premium Beef, Ltd., a Kansas cooperative corporation, and some of its Affiliates and designees of all of the partnership interests in National Beef held by Farmland Industries, Inc. pursuant to the Purchase Agreement.

“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing.

“Applicable Premium” means, with respect to any Notes on any Redemption Date, the greater of:

(1) 1.0% of the principal amount of such Note being redeemed, and

(2) the excess of (a) the present value at such Redemption Date of (1) the redemption price of such Note at August 1, 2007, plus (2) all required interest payments due on such Note through August 1, 2007, excluding accrued but unpaid interest, computed using a discount rate equal to the Treasury Rate at such Redemption Date plus 50 basis points over (b) the principal amount of such Note.

“Asset Acquisition” means:

(1) an Investment by National Beef or any Restricted Subsidiary of National Beef in any other Person pursuant to which such Person shall become a Restricted Subsidiary of National Beef, or shall be merged with or into National Beef or any Restricted Subsidiary of National Beef, or

(2) the acquisition by National Beef or any Restricted Subsidiary of National Beef of the assets of any Person, other than a Restricted Subsidiary of National Beef, which constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

“Asset Sale” means any direct or indirect sale, issuance, conveyance, transfer, lease, other than operating leases entered into in the ordinary course of business, assignment or other transfer for value by National Beef or any of its Restricted Subsidiaries, including any Sale and Leaseback Transaction, to any Person other than National Beef or a Restricted Subsidiary of National Beef of:

(1) any Capital Stock of any Restricted Subsidiary of National Beef, other than directors’ qualifying shares and shares issued to foreign nationals as required by applicable law; or

(2) any other property or assets of National Beef or any Restricted Subsidiary of National Beef, other than in the ordinary course of business.

Notwithstanding the preceding, asset sales or other dispositions shall not include:

(1) a transaction or series of related transactions for which National Beef or its Restricted Subsidiaries receive aggregate consideration of less than $2.0 million;

(2) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of National Beef as permitted under “Merger, Consolidation and Sale of Assets”;

(3) any Restricted Payment permitted by the “Limitation on Restricted Payments” covenants or any Permitted Investment;

(4) the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection of such accounts receivable;

(5) disposals or replacements of obsolete or worn out equipment;

(6) exchanges of real property in exchange for water rights and the disposal of real property and water rights, each in connection with the Water Rights Acquisition or the Water Services Agreement and

(7) the transfer of an approximately 49% interest in Farmland National Beef aLF, LLC to Farmland Industries, Inc. on the Issue Date.

“Board of Directors” means, as to any Person, the board of directors, or similar governing body, of such Person or any duly authorized committee of such board of directors.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Borrowing Base” means, as of any date, an amount equal to the sum of:

(1) 85% of the aggregate book value of all accounts receivable of National Beef and its Domestic Restricted Subsidiaries; plus

(2) 70% of the aggregate book value of all inventory owned by National Beef and its Domestic Restricted Subsidiaries, all calculated on a consolidated basis and in accordance with GAAP.

To the extent that information is not available as to the amount of accounts receivable or inventory as of a specific date, National Beef shall use the most recent available information for purposes of calculating the Borrowing Base.

“Capital Stock” means:

(1) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents, however designated and whether or not voting, of corporate stock, including each class of Common Stock and Preferred Stock of such Person, and all options, warrants or other rights to purchase or acquire any of the foregoing; and

(2) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person, and all options, warrants or other rights to purchase or acquire any of the foregoing.

“Capitalized Lease Obligation” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

“Cash Equivalents” means:

(1) direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency of the United States Government and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition of such direct obligations;

(2) direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality of such state maturing within one year from the date of acquisition of such direct obligations and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s, a division of the McGraw-Hill Companies (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”);

(3) commercial paper maturing no more than one year from the date of creation of such commercial paper and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s;

(4) certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition of such certificates of deposit or bankers’ acceptances issued by any bank organized under the laws of the United States of America or any state of the United States of America or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition of such certificates of deposit or bankers’ acceptances combined capital and surplus of not less than $250.0 million;

(5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) and (4) above entered into with any bank meeting the qualifications specified in clause (4) above; and

(6) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (5) above.

Any of the foregoing Cash Equivalents may be acquired from or invested with the Trustee or any of its Affiliates; provided that the applicable requirements set forth in the foregoing definition are otherwise satisfied.

“Change of Control” means the occurrence of one or more of the following events:

(1) any sale, lease, exchange or other transfer, in one transaction or a series of related transactions, of all or substantially all of the assets of National Beef and its Restricted Subsidiaries taken as a whole to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”), together with any Affiliates of such Person or group of related Persons, whether or not otherwise in compliance with the provisions of the Indenture, other than to a Permitted Holder;

(2) the approval by the holders of Capital Stock of National Beef of any plan or proposal for the liquidation or dissolution of National Beef, whether or not otherwise in compliance with the provisions of the Indenture;

(3) any Person or Group, other than the Permitted Holders and any entity formed for the purpose of owning Capital Stock of National Beef, shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of National Beef; or

(4) the replacement of a majority of the Board of Directors of National Beef over a two-year period from the directors who constituted the Board of Directors of National Beef at the beginning of such period, and such replacement shall not have been approved by a vote of either (a) one or more Permitted Holders or (b) a majority of the Board of Directors of National Beef then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved pursuant to clause (a) above or this clause b).

“Commission” means the Securities and Exchange Commission.

“Commodities Agreements” means commodity agreements, hedging agreements and other similar agreements or arrangements designed to protect National Beef or any Restricted Subsidiary of National Beef against price fluctuations of commodities used in their respective businesses.

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents, however designated and whether voting or non-voting, of such Person’s common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Consolidated EBITDA” means, with respect to any Person, for any period, the sum (without duplication) of:

(1) Consolidated Net Income; and

(2) to the extent Consolidated Net Income has been reduced thereby,

(a) all income taxes of such Person and its Restricted Subsidiaries or Permitted Tax Distributions made by such Person, paid or accrued in accordance with GAAP for such period, other than income taxes attributable to extraordinary, unusual or nonrecurring gains or losses or taxes attributable to sales or dispositions outside the ordinary course of business;

(b) Consolidated Interest Expense;

(c) Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income for such period, other than the accrual of revenue or reversal of reserves in the ordinary course of business; and

(d) transaction expenses in connection with the Acquisition, the merger of NB Acquisition, LLC with and into National Beef, the related financings and the transactions contemplated thereby that have been deducted in computing Consolidated Net Income, all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters (the “Four Quarter Period”) ending prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio for which financial statements are available (the “Transaction Date”) to Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated EBITDA” and “Consolidated Fixed Charges” shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1) the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries, and the application of the proceeds of such Indebtedness, giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness, and the application of the proceeds of such Indebtedness, other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be, and the application of the proceeds of such Indebtedness, occurred on the first day of the Four Quarter Period; and

(2) any Asset Sales or Asset Acquisitions, including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Exchange Act or that are supportable and quantifiable by the underlying accounting records of National Beef) attributable to the assets which are the subject of the Asset Acquisition or Asset Sale during the Four Quarter Period, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition, including the incurrence, assumption or liability for any such Acquired Indebtedness, occurred on the first day of the Four Quarter Period.

If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness.

Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the denominator, but not the numerator, of this “Consolidated Fixed Charge Coverage Ratio”:

(1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and

(2) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1) Consolidated Interest Expense, excluding any amortization of debt discount and amortization or write-off of deferred financing costs; plus

(2) the product of (a) the amount of all dividend payments on any series of Preferred Stock of such Person and, to the extent permitted under the Indenture, its Restricted Subsidiaries, other than dividends paid in Qualified Capital Stock and dividends paid to National Beef or any Restricted Subsidiary of National Beef, paid, accrued or scheduled to be paid or accrued during such period times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local income tax rate of such Person, expressed as a decimal.

Notwithstanding the foregoing, Consolidated Interest Expense, if any, with respect to the obligations of National Beef or any of its Restricted Subsidiaries under, or with respect to, the Water Services Agreement shall be excluded from Consolidated Fixed Charges.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of, without duplication:

(1) the aggregate of the interest expense of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation (a) any amortization of debt discount and amortization or write-off of deferred financing costs; (b) all capitalized interest; and (c) the interest portion of any deferred payment obligation, and net of the effect of all payments made or received under Interest Swap Obligations; and

(2) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom:

(1) after-tax gains and losses from Asset Sales, without regard to the $2.0 million limitation set forth in the definition of “Asset Sales” and without regard to clause (6) of the definition of “Asset Sales,” or abandonments or reserves relating thereto;

(2) after-tax items classified as extraordinary, unusual or nonrecurring gains or losses;

(3) the net income (but not loss) of any Restricted Subsidiary, other than a Guarantor, of the referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise;

(4) the net income of any Person, other than a Restricted Subsidiary of the referent Person, except to the extent of cash dividends or distributions paid to the referent Person or to a Restricted Subsidiary of the referent Person by such Person;

(5) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date and except for any such restoration to income in the ordinary course of business not exceeding $2.5 million for any individual account or category of accounts;

(6) income or loss attributable to discontinued operations, including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued; and

(7) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person’s assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets.

In addition, Consolidated Net Income shall be reduced by the amount of any Permitted Tax Distributions.

“Consolidated Non-cash Charges” means, with respect to any Person, for any period, the aggregate depreciation, amortization, non-cash write-offs of goodwill, intangibles and long-lived assets and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, excluding any such charges constituting an extraordinary item or loss or any such charge which requires an accrual of or a reserve for cash charges for any future period.

“Credit Agreement” means the Third Amended and Restated Credit Agreement dated as of the Issue Date, among National Beef Packing Company, LLC, the lenders party to such agreement in their capacities as lenders and U.S. Bank National Association, as agent, together with the related documents, including, without limitation, any guarantee agreements and security documents, in each case as such agreements may be amended (including any amendment and restatement of such agreement), supplemented or otherwise modified from time to time, including one or more credit agreements, loan agreements, indentures or similar agreements extending the maturity of, refinancing, replacing, renewing or otherwise restructuring, including increasing the amount of available borrowings or adding Restricted Subsidiaries of National Beef as additional borrowers or guarantors, all or any portion of the Indebtedness under such agreement or agreements or any successor or replacement agreement or agreements and whether by the same or any other agent, lender or group of lenders.

“Credit Facilities” means one or more debt facilities, including, without limitation, the Credit Agreement, providing for revolving credit loans, term loans or letters of credit and, in each case, as such agreements may be amended, amended and restated, supplemented, modified, refinanced, replaced or otherwise restructured, in whole or in part from time to time, including increasing the amount of available borrowings or adding Restricted Subsidiaries of National Beef as additional borrowers or guarantors, with respect to all or any portion of the Indebtedness under such agreement or agreements or any successor or replacement agreement or agreements and whether by the same or any other agent, lender or group of lenders.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect National Beef or any Restricted Subsidiary of National Beef against fluctuations in currency values.

“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

“Disqualified Capital Stock” means that portion of any Capital Stock which, by its terms, or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder of such security, or upon the happening of any event (other than an event which would constitute (1) a Change of Control or (2) an Asset Sale if the terms of such Capital Stock provide that National Beef may not purchase or redeem such Capital Stock except in compliance with the Restricted Payments covenant), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder of such Capital Stock (except, in each case, upon the occurrence of (1) a Change of Control or (2) an Asset Sale if the terms of such Capital Stock provide that National Beef may not purchase or redeem such Capital Stock except in compliance with the Restricted Payments covenant) on or prior to the final maturity date of the Notes; provided that limited liability company interests in National Beef that provide for the redemption of such limited liability company interests at the option of the holder of such interests or that require National Beef to commence a sale process for National Beef shall not be deemed to be Disqualified Capital Stock.

“Domestic Restricted Subsidiary” means a Restricted Subsidiary incorporated or otherwise organized or existing under the laws of the United States, any state of the United States or any territory or possession of the United States.

“Equity Offering” means a public or private offering of Qualified Capital Stock of National Beef or a direct or indirect parent company of National Beef; provided that, in the event of an Equity Offering by a direct or indirect parent company of National Beef, such entity contributes to the capital of National Beef the portion of the net cash proceeds of such Equity Offering necessary to pay the aggregate redemption price, plus accrued interest to the redemption date, of the Notes to be redeemed pursuant to the preceding paragraph.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

“fair market value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of National Beef acting reasonably and in good faith and shall be evidenced by a Board Resolution of the Board of Directors of National Beef delivered to the Trustee.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.

“Guarantee” means a guarantee of the Notes by a Guarantor.

“Guarantor” means each of National Beef’s Restricted Subsidiaries that in the future executes a supplemental indenture in which such Restricted Subsidiary agrees to be bound by the terms of the Indenture as a Guarantor; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms of the Indenture.

“Indebtedness” means with respect to any Person, without duplication,

(1) all Obligations of such Person for borrowed money;

(2) all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all Capitalized Lease Obligations of such Person;

(4) all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement, but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 120 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted;

(5) all Obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction;

(6) guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;

(7) all Obligations of any other Person of the type referred to in clauses (1) through (6) which are secured by any Lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset and the amount of the Obligation so secured;

(8) all Obligations under currency agreements and interest swap agreements of such Person; and

(9) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock. Notwithstanding the preceding, the obligations of National Beef or any of its Restricted Subsidiaries under, or with respect to, the Water Services Agreement shall be deemed not to constitute Indebtedness for purposes of the Indenture.

“Independent Financial Advisor” means a firm: (1) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in the Issuers; and (2) which, in the judgment of the Board of Directors of National Beef, is otherwise independent and qualified to perform the task for which it is to be engaged.

“Initial Purchasers” means Deutsche Bank Securities Inc., U.S. Bancorp Piper Jaffray Inc. and Rabo Securities USA, Inc.

“Interest Swap Obligations” means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

“Investment” means, with respect to any Person, any direct or indirect loan or other extension of credit, including, without limitation, a guarantee, or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person. “Investment” shall exclude extensions of trade credit by National Beef and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of National Beef or such Restricted Subsidiary, as the case may be. If National Beef or any Restricted Subsidiary of National Beef sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of National Beef such that, after giving effect to any such sale or disposition, National Beef no longer owns, directly or indirectly, 100% of the outstanding Common Stock of such Restricted Subsidiary, National Beef shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of.

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind, including any conditional sale or other title retention agreement, any similar lease and any agreement to give any security interest.

“Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents, other than the portion of any such deferred payment constituting interest, received by National Beef or any of its Restricted Subsidiaries from such Asset Sale net of:

(1) reasonable out-of-pocket expenses and fees relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees and sales commissions;

(2) taxes paid or payable, whether allocated to National Beef or its members, after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;

(3) repayment of Indebtedness that is secured by the property or assets that are the subject of such Asset Sale; and

(4) appropriate amounts to be provided by National Beef or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any adjustment in the sale price of such asset or assets or against any liabilities associated with such Asset Sale and retained by National Beef or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

“Obligations” means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Pari Passu Indebtedness” means any Indebtedness of either Issuer or any Guarantor that ranks pari passu in right of payment with the Notes or the Guarantee of such Guarantor, as applicable.

“Permitted Holder(s)” means U.S. Premium Beef, Ltd. and then current and former members of management of National Beef and their respective Affiliates.

“Permitted Indebtedness” means, without duplication, each of the following:

(1) Indebtedness under the Outstanding Notes issued on the Issue Date or the Exchange Notes in an aggregate principal amount not to exceed $160.0 million and the Guarantees of such Indebtedness;

(2) Indebtedness incurred pursuant to one or more Credit Facilities in an aggregate principal amount at any time outstanding not to exceed the greater of (a) $265.0 million and (b) the sum of (1) $125.0 million and (2) the Borrowing Base, less in the case of clause (a) and (b)(1) only the amount of all required permanent repayments, which are accompanied by a corresponding permanent commitment reduction, thereunder with the Net Cash Proceeds from Asset Sales;

(3) other Indebtedness of National Beef and its Restricted Subsidiaries outstanding on the Issue Date reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions on such Indebtedness;

(4) Interest Swap Obligations of National Beef or any Restricted Subsidiary of National Beef covering Indebtedness of National Beef or any of its Restricted Subsidiaries; provided that the notional principal amount of such Interest Swap Obligation does not, at the time of the incurrence of such Interest Swap Obligation, exceed the principal amount of the Indebtedness to which such Interest Swap Obligation relates;

(5) (a) Indebtedness under Currency Agreements; provided that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of National Beef and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder and (b) Indebtedness under Commodities Agreements;

(6) Indebtedness of a Restricted Subsidiary of National Beef to National Beef or to a Restricted Subsidiary of National Beef for so long as such Indebtedness is held by National Beef or a Restricted Subsidiary of National Beef or the holder of a Lien permitted under the Indenture, in each case subject to no Lien held by a Person other than National Beef or a Restricted Subsidiary of National Beef or the holder of a Lien permitted under the Indenture; provided that if as of any date any Person other than National Beef or a Restricted Subsidiary of National Beef or the holder of a Lien permitted under the Indenture owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (6) by the issuer of such Indebtedness;

(7) Indebtedness of National Beef to a Restricted Subsidiary of National Beef for so long as such Indebtedness is held by a Restricted Subsidiary of National Beef or the holder of a Lien permitted under the Indenture, in each case subject to no Lien other than a Lien permitted under the Indenture; provided that (a) any Indebtedness of National Beef to any Restricted Subsidiary of National Beef that is not a Guarantor is unsecured and subordinated, pursuant to a written agreement, to National Beef’s obligations under the Indenture and the Notes and (b) if as of any date any Person other than a Restricted Subsidiary of National Beef or the holder of a Lien permitted under the Indenture owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (7) by National Beef;

(8) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently, except in the case of daylight overdrafts drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within two business days of incurrence;

(9) Indebtedness of National Beef or any of its Restricted Subsidiaries in respect of performance bonds, bankers’ acceptances, workers’ compensation claims, surety or appeal bonds, payment obligations in connection with self-insurance or similar obligations, and bank overdrafts (and letters of credit in respect of any of the preceding) in the ordinary course of business;

(10) Indebtedness represented by Capitalized Lease Obligations and Purchase Money Indebtedness of National Beef and its Restricted Subsidiaries not to exceed $10.0 million at any one time outstanding;

(11) Refinancing Indebtedness;

(12) Indebtedness represented by guarantees by National Beef or its Restricted Subsidiaries of Indebtedness otherwise permitted to be incurred under the Indenture;

(13) Indebtedness of National Beef or any Restricted Subsidiary consisting of guarantees, indemnities or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets;

(14) Indebtedness of Foreign Restricted Subsidiaries in an aggregate principal amount not to exceed $2.0 million at any one time outstanding; and

(15) additional Indebtedness of National Beef and its Restricted Subsidiaries in an aggregate principal amount not to exceed $15.0 million at any one time outstanding, which amount may, but need not, be incurred in whole or in part under any Credit Facility.

For purposes of determining compliance with the “Limitation on Incurrence of Additional Indebtedness” covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (15) above or is entitled to be incurred pursuant to the Consolidated Fixed Charge Coverage Ratio provisions of such covenant, the Issuers shall, in their sole discretion, classify, or later reclassify, such item of Indebtedness in any manner that complies with this covenant. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of the “Limitations on Incurrence of Additional Indebtedness” covenant.

“Permitted Investments” means:

(1) Investments by National Beef or any Restricted Subsidiary of National Beef in any Person that is or will become immediately after any such Investment a Restricted Subsidiary of National Beef or that will merge or consolidate into National Beef or a Restricted Subsidiary of National Beef;

(2) Investments in National Beef by any Restricted Subsidiary of National Beef; provided that any Indebtedness evidencing such Investment and held by a Restricted Subsidiary that is not a Guarantor is unsecured and subordinated, pursuant to a written agreement, to National Beef’s obligations under the Notes and the Indenture;

(3) Investments in cash and Cash Equivalents;

(4) loans and advances to employees, directors and officers of National Beef and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of $2.0 million at any one time outstanding;

(5) Obligations under Currency Agreements, Interest Swap Obligations and Commodities Agreements entered into in the ordinary course of National Beef’s or its Restricted Subsidiaries’ businesses and for risk management purposes and otherwise in compliance with the Indenture;

(6) additional Investments not to exceed $15.0 million at any one time outstanding;

(7) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or in good faith settlement of delinquent obligations of such trade creditors or customers;

(8) Investments made by National Beef or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the “Limitation on Asset Sales” covenant;

(9) Investments represented by guarantees that are otherwise permitted under the Indenture;

(10) Investments the payment for which is Qualified Capital Stock of National Beef;

(11) Investments existing on the Issue Date, including the loan by National Beef of proceeds of the issuance of the Outstanding Notes to NB Acquisition, LLC on the Issue Date; and

(12) Investments in connection with the Water Services Agreement.

“Permitted Liens” means the following types of Liens:

(1) Liens existing as of the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date;

(2) Liens securing the Notes and the Guarantees;

(3) Liens securing Indebtedness permitted to be incurred under any Credit Facility pursuant to clause (2) of the definition of “Permitted Indebtedness”;

(4) Liens of National Beef or a Restricted Subsidiary of National Beef on assets of any Restricted Subsidiary of National Beef;

(5) Liens securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness which has been secured by a Lien permitted under the Indenture and which has been incurred in accordance with the provisions of the Indenture, provided that such Liens:

(a) are no less favorable to the Holders in any material respect when taken as a whole and are not more favorable to the lienholders in any material respect when taken as a whole with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced; and

(b) do not extend to or cover any property or assets of National Beef or any of its Restricted Subsidiaries not securing the Indebtedness so Refinanced;

(6) Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which National Beef or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

(7) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made;

(8) Liens incurred or deposits made in the ordinary course of business in connection with the Packers and Stockyards Act of 1921, workers’ compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations, exclusive of obligations for the payment of borrowed money;

(9) judgment Liens not giving rise to an Event of Default;

(10) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of National Beef or any of its Restricted Subsidiaries;

(11) any interest or title of a lessor under any Capitalized Lease Obligation; provided that such Liens do not extend to any property or assets which is not leased property subject to such Capitalized Lease Obligation;

(12) Liens securing Purchase Money Indebtedness incurred in the ordinary course of business, provided that

(a) such Purchase Money Indebtedness shall not exceed the purchase price or other cost of such property or equipment and shall not be secured by any property or equipment of National Beef or any Restricted Subsidiary of National Beef other than the property and equipment so acquired; and

(b) the Lien securing such Purchase Money Indebtedness shall be created within 180 days of such acquisition;

(13) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(14) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds of such letters of credit;

(15) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of National Beef or any of its Restricted Subsidiaries, including rights of offset and set-off;

(16) Liens securing Interest Swap Obligations which Interest Swap Obligations relate to Indebtedness that is otherwise permitted under the Indenture;

(17) Liens securing Indebtedness under Currency Agreements and Commodities Agreements permitted to be incurred pursuant to clause (5) of the definition of “Permitted Indebtedness”;

(18) Liens securing Acquired Indebtedness incurred in accordance with the “Limitation on Incurrence of Additional Indebtedness” covenant; provided that:

(a) such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by National Beef or a Restricted Subsidiary of National Beef and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by National Beef or a Restricted Subsidiary of National Beef; and

(b) such Liens do not extend to or cover any property or assets of National Beef or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of National Beef or a Restricted Subsidiary of National Beef and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by National Beef or a Restricted Subsidiary of National Beef;

(19) Liens on assets of a Restricted Subsidiary of National Beef that is not a Guarantor to secure Indebtedness of such Restricted Subsidiary that is otherwise permitted under the Indenture;

(20) leases, subleases, licenses and sublicenses granted to others that do not materially interfere with the ordinary course of business of National Beef and its Restricted Subsidiaries;

(21) banker’s Liens, rights of setoff and similar Liens with respect to cash and Cash Equivalents on deposit in one or more bank accounts in the ordinary course of business;

(22) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

(23) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of custom duties in connection with the importation of goods;

(24) Liens securing Indebtedness of Foreign Restricted Subsidiaries incurred pursuant to clause (14) of the definition of “Permitted Indebtedness;”

(25) Liens securing obligations under, or with respect to, the Water Services Agreement; and

(26) Liens securing Indebtedness permitted to be incurred pursuant to clause (15) of the definition of “Permitted Indebtedness.”

“Permitted Tax Distributions” means any payments, dividends or distributions pursuant to Section 7.6 of the Purchase Agreement and any payments, dividends or distributions to the then current or former direct or indirect beneficial owners of Capital Stock of National Beef, including any predecessor, in an amount equal to:

(1) with respect to any taxable year of National Beef, or portion of such taxable year, beginning after the Issue Date,

(a) the taxable income of National Beef for such taxable year of National Beef, or portion of such taxable year, that is allocated to such beneficial owners, multiplied by

(b) 48%; and

(2) with respect to any taxable year of National Beef, or portion of such taxable year, ending on or before the Issue Date,

(a) the net income of National Beef determined under GAAP, multiplied by

(b) 48%.

“Person” means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision of such governmental agency.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

“Purchase Agreement” means the Asset Sale and Purchase Agreement dated as of June 12, 2003 among U.S. Premium Beef, Ltd., USPBCo, LLC, U.S. Premium Products, LLC, Farmland Industries, Inc., Farmland Foods, Inc. and NBPCo., LLC.

“Purchase Money Indebtedness” means Indebtedness of National Beef and its Restricted Subsidiaries incurred in the normal course of business for the purpose of financing all or any part of the purchase price, or the cost of installation, construction or improvement, of property or equipment.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

“Refinance” means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means any Refinancing by National Beef or any Restricted Subsidiary of National Beef of Indebtedness incurred in accordance with the “Limitation on Incurrence of Additional Indebtedness” covenant, other than pursuant to clause (2), (4), (5), (6), (7), (8), (9), (10), (12), (13), (14) or (15) of the definition of Permitted Indebtedness, in each case that does not:

(1) result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by National Beef in connection with such Refinancing; or

(2) create Indebtedness with (a) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced, or a final maturity earlier than the final maturity of the Indebtedness being Refinanced; provided that (a) if such Indebtedness being Refinanced is Indebtedness of National Beef, and is not otherwise guaranteed by a Restricted Subsidiary of National Beef, then such Refinancing Indebtedness shall be Indebtedness solely of National Beef and (b) if such Indebtedness being Refinanced is subordinate or junior to the Notes, then such Refinancing Indebtedness shall be subordinate to the Notes at least to the same extent and in the same manner as the Indebtedness being Refinanced.

“Registration Rights Agreement” means the registration rights agreement dated as of the Issue Date among the Issuers and the Initial Purchasers.

“Restricted Subsidiary” of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

“Sale and Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to National Beef or a Restricted Subsidiary of any property, whether owned by National Beef or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by National Beef or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute or statutes thereto.

“Significant Subsidiary”, with respect to any Person, means any Restricted Subsidiary of such Person that satisfies the criteria for a “significant subsidiary” set forth in Rule 1.02(w) of Regulation S-X under the Exchange Act as such Rule is in effect as of the Issue Date.

“Subordinated Indebtedness” means Indebtedness of the Issuers or any Guarantor that is subordinated or junior in right of payment to the Notes or the Guarantee of such Guarantor, as the case may be.

“Subsidiary”, with respect to any Person, means:

(1) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person; or

(2) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

“Treasury Rate” means, with respect to a Redemption Date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two business days prior to such Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such Redemption Date to August 1, 2007; provided that if the period from such Redemption Date to August 1, 2007 is not equal to the constant maturity of the United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from such Redemption Date to August 1, 2007 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Unrestricted Subsidiary” of any Person means:

(1) any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors may designate any Subsidiary, including any newly acquired or newly formed Subsidiary, to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, National Beef or any other Subsidiary of National Beef that is not a Subsidiary of the Subsidiary to be so designated; provided that

(1) National Beef certifies to the Trustee that such designation complies with the “Limitation on Restricted Payments” covenant or the definition of “Permitted Investments”; and

(2) each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of National Beef or any of its Restricted Subsidiaries.

For purposes of making the determination of whether any such designation of a Subsidiary as an Unrestricted Subsidiary complies with the “Limitation on Restricted Payments” covenant, the portion of the fair market value of the net assets of such Subsidiary of National Beef at the time that such Subsidiary is designated as an Unrestricted Subsidiary that is represented by the interest of National Beef and its Restricted Subsidiaries in such Subsidiary, in each case as determined in good faith by the Board of Directors of National Beef, shall be deemed to be an Investment. Such designation will be permitted only if such Investment would be permitted at such time under the “Limitation on Restricted Payments” covenant or the definition of “Permitted Investments”.

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if:

(1) immediately after giving effect to such designation, National Beef is able to incur at least $1.00 of additional Indebtedness, other than Permitted Indebtedness, in compliance with the “Limitation on Incurrence of Additional Indebtedness” covenant; and

(2) immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing.

Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing provisions.

National Beef may not designate the Co-Issuer as an Unrestricted Subsidiary.

“Water Rights Acquisition” means a series of transactions whereby, among other things:

(1) National Beef has acquired or would acquire water rights for use at its Dodge City, Kansas facilities, all or a substantial portion of which water rights are or will be or become subject to a long term lease in favor of the City;

(2) National Beef has acquired or would acquire land associated with said water rights that National Beef may sell, trade or lease out; and

(3) National Beef would enter into and perform the Water Services Agreement.

“Water Services Agreement” means one or more agreements with Dodge City, Kansas whereby, among other things:

(1) National Beef would sublease water rights from the City;

(2) National Beef would facilitate the issuance of bonds of the City (the “City Bonds”) and proceeds of such bonds would be used to construct improvements to the City’s fresh water distribution and wastewater treatment systems, including the construction of a pipeline to bring the acquired water to a location capable of serving National Beef’s Dodge City facilities;

(3) National Beef would purchase water and wastewater services from the City on terms intended, in part, to provide approximately one-half of the funds necessary to repay the City Bonds;

(4) National Beef’s performance would be secured by a first priority lien and security interest in the water rights acquired as part of the Water Rights Acquisition; and

(5) National Beef would convey water rights to the City.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the then outstanding aggregate principal amount of such Indebtedness into

(2) the sum of the total of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect of such Indebtedness, by (b) the number of years, calculated to the nearest one-twelfth, which will elapse between such date and the making of such payment.

“Wholly Owned Restricted Subsidiary” of any Person means any Wholly Owned Subsidiary of such Person which at the time of determination is a Restricted Subsidiary of such Person.

“Wholly Owned Subsidiary” of any Person means any Subsidiary of such Person of which all the outstanding voting securities, other than in the case of a foreign Subsidiary, directors’ qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law, are owned by such Person or any Wholly Owned Subsidiary of such Person.

THE EXCHANGE OFFER

General

In connection with the sale of the outstanding notes, the purchasers thereof became entitled to the benefits of certain registration rights. Pursuant to the registration rights agreement executed as part of the offering, we agreed to (i) file within 135 days, and have the SEC declare effective within 195 days of the date of the original issue of the outstanding notes, the registration statement of which this prospectus is a part with respect to the exchange of the outstanding notes for the exchange notes to be issued in the exchange offer and (ii) cause the exchange offer to be completed within 225 days of the original issue of the outstanding notes. The exchange notes have terms identical in all material respects to the terms of the outstanding notes. However, in the event that any changes in law or applicable interpretation of the Staff of the SEC do not permit us to effect the exchange offer, or if for any other reason the exchange offer is not consummated within 225 days following the date of the original issue of the outstanding notes, or if an initial purchaser so requests in writing because it holds outstanding notes acquired in the original offering having the status of an unsold allotment, or if any holder of the outstanding notes other than the initial purchasers in the original offering is not eligible to participate in the exchange offer, we have agreed to use our best efforts to have the SEC declare effective by the 225th day after the original issue of the outstanding notes, a shelf registration statement with respect to the resale of the outstanding notes and to keep the shelf registration statement effective until two years after the effective date thereof. We also had agreed that in the event that either (i) the registration statement or a shelf registration statement is not filed with the SEC on or prior to the 135th calendar day following the date of the original issue of the outstanding notes or (ii) the registration statement or a shelf registration statement is not declared effective on or prior to the 195th calendar day following the date of the original issue of the outstanding notes or (iii) the exchange offer is not consummated on or prior to the 225th calendar day following the original issue of the outstanding notes or a shelf registration statement has been declared effective and ceases to be effective at any time prior to the second anniversary of the original issue of the outstanding notes, the interest rate borne by the old notes shall be increased by 0.5% per annum after such 135-day period in the case of clause (i) above, after such 195-day period in the case of clause (ii) above, or after such 225-day period in the case of clause (iii) above, in each case for a period of 90 days, after which time the interest rate shall be increased by an additional 0.5% per annum. The aggregate amount of such increases from the original interest rate pursuant to those provisions will in no event exceed 1.0% per annum. Upon (x) the filing of the registration statement or a shelf registration statement after the 135-day period in clause (i) above, (y) the effectiveness of the registration statement or a shelf registration statement after the 195-day period in clause (ii) above, or (z) the consummation of the exchange offer or the effectiveness of a shelf registration statement, as the case may be, after the 225-day period outlined in clause (iii) above, the interest rate borne by the outstanding notes from the date of such filing or effectiveness or the day before the date of consummation, as the case may be, will be reduced to the original interest rate if we are otherwise in compliance with such requirements.

In the event the exchange offer is consummated, we will not be required to file a shelf registration statement relating to any outstanding notes other than those held by persons not eligible to participate in the exchange offer, and the interest rate on such outstanding notes will remain at its initial level of 10 1/2%. The exchange offer shall be deemed to have been consummated upon the earlier to occur of (i) our having issued exchange notes for all outstanding notes (other than outstanding notes held by persons not eligible to participate in the exchange offer) pursuant to the exchange offer and (ii) our having exchanged, pursuant to the exchange offer, exchange notes for all outstanding notes that have been tendered and not withdrawn on the expiration date.

Following the completion of the exchange offer, holders of outstanding notes seeking liquidity in their investment would have to rely on exemptions to registration requirements under the securities laws, including the Securities Act. See “Risk Factors-Your failure to exchange your notes in the exchange offer will restrict your ability to resell them.”

Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept all outstanding notes validly tendered prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes accepted in the exchange offer. Holders may tender some or all of their outstanding notes pursuant to the exchange offer in denominations of $1,000 and integral multiples thereof.

Based on no-action letters issued by the Staff of the SEC to third parties, we believe that the exchange notes issued pursuant to the exchange offer in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than (i) a broker-dealer who purchased such outstanding notes directly from us to resell or (ii) a person that is an “affiliate” of ours within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that the holder is acquiring the exchange notes in its ordinary course of business, is not one of our affiliates and is not participating, and has no arrangements or understanding with any person to participate, in the distribution of the exchange notes, as such terms are interpreted by the SEC. Holders of outstanding notes wishing to accept the exchange offer must represent to us that such conditions have been met. If our belief is inaccurate, holders who transfer exchange notes in violation of the prospectus delivery provisions of the Securities Act and without an exemption from registration may bear liability under the Securities Act. We do not assume or indemnify holders against such liability.

Each broker-dealer that receives exchange notes in exchange for outstanding notes held for its own account, as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, such broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by such broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes. We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus and any amendment or supplement to this prospectus available to any such broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

As of the date of this prospectus, $160.0 million aggregate principal amount of the outstanding notes is outstanding. In connection with the issuance of the outstanding notes, we arranged for the outstanding notes initially purchased by qualified institutional buyers to be issued and transferable in book-entry form through the facilities of DTC, acting as depositary. The exchange notes will also be issuable and transferable in book-entry form through DTC.

This prospectus, together with the accompanying letter of transmittal, is being sent to all registered holders of the outstanding notes as of the close of business on             , 2004, which is the record date for purposes of the exchange offer. We fixed the record date accordingly solely for reasons of administration.

We shall be deemed to have accepted validly tendered outstanding notes when, as and if we have given oral or written notice thereof to the exchange agent. See “-Exchange Agent.” The exchange agent will act as agent for the tendering holders of outstanding notes for the purpose of receiving exchange notes from us and delivering exchange notes to such holders.

If any tendered outstanding notes are not accepted for exchange because of an invalid tender or the occurrence of certain other events set forth herein, certificates for any such unaccepted outstanding notes will be returned, without expense, to the tendering holder thereof promptly after the expiration date.

Holders of outstanding notes who tender in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes in connection with the exchange offer. See “-Fees and Expenses.”

The holders of outstanding notes do not have any appraisal or dissenters’ rights under the General Corporation Law of Delaware or the indenture governing the notes.

Expiration Dates, Extensions, and Amendments

The term “expiration date” shall mean                     , 2004 unless we, in our sole discretion, extend the exchange offer, in which case the term “expiration date” shall mean the latest date to which the exchange offer is extended.

In order to extend the expiration date, we will notify the exchange agent of any extension by oral or written notice and will mail to the record holders of outstanding notes an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Such announcement may state that we are extending the exchange offer for a specified period of time.

We reserve the right (i) to delay acceptance of any outstanding notes, to extend the exchange offer or to terminate the exchange offer and to refuse to accept outstanding notes not previously accepted, if any of the conditions set forth herein under “Termination” shall have occurred and shall not have been waived by us (if permitted to be waived by us), by giving oral or written notice of such delay, extension or termination to the exchange agent, and (ii) to amend the terms of the exchange offer in any manner deemed by us to be advantageous to the holders of the outstanding notes. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the exchange agent. If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the record holders of the outstanding notes of such amendment. If there is a material change in the terms of the exchange offer, we are generally required to extend the expiration date so that the exchange offer remains open for at least five business days from the date notice of such change is given to the record holders of the outstanding notes. If there is a change in the percentage of securities being sought or the consideration being offered in the exchange offer, we are generally required to extend the expiration date so that the exchange offer remains open for at least ten business days from the date notice of such change is given to the record holders of the outstanding notes.

Without limiting the manner by which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

Interest on the Exchange Notes

The exchange notes will bear interest from August 6, 2003, payable semiannually on August 1 and February 1 of each year commencing on February 1, 2004, at the rate of 10 1/2% per annum. Holders of outstanding notes whose outstanding notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on the outstanding notes accrued from August 6, 2003 until the date of the issuance of the exchange notes. Consequently, holders who exchange their outstanding notes for exchange notes will receive the same interest payment on February 1, 2004 (the first interest payment date with respect to the outstanding notes and the exchange notes) that they would have received had they not accepted the exchange offer.

Procedure for Tendering

To tender in the exchange offer, a holder must complete, sign and date the letter of transmittal, or a facsimile thereof, have the signature thereon guaranteed if required by the letter of transmittal and mail or otherwise deliver such letter of transmittal or such facsimile, together with the outstanding notes (unless such tender is being effected pursuant to the procedure for book-entry transfer described below) and any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date.

Any financial institution that is a participant in DTC’s Book-Entry Transfer Facility system may make book-entry delivery of the outstanding notes by causing DTC to transfer such outstanding notes into the exchange agent’s account in accordance with DTC’s Automated Tender Offer Program, or ATOP. To tender in the exchange offer, such DTC participant must transmit its acceptance to DTC, which will edit and verify the acceptance and execute a book-entry delivery to the exchange agent’s account at DTC. DTC will then send a computer-generated message, or Agent’s Message, to the exchange agent for its acceptance in which the DTC participant acknowledges and agrees to be bound by the terms of, and makes the representations and warranties contained in, the letter of transmittal as fully as if it had completed the information required by the letter of transmittal and executed and delivered the letter of transmittal to the exchange agent. Delivery of the Agent’s Message by DTC to the exchange agent will satisfy the terms of the exchange offer as to execution and delivery of a letter of transmittal and must occur prior to 5:00 p.m., New York City time, on the expiration date.

The tender by a holder of outstanding notes will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.

Delivery of all documents must be made to the exchange agent at its address set forth herein. Holders may also request that their respective brokers, dealers, commercial banks, trust companies, or nominees effect such tender for such holders.

The method of delivery of outstanding notes and the letters of transmittal and all other required documents to the exchange agent is at the election and risk of the holders. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery. No letter of transmittal or outstanding notes should be sent to us.

Only a holder of outstanding notes may tender such outstanding notes in the exchange offer. The term “holder” with respect to the exchange offer means any person in whose name outstanding notes are registered on the books of the company or any other person who has obtained a properly completed bond power from the registered holder, or any person whose outstanding notes are held of record by DTC who desires to deliver such outstanding notes by book-entry transfer at DTC.

Any beneficial holder whose outstanding notes are registered in the name of his broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on his behalf. If such beneficial holder wishes to tender on his own behalf, such beneficial holder must, prior to completing and executing the letter of transmittal and delivering his outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in such holder’s name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act (an “Eligible Guarantor Institution”) unless the outstanding notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal or (ii) for the account of an Eligible Guarantor Institution.

If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed therein, such outstanding notes must be endorsed or accompanied by appropriate bond powers, which authorize such person to tender the outstanding notes on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the outstanding notes, and also must be accompanied by opinions of counsel, certifications and other information required by us. Signatures on the outstanding notes or bond powers must be guaranteed by an Eligible Guarantor Institution.

If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

All the questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the tendered outstanding notes will be determined by us in our sole discretion, which determinations will be final and binding. We reserve the absolute right to reject any and all outstanding notes not validly tendered or any outstanding notes our acceptance of which would, in the opinion of counsel for us, be unlawful. We also reserve the absolute right to waive any irregularities or conditions of tender as to particular outstanding notes. The waiver of any conditions of the exchange offer, however, will be applied equally to all holders of outstanding notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within such time as we shall determine. Neither we, the exchange agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of outstanding notes nor shall any of them incur any liability for failure to give such notification. Tenders of outstanding notes will not be deemed to have been made until such irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost by the exchange agent to the tendering holder of such outstanding notes, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

In addition, we reserve the right in our sole discretion to (a) purchase or make offers for any outstanding notes that remain outstanding subsequent to the expiration date, or, as set forth under “Termination,” to terminate the exchange offer and (b) to the extent permitted by applicable law, purchase outstanding notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the exchange offer and will be subject to our ability to obtain a waiver of certain covenants in our amended credit facility.

By tendering, each holder of outstanding notes will represent to us that among other things, the exchange notes acquired pursuant to the exchange offer are being acquired in the ordinary course of business of the person receiving such exchange notes, whether or not such person is the holder, that neither the holder nor any other person intends to distribute or has an arrangement or understanding with any person to participate in the distribution of the exchange notes and that neither the holder nor any such other person is an “affiliate” of our company within the meaning of Rule 405 under the Securities Act.

Guaranteed Delivery Procedure

Holders who wish to tender their outstanding notes and (i) whose outstanding notes are not immediately available, (ii) who cannot deliver their outstanding notes, the letter of transmittal, or any other required documents to the exchange agent prior to the expiration date, or (iii) who cannot complete the procedure for book-entry transfer on a timely basis, may effect a tender if:

(a) The tender is made through an Eligible Guarantor Institution;

(b) prior to the expiration date, the exchange agent receives from such Eligible Guarantor Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder of the outstanding notes, the certificate number or numbers of such outstanding notes and the principal amount of outstanding notes tendered, stating that the tender is being made thereby, and guaranteeing that, within five business days after the expiration date, the letter of transmittal (or facsimile thereof), together with the certificate(s) representing the outstanding notes to be tendered in proper form for transfer and any other documents required by the letter of transmittal, will be deposited by the Eligible Guarantor Institution with the exchange agent; and

(c) Such properly completed and executed letter of transmittal (or facsimile thereof), together with the certificate(s) representing all tendered outstanding notes in proper form for transfer (or confirmation of a book-entry transfer into the exchange agent’s account at DTC of outstanding notes delivered electronically), and all other documents required by the letter of transmittal are received by the exchange agent within five business days after the expiration date.

Withdrawal of Tenders

Except as otherwise provided herein, tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

To withdraw a tender of outstanding notes in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth herein prior to 5:00 p.m., New York City time, on the expiration date and prior to acceptance for exchange thereof by the company. Any such notice of withdrawal must (i) specify the name of the person having deposited the outstanding notes to be withdrawn (the “Depositor”), (ii) identify the outstanding notes to be withdrawn (including the certificate number or numbers and principal amount of such outstanding notes or, in the case of outstanding notes transferred by book-entry transfer, the name and number of the account at DTC to be credited), (iii) be signed by the Depositor in the same manner as the original signature on the letter of transmittal, including any required signature guarantees or be accompanied by documents of transfers sufficient to permit the Trustee with respect to the outstanding notes to register the transfer of such outstanding notes into the name of the Depositor withdrawing the tender and (iv) specify the name in which any such outstanding notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) for such withdrawal notices will be determined by us, and our determination shall be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no exchange notes will be issued with respect thereto unless the outstanding notes so withdrawn are validly tendered. Any outstanding notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be tendered by following one of the procedures described above under “-Procedure for Tendering” at any time prior to the expiration date.

Termination

Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or issue exchange notes for, any outstanding notes not previously accepted for exchange, and may terminate or amend the exchange offer as provided herein before the expiration of the exchange offer if any law, statute, rule or regulation is adopted or enacted, or any existing law, statute, rule or regulation is interpreted by the Staff of the SEC in a manner, which we reasonably determine might materially impair our ability to proceed with the exchange offer.

If we determine that we may terminate the exchange offer, as set forth above, we may (i) refuse to accept any outstanding notes and return any outstanding notes that have been tendered to the holders thereof, (ii) extend the exchange offer and retain all outstanding notes that have been tendered prior to the expiration of the exchange offer, subject to the rights of such holders of tendered outstanding notes to withdraw their tendered outstanding notes, or (iii) waive such termination event with respect to the exchange offer and accept all properly tendered outstanding notes that have not been withdrawn. If such waiver constitutes a material change in the exchange offer, we will disclose such change by means of a supplement to this prospectus that will be distributed to each registered holder of outstanding notes and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders of the outstanding notes, if the exchange offer would otherwise expire during such period.

Exchange Agent

U.S. Bank National Association, the Trustee under the indenture governing the notes, has been appointed as exchange agent for the exchange offer. Questions and requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

By Mail or Hand Delivery:	U.S. Bank National Association
West Side Flats Operations Center
60 Livingston Avenue
St. Paul, Minnesota 55107
Facsimile Transmission: 651-495-8158
Confirm by Telephone: 800-934-6802

Fees and Expenses

The expense of soliciting tenders pursuant to the exchange offer will be borne by us. The principal solicitation for tenders pursuant to the exchange offer is being made by mail. Additional solicitations may be made by officers and regular employees of ours and our affiliates in person, by facsimile or telephone.

We will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent’s reasonable out-of-pocket expenses in connection therewith. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the outstanding notes and in handling or forwarding tenders for exchange.

The expenses to be incurred in connection with the exchange offer, including fees and expenses of the exchange agent and trustee and accounting and legal fees, will be paid by us.

We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes pursuant to the exchange offer. If, however, certificates representing exchange notes or outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any other person other than the registered holder of the outstanding notes tendered, or if tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of outstanding notes pursuant to the exchange offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other person) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

In General

The following is a summary of the material U.S. federal income tax (and, with respect to non-U.S. holders, estate tax) consequences to you of the acquisition of the exchange notes in the exchange offer and the ownership and disposition of the exchange notes. It:

•	is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed U.S. Treasury Department regulations all of which are subject to change (possibly with retroactive effect) or to different interpretations;

•	assumes that you hold the exchange notes as capital assets within the meaning of Section 1221 of the Code (that is, for investment purposes);

•	does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances (such as the application of the alternative minimum tax) or that may be relevant to you because you are subject to special rules, such as rules applicable to financial institutions, tax-exempt entities, holders whose “functional currency” is not the U.S. dollar, insurance companies, dealers in securities or foreign currencies, persons holding the notes as part of a hedge, straddle, “constructive sale,” “conversion” or other integrated transaction, or former U.S. citizens or long-term residents subject to taxation as expatriates under Section 877 of the Code;

•	does not discuss the effect of any state, local or foreign laws;

•	does not discuss tax consequences to an owner of exchange notes held through a partnership or other pass-through entity or to an owner of exchange notes who also holds an equity interest in us; and

•	assumes that:

•	the exchange notes are properly characterized as debt for U.S. federal income tax purposes;

•	the exchange notes are not convertible;

•	the exchange notes cannot be integrated with any other financial instrument;

•	a substantial amount of the exchange notes will be issued for money; and

•	the exchange notes are not payable in our membership interests, in stock of our co-issuer, or in the interests or stock of a party related to us.

This discussion only represents our best attempt to describe material federal income tax consequences that may apply to you based on current United States federal tax law. The Internal Revenue Service (“IRS”) or any court may disagree with this discussion. We encourage you to consult your own tax advisor regarding the application of U.S. federal income tax laws to your particular situation and the consequences of federal estate and gift tax laws, state, local and foreign laws and tax treaties.

As used in this section, a U.S. holder of an exchange note means a beneficial owner of an exchange note that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) a valid election is in place to treat the trust as a U.S. person.

As used in this section, a non-U.S. holder means a beneficial owner of an exchange note that is neither a U.S. holder nor a partnership.

Tax Consequences to U.S. Holders

This section applies to you if you are a U.S. holder.

Exchange Offer

You will not have taxable gain or loss on the exchange of original notes for exchange notes in connection with the exchange offer. Instead, your basis in the original notes will carry over to the exchange notes received, and the holding period of the exchange notes will include the holding period of the original notes surrendered.

Payments of Stated Interest

The payment of stated interest will be taxed as ordinary interest income. In general, you must report interest on the exchange notes in accordance with your accounting method. If you are a cash method taxpayer, which is the case for most individuals, you must report interest on the exchange notes in your income when you receive it. If you are an accrual method taxpayer, you must report interest on the exchange notes in your income as it accrues.

Redemption and Repurchase Rights

As described under the heading “Description of the Exchange Notes—Redemption,” we may under certain circumstances be required to repurchase the exchange notes for amounts in excess of the stated interest or principal of the exchange notes. Based on our current expectations, the chance that we will be required to repurchase or redeem the exchange note is remote. Accordingly, we intend to take the position that these contingent payments do not, as of the original issue date of the outstanding notes, cause the exchange notes to have original issue discount (“OID”) and do not affect the yield to maturity or the maturity date of the exchange notes. You may not take a contrary position unless you disclose your contrary position in the proper manner to the IRS.

We have the option to repurchase the exchange notes beginning after August 1, 2007 at the redemption prices listed in the “Description of the Exchange Notes” section under the heading “Optional Redemption,” and we also have the option to repurchase some of the exchange notes from the proceeds of any equity offering at a price equal to 110.50% of the face amount of the notes plus accrued and unpaid interest. If we were to exercise either of these options, the yield on the exchange note would be greater than it would otherwise be. Thus, under special rules governing this type of unconditional option, for tax purposes, we will be deemed not to exercise these options, and the possibility of this redemption premium will not affect the amount of interest income you recognize in advance of any such redemption premium.

We encourage you to consult your tax adviser with respect to the contingent payments and optional redemption rights described above. If, contrary to our expectations, we repurchase or redeem the exchange notes, or if the IRS takes the position that certain of the payments described were not remote as of the issue date, the amount and timing of interest income you must include in taxable income may have to be redetermined.

Sale, Exchange or Retirement of the Notes

Subject to the discussion above and below, on the sale, exchange or retirement of the exchange note:

•	You will have taxable gain or loss equal to the difference between the amount received by you (other than amounts representing accrued and unpaid interest) and your adjusted tax basis in the exchange note. Your tax basis is the cost of the original note to you,

•	increased by any accrued market discount if you have elected to include such market discount in your income with respect to the original note; and

•	decreased by any amortizable bond premium you have applied to reduce interest on the original note, and any principal payments you receive with respect to the original note.

•	Your gain or loss will generally be a capital gain or loss and will be a long-term capital gain or loss if you held the exchange note (and prior to the exchange note, the original note) for more than one year. The deductibility of capital losses is subject to limitation.

•	If you sell the exchange note between interest payment dates, a portion of the amount you receive will reflect interest that has accrued on the exchange note but has not yet been paid by the sale date. That amount is treated as ordinary interest income and not as sale proceeds.

Market Discount and Bond Premium

Under the market discount and bond premium provisions of the Code, generally:

•	If you have purchased (1) an original note at our initial offering of the original notes, for an amount less than its issue price or (2) an original note or exchange note subsequent to our initial offering of the original notes, for an amount less than the sum of the issue price and the aggregate amount of OID included in the income of all previous holders, the difference will be treated as market discount.

•	You will be required, subject to a de minimis exception, to treat any gain on the sale, exchange or retirement of the original note or the exchange note as ordinary income to the extent of the market discount that has not previously been included in your income and that has accrued on such original note or exchange note (including, in the case of an exchange note, any market discount accrued on the original note exchanged for such an exchange note) at the time of such sale, exchange or retirement.

•	Unless you elect to accrue under a constant yield method, any market discount will be considered to accrue ratably during the period from the date of acquisition of the exchange note to the maturity date.

•	If an original note or an exchange note has market discount, you may be required to defer the deduction of all or a portion of the interest expense on any indebtedness incurred or continued in order to purchase or carry the original note or the exchange note (including, in the case of an exchange note, the interest expense on any indebtedness incurred or continued in order to purchase or carry the original note exchanged for such an exchange note) until (1) the maturity of the original note or exchange note, (2) the earlier disposition in a taxable transaction of the original note or exchange note or (3) if you make an appropriate election, a subsequent taxable year in which you realize sufficient interest income with respect to the exchange note.

•	You may elect to include market discount in income currently as it accrues, on either a ratable or constant yield method, in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired by you during the taxable year of the election and thereafter, and may not be revoked without the consent of the IRS).

•	If you have purchased an original note or an exchange note for an amount that is greater than its face value, you generally may elect to amortize that premium from the purchase date to the maturity date under a constant yield method. Amortizable premium can generally only offset interest income on such original note or exchange note (including, in the case of an exchange note, the income on the original note exchanged for such an exchange note) and may generally not be deducted against other income. Your basis in an original note or an exchange note will be reduced by any premium amortization deductions. An election to amortize premium on a constant yield method, once made, generally applies to all debt obligations held or subsequently acquired by you during the taxable year of the election and thereafter, and may not be revoked without the consent of the IRS.

•	The rules regarding market discount and bond premium are complex and the rules described above may not apply in all cases. Accordingly, we encourage you to consult your own tax adviser regarding their application.

Information Reporting and Backup Withholding

Under the tax rules concerning information reporting and backup withholding to the IRS:

•	If you hold the exchange notes through a broker or other securities intermediary, the intermediary must provide information to the IRS and to you on IRS Form 1099 concerning interest and retirement proceeds on the exchange notes, unless an exemption applies.

•	Similarly, unless an exemption applies, you must provide the intermediary or us with your Taxpayer Identification Number for use in reporting information to the IRS. If you are an individual, this is generally your social security number. You are also required to comply with other IRS requirements concerning information reporting, including a certification that you are not subject to backup withholding and that you are a U.S. person.

•	If you are subject to these requirements but do not comply, the intermediary must withhold a percentage of all amounts payable to you on the exchange notes, including principal payments. Under current law, this percentage will be 28% for amounts paid through 2010 and 31% thereafter. This is called backup withholding. Backup withholding may also apply if we are notified by the IRS that such withholding is required or that the Taxpayer Identification Number you provided is incorrect.

•	Backup withholding is not an additional tax. You may use the withheld amounts, if any, as a credit against your federal income tax liability provided that the required procedures are followed.

•	All individuals are subject to these requirements. Some non-individual holders, including all corporations, tax-exempt organizations and individual retirement accounts, are exempt from these requirements.

Tax Consequences to Non-U.S. Holders

This section applies to you if you are a non-U.S. holder.

Exchange Offer

The exchange of original notes for exchange notes in connection with the exchange offer will not be a taxable sale or exchange.

Interest

Subject to the discussion below concerning effectively connected income and backup withholding, payments of interest on the exchange notes by us or any paying agent to you will not be subject to U.S. federal withholding tax, provided that either

•	pursuant to the “portfolio interest” exception:

•	you do not own, actually or constructively, 10% or more of the capital or profits interests in us,

•	you are not a controlled foreign corporation (within the meaning of the Code) that is related, directly or indirectly, to us,

•	you are not a bank receiving interest on the exchange notes on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of your trade or business,

•	you certify to us or our paying agent on IRS Form W-8BEN (or appropriate substitute form) under penalties of perjury, that you are not a U.S. person, provided that if you hold the exchange notes through a financial institution or other agent acting on your behalf, you will be required to provide appropriate documentation to the agent and your agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries; or

•	you are otherwise entitled to the benefits of an income tax treaty under which such interest is exempt from U.S. federal withholding tax, and you or your agent provides to us a properly executed IRS Form W-8BEN (or an appropriate substitute form evidencing eligibility for the exemption).

Payments of interest on the exchange notes that do not meet the above-described requirements will be subject to a U.S. federal income tax of 30% (or such lower rate provided by an applicable income tax treaty if you establish that you qualify to receive the benefits of such treaty) collected by means of withholding. However, if you have purchased an exchange note with bond premium, we encourage you to consult your own tax advisor regarding the application of the bond premium rules.

Sale, Exchange or Retirement of the Notes

Subject to the discussion below concerning effectively connected income and backup withholding, you will not be subject to U.S. federal income tax on any gain (including gain attributable to marked discount) realized on the sale, exchange or retirement of the exchange note unless you are an individual, you are present in the United States for at least 183 days during the year in which you dispose of the exchange note, and other conditions are satisfied.

Effectively Connected Income

The preceding discussion assumes that the interest and gain received by you is not effectively connected with the conduct by you of a trade or business in the United States. If you are engaged in a trade or business in the United States and your investment in an exchange note is effectively connected with such trade or business:

•	You will be exempt from the 30% withholding tax on interest (provided a certification requirement, generally on IRS Form W-8ECI, is met) and will instead generally be subject to regular U.S. federal income tax on any interest and gain with respect to the notes in the same manner as if you were a U.S. holder.

•	If you are a foreign corporation, you may also be subject to an additional branch profits tax of 30% or such lower rate provided by an applicable income tax treaty if you establish that you qualify to receive the benefits of such treaty.

•	If you are eligible for the benefits of a tax treaty, any effectively connected income or gain will generally be subject to U.S. federal income tax only if it is also attributable to a permanent establishment maintained by you in the United States.

U.S. Federal Estate Tax

An exchange note held or beneficially owned by an individual who, for estate tax purposes, is not a citizen or resident of the United States at the time of death will not be includable in the decedent’s gross estate for U.S. estate tax purposes, provided that (i) such holder or beneficial owner did not at the time of death actually or constructively own 10% or more of the combined voting power of all of our classes of stock entitled to vote, and (ii) at the time of death, payments with respect to such exchange note would not have been effectively connected with the conduct by such holder of a trade or business in the United States. In addition, the U.S. estate tax may not apply with respect to such exchange note under the terms of an applicable estate tax treaty.

Information Reporting and Backup Withholding

U.S. rules concerning information reporting and backup withholding applicable to non-U.S. holders are as follows:

•

Interest payments you receive will be automatically exempt from the usual backup withholding rules if such payments are subject to the 30% withholding tax on interest or if they are exempt from that tax by application of a tax treaty or the “portfolio interest” exception. The exemption does not apply if the withholding agent or an intermediary knows or has reason to know that you should be subject to the usual information reporting or backup withholding rules. In addition, information reporting may still apply to payments of interest (on Form 1042-S) even if certification is provided and the interest is exempt from the 30% withholding tax.

•	Sale proceeds you receive on a sale of your exchange notes through a broker may be subject to information reporting and/or backup withholding if you are not eligible for an exemption, or do not provide the certification described above. In particular, information reporting and backup withholding may apply if you use the U.S. office of a broker, and information reporting (but generally not backup withholding) may apply if you use the foreign office of a broker that has certain connections to the United States.

•	Copies of the information returns reporting such interest and withholding may be made available to the tax authorities in the country in which a non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement.

•	Backup withholding is not an additional tax. You may use the withheld amount, if any, as a credit against your federal income tax liability, provided that the required procedures are followed.

•	We encourage you to consult your tax advisor concerning the application of information reporting and backup withholding rules.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resales. In addition, we agreed, with exceptions, that we would not for a period of 180 days from July 31, 2003, the date of the offering memorandum distributed in connection with the sale of the outstanding notes, directly or indirectly offer, sell, grant any options to purchase or otherwise dispose of any debt securities other than in connection with this exchange offer.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

The initial purchasers of the outstanding notes have advised us that following completion of the exchange offer they intend to make a market in the exchange notes to be issued in the exchange offer; however, the initial purchasers are under no obligation to do so and any market activities with respect to the exchange notes may be discontinued at any time.

LEGAL MATTERS

The validity of the issuance of the exchange notes offered hereby will be passed upon for us by Ropes & Gray LLP, Boston, Massachusetts.

EXPERTS

The consolidated financial statements and schedule of National Beef Packing Company, LLC and subsidiaries (Successor) as of August 30, 2003 and for the 24 days ended August 30, 2003 and of Farmland National Beef Packing Company, L.P. and subsidiaries (Predecessor) as of August 31, 2002 and for the 340 days ended August 6, 2003 and for each of the fiscal years ended August 31, 2002 and August 25, 2001 have been included herein in reliance upon the reports of KPMG LLP, independent accountants, appearing elsewhere herein and in the registration statement, and upon the authority of said firm as experts in accounting and auditing.

The audit reports covering the Successor and Predecessor consolidated financial statements and schedule noted above contain an explanatory paragraph that states that as discussed in Note 3 to the consolidated financial statements, effective August 7, 2003, U.S. Premium Beef, Ltd. acquired a controlling interest in Farmland National Beef Packing Company, L.P. in a business combination accounted for as a purchase. As a result of the transaction, the consolidated financial information for the period after the acquisition (Successor Period) is presented on a different cost basis than that for the periods before the acquisition (Predecessor Period) and, therefore, is not comparable.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-4 under the Securities Act with the SEC with respect to the issuance of the exchange notes. This prospectus, which is included in the registration statement, does not contain all of the information included in the registration statement. Certain parts of this registration statement are omitted in accordance with the rules and regulations of the SEC. For further information about us and the exchange notes, we refer you to the registration statement. You should be aware of the statements made in this prospectus as to the contents of any agreement or other document filed as an exhibit to the registration statement are not complete. Although we believe that we have summarized the material terms of these documents in the prospectus, these statements are qualified in their entirety by reference to the full and complete text of the related documents.

We have agreed that, whether or not we are required to do so by the SEC, for so long as any of the exchange notes remain outstanding, we will furnish to the holders of the exchange notes (if not filed with the SEC) or we will file with the SEC, within the time periods specified in the rules and regulations of the SEC:

(1)	all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if we were required to file these forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and, with respect to the annual information only, a report thereon by our certified independent accountants; and

(2)	all current reports that would be required to be filed with the SEC on Form 8-K if we were required to file these reports.

Any reports or documents we file with the SEC, including the registration statement, may be inspected and copied at the Public Reference Section of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of these reports or other documents may be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at (800) 732-0330. In addition, the SEC maintains a web site that contains reports and other information that is filed through the SEC’s Electronic Data Gathering Analysis and Retrieval System. The web site can be accessed at http://www.sec.gov.

NATIONAL BEEF PACKING COMPANY, LLC

AND SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Audited Consolidated Financial Statements:

Independent Auditors’ Report	F-2

Consolidated Balance Sheets at August 31, 2002 and August 30, 2003	F-3

Consolidated Statements of Operations for the fiscal year ended August 25, 2001, the fiscal year ended August 31, 2002, the 340 days ended August 6, 2003 and the 24 days ended August 30, 2003	F-4

Consolidated Statements of Cash Flows for the fiscal year ended August 25, 2001, the fiscal year ended August 31, 2002, the 340 days ended August 6, 2003 and the 24 days ended August 30, 2003	F-5

Consolidated Statements of Partners’/Members’ Capital for the fiscal year ended August 25, 2001, the fiscal year ended August 31, 2002, the 340 days ended August 6, 2003 and the 24 days ended August 30, 2003

F-6

Consolidated Statements of Comprehensive Income for the fiscal year ended August 25, 2001, the fiscal year ended August 31, 2002, the 340 days ended August 6, 2003 and the 24 days ended August 30, 2003

F-7

Notes to Consolidated Financial Statements	F-8

Unaudited Condensed Consolidated Financial Statements:

Consolidated Balance Sheets at August 30, 2003 and November 29, 2003	F-31

Consolidated Statement of Operations for the 13 weeks ended November 30, 2002 and the 13 weeks ended November 29, 2003	F-32

Consolidated Statement of Cash Flows for the 13 weeks ended November 30, 2002 and the 13 weeks ended November 29, 2003	F-33

Notes to Condensed Consolidated Financial Statements	F-34

Independent Auditors’ Report

The Board of Directors and Stockholders

National Beef Packing Company, LLC:

We have audited the accompanying consolidated balance sheet of National Beef Packing Company, LLC and subsidiaries (Successor) as of August 30, 2003, and the consolidated balance sheet of Farmland National Beef Packing Company, LP and subsidiaries (Predecessor) as of August 31, 2002, and the related consolidated statements of operations, partners’/members’ capital, comprehensive income, and cash flows for the 24 days ended August 30, 2003 (Successor period), and for the 340 days ended August 6, 2003 and for each of the fiscal years ended August 31, 2002 and August 25, 2001 (Predecessor periods). These consolidated financial statements are the responsibility of the Companies’ management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the Untied States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the aforementioned Successor consolidated financial statements present fairly, in all material respects, the financial position of National Beef Packing Company, LLC and subsidiaries as of August 30, 2003, and the results of their operations and their cash flows for the Successor period, in conformity with accounting principles generally accepted in the United States of America. Further, in our opinion, the aforementioned Predecessor consolidated financial statements present fairly, in all material respects, the financial position of Farmland National Beef Packing Company, LP and subsidiaries as of August 31, 2002, and the results of their operations and their cash flows for the Predecessor periods, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 3 to the consolidated financial statements, effective August 7, 2003, U.S. Premium Beef, Ltd. acquired a controlling interest in Farmland National Beef Packing Company, LP in a business combination accounted for as a purchase. As a result of the transaction, the consolidated financial information for the period after the acquisition (Successor Period) is presented on a different cost basis than that for the periods before the acquisition (Predecessor Periods) and, therefore, is not comparable.

/s/ KPMG LLP

KPMG LLP

Kansas City, Missouri

December 12, 2003

NATIONAL BEEF PACKING COMPANY, LLC

AND SUBSIDIARIES

Consolidated Balance Sheets

	Predecessor Entity	Successor Entity
	Farmland National Beef Packing Company, L.P. and Subsidiaries	National Beef Packing Company, LLC and Subsidiaries
	August 31, 2002	August 30, 2003
Assets
Current Assets:
Cash and cash equivalents	$30,746,504	31,303,596
Accounts receivable, less allowance for returns and doubtful accounts of $3,049,040 and $5,133,549 in 2002 and 2003, respectively	117,307,952	155,857,812
Due from affiliates	3,046,189	732,680
Other receivables	2,096,228	4,143,097
Inventories	64,254,814	77,586,641
Deposits	20,170,365	20,768,031
Other current assets	3,483,979	9,932,335

Total current assets	241,106,031	300,324,192

Property, plant, and equipment, at cost:
Land and improvements	7,553,406	6,318,674
Buildings and improvements	64,770,959	52,524,176
Machinery and equipment	148,305,281	123,819,333
Trailers and automotive equipment	1,289,675	2,940,204
Furniture and fixtures	5,534,788	2,127,401
Construction in progress	16,901,563	24,542,363

	244,355,672	212,272,151
Less accumulated depreciation	102,864,994	1,751,382

Net property, plant, and equipment	141,490,678	210,520,769

Goodwill, net of accumulated amortization of $6,857,936 in 2002	12,214,173	78,857,899
Other Intangibles, net of accumulated amortization of $195,956 in 2003	—	31,565,221
Other assets	2,905,457	8,553,150

	$397,716,339	629,821,231

Liabilities and Partners’/Members’ Capital
Current liabilities:
Current instalments of long-term debt	$12,500,659	6,608,308
Cattle purchases payable	43,797,764	48,416,079
Accounts payable—trade	24,000,187	36,925,299
Due to affiliates	5,722,834	382,910
Accrued compensation and benefits	25,812,550	21,025,738
Accrued insurance	9,343,989	16,638,665
Other accrued expenses and liabilities	10,952,709	15,308,835
Distributions payable	12,227,095	22,386,230

Total current liabilities	144,357,787	167,692,064
Long-term debt, excluding current instalments	113,915,429	305,480,147
Other liabilities	2,190,506	3,310,793

Total liabilities	260,463,772	476,483,004

Minority interest	336,122	418,761
Capital subject to redemption	—	53,623,704
Partners’/Members’ capital:
Partners’ capital	136,926,220	—
Members’ capital	—	99,296,998
Accumulated other comprehensive loss	(9,725)	(1,236)

Total Partners’/Members’ capital	136,916,495	99,295,762
Commitments and contingencies	—	—

	$397,716,339	629,821,231

See accompanying notes to consolidated financial statements.

NATIONAL BEEF PACKING COMPANY, LLC

AND SUBSIDIARIES

Consolidated Statements of Operations

	Predecessor Entity			Successor Entity
	Farmland National Beef Packing Company, L.P. and Subsidiaries			National Beef Packing Company, LLC and Subsidiaries
	52 weeks ended August 25, 2001	53 weeks ended August 31, 2002	340 days ended August 6, 2003	24 days ended August 30, 2003
Net sales	$3,069,542,716	$3,246,831,394	$3,378,623,198	$282,832,136

Costs and expenses:
Cost of sales	2,945,751,272	3,126,288,254	3,252,430,734	264,635,309
Selling, general, and administrative	24,245,006	23,032,506	23,423,771	2,309,276
Depreciation and amortization	16,347,110	18,023,954	18,368,206	2,055,329

Total costs and expenses	2,986,343,388	3,167,344,714	3,294,222,711	268,999,914

Operating income	83,199,328	79,486,680	84,400,487	13,832,222

Other income (expense):
Interest income	587,562	270,813	510,921	41,145
Interest expense	(2,742,486)	(6,842,425)	(5,021,035)	(1,619,072)
Minority owners’ interest in net (income) loss of Kansas City Steak, LLC	44,668	(210,541)	(121,545)	(1,670)
Equity in loss of aLF Ventures, LLC	—	(942,853)	(1,343,680)	(41,045)
Other, net	294,368	4,708,690	332,473	(1,714,116)

Income before taxes	81,383,440	76,470,364	78,757,621	10,497,464
Income tax (expense) benefit	(912,983)	1,053,334	(296,625)	73,407

Net income	$80,470,457	$77,523,698	$78,460,996	$10,570,871

See accompanying notes to consolidated financial statements.

NATIONAL BEEF PACKING COMPANY, LLC

AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	Predecessor Entity			Successor Entity
	Farmland National Beef Packing Company, L.P. and Subsidiaries			National Beef Packing Company, LLC and Subsidiaries
	52 weeks ended August 25, 2001	53 weeks ended August 31, 2002	340 days ended August 6, 2003	24 days ended August 30, 2003
Cash flows from operating activities:
Net income	$80,470,457	$77,523,698	$78,460,996	$10,570,871
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	16,347,110	18,023,954	18,368,206	2,055,329
Loss (gain) on disposal and impairment of property, plant, and equipment	(6,000)	1,157,713	(10,234)	597,701
Minority interest	(44,668)	210,541	162,121	1,670
Change in assets and liabilities:
Accounts receivable	(9,272,699)	8,882,408	(30,014,720)	(8,535,140)
Due from affiliates	(336,695)	(1,419,899)	308,085	2,005,424
Other receivables	(1,284,193)	518,507	(3,173,296)	1,126,427
Inventories	(19,055,057)	6,748,785	(9,551,101)	(3,780,726)
Deposits	(43,291)	(19,432,182)	(597,666)	—
Other assets	(1,262,078)	(805,305)	(1,489,410)	(323,213)
Accounts payable	1,874,134	(1,610,335)	10,551,253	632,452
Due to affiliates	179,800	4,472,614	(2,385,793)	(2,954,131)
Accrued compensation and benefits	(6,777,849)	(5,809,620)	7,102,206	(1,889,017)
Accrued insurance	(2,572,098)	(1,089,957)	2,826,590	4,468,086
Other accrued expenses and liabilities	5,962,374	(1,609,474)	(1,385,093)	6,861,507
Cattle purchases payable	4,015,057	422,848	(5,763,636)	3,953,043

Net cash provided by operating activities	68,194,305	86,184,296	63,408,508	14,790,283

Cash flows from investing activities:
Capital expenditures, including interest capitalized	(41,208,094)	(21,300,332)	(31,996,310)	(1,697,933)
Acquisition of interest in Predecessor Entity	—	—	—	(236,821,012)
Acquisition of National Carriers, Inc.	—	—	(5,025,000)	—
Proceeds from sale of property, plant, and equipment	6,000	1,282,264	304,200	226,266

Net cash used in investing activities	(41,202,094)	(20,018,068)	(36,717,110)	(238,292,679)

Cash flows from financing activities:
Net receipts (payments) under revolving credit lines	12,694,962	(26,629,555)	797,087	12,375,280
Proceeds from issuance of term note	—	125,000,000	—	21,875,000
Proceeds from issuance of Senior Notes	—	—	—	160,000,000
Cash paid for financing costs	—	(2,522,495)	—	(10,283,427)
Change in overdraft balances	2,255,512	4,861,003	(1,330,366)	9,500,680
Capital contribution from minority interest owner	107,999	—	—	—
Principal payments of debt	(33,816)	(12,507,940)	(9,375,000)	—
Member contributions	—	—	—	45,964,000
Partnership distributions	(50,847,790)	(144,583,427)	(32,158,027)	—

Net cash provided by (used in) financing activities	(35,823,133)	(56,382,414)	(42,066,306)	239,431,533

Effect of exchange rate changes on cash	(16,914)	10,293	4,099	(1,236)

Net increase (decrease) in cash	(8,847,836)	9,794,107	(15,370,809)	15,927,901
Cash and cash equivalents at beginning of period	29,800,233	20,952,397	30,746,504	15,375,695

Cash and cash equivalents at end of period	$20,952,397	$30,746,504	$15,375,695	$31,303,596

Cash paid during the period for interest	$2,875,051	$6,066,172	$4,957,173	$316,176

Cash paid during the period for taxes	$511,286	$95,362	$296,625	$(73,407)

See accompanying notes to consolidated financial statements.

NATIONAL BEEF PACKING COMPANY, LLC

AND SUBSIDIARIES

Consolidated Statements of Partners’/Members’ Capital

	Predecessor Entity
	Farmland National Beef Packing Company, L.P. and Subsidiaries
	General partners	Limited partners	Total
Balance at August 26, 2000	$5,126,001	165,740,658	170,866,659
Allocation of net income	2,414,114	78,056,343	80,470,457
Distributions	(1,437,156)	(46,468,049)	(47,905,205)
Foreign currency translation adjustments	(507)	(16,407)	(16,914)

Balance at August 25, 2001	$6,102,452	197,312,545	203,414,997
Allocation of net income	2,325,710	75,197,988	77,523,698
Distributions	(4,320,975)	(139,711,518)	(144,032,493)
Foreign currency translation adjustments	309	9,984	10,293

Balance at August 25, 2002	$4,107,496	132,808,999	136,916,495
Allocation of net income	2,353,830	76,107,166	78,460,996
Distributions	(1,117,673)	(36,138,089)	(37,255,762)
Foreign currency translation adjustments	123	3,976	4,099

Balance at August 06, 2003	$5,343,776	172,782,052	178,125,828

	Successor Entity
	National Beef Packing Company, L.P. and Subsidiaries
	Capital Subject to Redemption
	Class A	Class B-1	Class B-2 and C(a)	Total
Balance at August 7, 2003	—	—	—	—
Issuance of Class A and Class B-1 Units for cash	$33,068,241	7,895,759	—	40,964,000
Contribution of earned deferred compensation for Class B-2 Units and rights to Class A and Class C Units	9,085,714	—	914,286	10,000,000
Allocation of net income	—	4,437,552	513,844	4,951,396
Class A 5% Priority Distribution	(108,718)	—	—	(108,718)
Class B Distributions	—	(1,956,430)	(226,544)	(2,182,974)

Balance at August 30, 2003	$42,045,237	10,376,881	1,201,586	53,623,704

	Members’ Capital
	Class A	Class B-1	Accumulated Other Comprehensive Income	Total
Balance at August 7, 2003	$—	—	—	—
Issuance of Class A and Class B-1 Units in exchange for U.S. Premium’s interest in FNBPC	86,447,231	5,000,000	—	91,447,231
Issuance of Class B-1 Units for cash	—	5,000,000	—	5,000,000
Allocation of net income	—	5,619,475	—	5,619,475
Class A 5% Priority Distribution	(291,884)	—	—	(291,884)
Class B Distributions	—	(2,477,824)	—	(2,477,824)
Foreign currency translation adjustments	—	—	(1,236)	(1,236)

Balance at August 30, 2003	$86,155,347	13,141,651	(1,236)	99,295,762

(a)	Class B-2 and Class C collectively have equal value and rights as Class B-1

See accompanying notes to consolidated financial statements.

NATIONAL BEEF PACKING COMPANY, LLC

AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

	Predecessor Entity			Successor Entity
	Farmland National Beef Packing Company, L.P. and Subsidiaries			National Beef Packing Company, LLC and Subsidiaries
	August 25, 2001 (52 weeks)	August 31, 2002 (53 weeks)	August 6, 2003 (340 days)	August 30, 2003 (24 days)
Net income	$80,470,457	$77,523,698	78,460,996	10,570,871
Other comprehensive income (loss):
Foreign currency translation adjustments	(16,914)	10,293	4,099	(1,236)

Comprehensive income	$80,453,543	$77,533,991	78,465,095	10,569,635

See accompanying notes to consolidated financial statements.

NATIONAL BEEF PACKING COMPANY, LLC

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF BUSINESS AND THE TRANSACTION

National Beef Packing Company, LLC (“NBP” or “Successor”), is a Delaware limited liability company which is the successor entity to the former Farmland National Beef Packing Company, L.P. (“FNBPC” or “Predecessor”) as a result of the transaction described below, which occurred on August 6, 2003. Since the assets and liabilities of NBP are presented on a new basis of accounting, the financial information for NBP is not comparable to the financial information of FNBPC prior to August 7, 2003.

NBP sells its meat products to customers in the foodservice, international, further processor and retail distribution channels. NBP also produces and sells by-products that are derived from its meat processing operations and variety meats to customers in various industries.

NBP operates beef slaughter and fabrication facilities in Liberal and Dodge City, Kansas, case-ready beef and pork processing facilities in Hummels Wharf, Pennsylvania and Moultrie, Georgia and holds a 76.9% interest in Kansas City Steak Company, LLC, a portion control processing facility in Kansas City, Kansas. A wholly-owned subsidiary, National Carriers, Inc., located in Liberal, Kansas, provides trucking services to NBP and third parties.

Approximately 2,800 employees at the Liberal, Kansas facility are represented under a collective bargaining agreement scheduled to expire December 21, 2003. Management anticipates the agreement to be renewed in the normal course of business.

The Transaction—On June 12, 2003, U.S. Premium Beef, Ltd. (“U.S. Premium Beef”) entered into an agreement with Farmland Industries, Inc., (“Farmland”), to acquire all of the partnership interests in Farmland National Beef Packing Company, L.P. (“FNBPC”) held by Farmland, which approximated 71.2%. U.S. Premium Beef, which held the remaining interest in FNBPC, formed NB Acquisition, LLC (“NB Acquisition”) to consummate the acquisition. U.S. Premium Beef, NBPCo Holdings, LLC (“NBPCo Holdings”), and certain members of management purchased equity in NB Acquisition for $46.0 million in cash. NB Acquisition used a portion of these funds to purchase all of the membership interest of an affiliate of Farmland that held Farmland’s general partnership interest in FNBPC, giving NB Acquisition voting control of FNBPC. Immediately thereafter, to finance the purchase of Farmland’s remaining interest, FNBPC issued $160.0 million of 10 1/2% Senior Notes due 2011 (the “Senior Notes”) and amended its existing credit facility. A portion of the proceeds of the Senior Notes offering and borrowings under the amended credit facility were transferred to NB Acquisition. Subsequently, NB Acquisition merged into FNBPC, and converted into a limited liability company, NBP, under Delaware law. These transactions closed on August 6, 2003. NBP continues to hold all of the same assets FNBPC held before the consummation of the transactions, including equity in subsidiaries, except that Farmland retained a 49% interest in a NBP subsidiary National Beef aLF, LLC, which holds a 47.5% interest in aLF Ventures, LLC. From July 2006 to July 2008, Farmland has a put right of this interest in National Beef aLF, LLC to NBP at its then fair market value. If the interest in National Beef aLF, LLC is not repurchased, NBP is required to put the entire interest up for sale. Due to uncertainties in aLF Ventures, LLC’s ability to generate future revenues, no amounts were allocated to the put option in the consolidated financial statements.

NATIONAL BEEF PACKING COMPANY, LLC

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table sets forth the approximate sources and uses of funds (in millions) in connection with the Transaction as it occurred on August 6, 2003.

Sources
Available cash	$3.2
Revolving credit facility(1)	16.0
Term loan	125.0
Senior Notes	160.0
NBPCo Holdings equity(2)	35.4
U.S. Premium Beef equity(3)	96.4
Management equity(4)	15.6

Total	$451.6

Uses

Purchase of Farmland’s interest	$232.0
Refinancing of existing credit facility	103.1
U. S. Premium Beef rollover equity	91.4
Membership interests issued as deferred compensation(4)	10.0
Transaction costs(5)	15.1

Total	$451.6

(1)	NBP had total availability, including the amount presented, of $140.0 million under the amended revolving credit facility at August 6, 2003. Actual borrowings under the amended revolving credit facility at the closing of the Transaction were $16.0 million.
(2)	Represents cash equity from NBPCo Holdings.
(3)	Includes $5.0 million in cash and the predecessor basis of the 28.8% equity interest in FNBPC held by U.S. Premium Beef prior to the Transaction.
(4)	Includes $5.6 million in cash and $10.0 million of cash incentive compensation earned as of closing that was issued as compensation on a deferred basis in the form of additional membership interests in NBP.
(5)	Includes commitment, placement, financial advisory and other transaction fees, and legal, accounting and other professional fees.

The total purchase price (including expenses and other consideration) has been allocated to the net assets based on their estimated fair values at the date of acquisition to the extent of the approximately 71.2% change in ownership as of the date of closing. The Transaction is within the scope of Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations, which resulted in a new basis of accounting in accordance with the Emerging Issues Task Force (“EITF”) 88-16, Basis in Leveraged Buyout Transactions. In accordance with that guidance, the interest of U.S. Premium Beef, a minority owner of the Predecessor, was carried over at its predecessor basis because a change in control has occurred in which U.S. Premium Beef obtained unilateral control of NBP. The excess of the purchase price over U.S. Premium Beef’s predecessor basis of net assets acquired was recognized as a reduction in members’ capital.

U.S. Premium Beef, NBPCo Holdings and management each hold Class A and Class B interests in NBP. In addition, members of management will be issued a fixed number of additional Class A and Class C interests in NBP in lieu of cash payments owed under existing employment arrangements.

Class A Interests. Class A interests are non-voting and are entitled to a priority distribution of 5% per year on the face amount of the Class A interests, payable quarterly in cash to the extent permitted by NBP’s senior lenders and the indenture governing the Senior Notes. The face amount of the Class A interests, together with all unpaid priority distributions, will be distributed on a priority basis upon liquidation.

Class B Interests. Class B interests, together with the Class C interests described below, are entitled to receive all assets available for distribution upon liquidation after payment of the Class A face amount together with all unpaid Class A priority distributions. Class B interests will also be allocated all items of income and loss

NATIONAL BEEF PACKING COMPANY, LLC

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

earned or incurred by NBP after allocation of income attributable to the Class A priority distribution. In addition, the holders of Class B interests are entitled to receive quarterly distributions of 48% of NBP’s taxable net income to make tax payments. Certain of the Class B interests (B-2 interests) issued to management are in the form of “profits interests” issued in exchange for services previously rendered. The B-2 interests have rights in liquidation only to the extent of their profits interest. The voting power of the members (voting either directly or by action of the board of managers designated by the members) is determined based upon the number of Class B interests held.

Class C Interests. Rights to Class C interests are held only by owners of Class B-2 interests. Class B-2 and Class C interests collectively, have equal value and rights as Class B-1 interests. The face amount of the Class C interests will be distributed out of the assets available for distribution upon liquidation on a parity basis with the Class B interests after payment of the Class A face amount together with all unpaid Class A priority distributions.

U.S. Premium Beef holds approximately 53.2% of the Class B interests, as well as Class A interests with an aggregate face amount of approximately $88.8 million, NBPCo Holdings owns approximately 20.2% of the Class B interests, as well as Class A interests with an aggregate face amount of approximately $31.6 million, and members of management own approximately 26.6% of the Class B interests, as well as Class A interests with an aggregate face amount of approximately $1.5 million. After a specified period following completion of the Transaction, certain members of management will be issued a fixed number of additional Class A interests with an aggregate face amount of approximately $9.1 million and Class C interests with an aggregate face amount of approximately $0.9 million in lieu of cash payments owed under existing employment arrangements pursuant to deferred compensation agreements entered into in connection with the Transaction. These amounts were previously expensed as compensation expense in the Predecessor financial statements.

Capital subject to redemption represents Class A, B and C interests held by management and NBPCo Holdings, which include repurchase rights of the holders (see Note 10).

Prior to the current ownership, NPB was organized as a limited partnership of which NBPCo., L.L.C. and USPBCo., L.L.C. were the general partners and Farmland and U. S. Premium Beef were the limited partners. Farmland is the ultimate parent company of NBPCo., L.L.C. and U.S. Premium Beef is the ultimate parent company of USPBCo., L.L.C.

Prior to the close of the Transaction on August 6, 2003 as well as on August 31, 2002 and August 25, 2001, the partners and their ownership interests of the Partnership were as follows:

Partner Name	Type	Ownership interest
NBPCo., L.L.C.	General	2.5034%
USPBCo., L.L.C.	General	0.4966
Farmland	Limited	68.7100
U.S. Premium Beef	Limited	28.2900

		100.0000%

NBP continues to hold all of the same assets after the consummation of the Transaction, including equity in its subsidiaries, with the exception of a 49% interest in its previously wholly-owned subsidiary National Beef aLF, LLC, or aLF, LLC, which holds a 47.5% interest in aLF Ventures, LLC. This 49% interest in aLF, LLC was transferred to Farmland concurrent with the closing of the Transaction. After the transaction, NBP continues to hold a 24.2% interest in aLF Ventures, LLC through its 51% interest retained in aLF, LLC.

NATIONAL BEEF PACKING COMPANY, LLC

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 2. BASIS OF PRESENTATION AND ACCOUNTING POLICIES

Basis of Presentation

The aggregate purchase price for the Transaction described in Note 1 above was $236.8 million (including approximately $4.8 million of transaction costs), of which $190.8 million was funded through various incremental debt instruments, and the remainder funded through contributed or retained equity. The Transaction and the financial statements of the Acquired Interest provided herein have been accounted for as a purchase in accordance with SFAS No. 141 and EITF 88-16.

Accounting principles generally accepted in the United States of America require NBP’s operating results prior to the Transaction to be reported as the results of the Predecessor for periods prior to August 7, 2003 in the historical financial statements. NBP’s operating results subsequent to the Transaction are presented as the Successor’s results in the historical financial statements and include the 24 days ended August 30, 2003. Since the assets and liabilities of NBP are presented on a new basis of accounting, the financial information for NBP is not comparable to the financial information of FNBPC prior to August 7, 2003. Certain prior year amounts have been reclassified in order to conform to the current year presentation.

Consolidation

The consolidated financial statements include the accounts of NBP and its direct and indirect subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Fiscal Year

NBP’s fiscal year consists of 52 or 53 weeks, ending on the last Saturday in August. Fiscal 2001 and 2003 were 52 week fiscal years, while fiscal 2002 consisted of 53 weeks. All references to years in these notes to consolidated financial statements represent fiscal years unless otherwise noted.

Use of Estimates

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, using management’s best estimates and judgments where appropriate. These estimates and judgments affect the reported amounts of assets and liabilities and disclosure of the contingent assets and liabilities at the date of the financial statements. The estimates and judgments will also affect the reported amounts for certain revenues and expenses during the reporting period. Actual results could differ materially from these estimates and judgments.

Cash and Cash Equivalents

NBP considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Allowance for Returns and Doubtful Accounts

The allowance for returns and doubtful accounts is NBP’s best estimate of the amount of probable returns and credit losses in NBP’s existing accounts receivable. NBP determines these allowances based on historical experience and management’s judgements. Specific accounts are reviewed individually for collectibility.

NATIONAL BEEF PACKING COMPANY, LLC

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Inventories

Inventories consist primarily of meat products and supplies. Product inventories are stated at the lower of cost or market. The cost of inventories of the beef-packing operation, except supply inventories, is determined using the first-in, first-out (FIFO) method or market. The cost of all other inventories is determined using FIFO, specific, or average cost methods. The components of inventories are as follows:

	Predecessor Entity	Successor Entity
	Farmland National Beef Packing Company, L.P. and Subsidiaries	National Beef Packing Company, LLC and Subsidiaries
	August 31, 2002	August 30, 2003
	(Dollars in thousands)	(Dollars in thousands)
Product inventories:
Dressed and boxed meat products	$49,861	$60,781
Beef by-products	6,668	8,738
Supplies	7,726	8,068

	$64,255	$77,587

Property, plant and equipment

Property, plant and equipment purchased as part of the Transaction were recorded at estimated fair value, based on independent appraisals, to the extent of the approximately 71.2% change in ownership. Purchases of property, plant and equipment subsequent to the Transaction date, August 6, 2003, are recorded at cost. Accumulated depreciation as of the Transaction date was reclassified as a reduction of property, plant and equipment. Property, plant, and equipment are depreciated principally on a straight-line basis over the estimated useful life (based upon original acquisition date) of the individual asset by major asset class as follows:

Buildings and improvements	18 to 30 years
Machinery and equipment	3 to 10 years
Trailers and automotive equipment	2 to 5 years
Furniture and fixtures	3 to 10 years

Upon disposition of these assets, any resulting gain or loss is included in operations. Major repairs and maintenance costs that extend the useful life of the related assets are capitalized. Normal repairs and maintenance costs are charged to operations.

NBP capitalizes the cost of interest on borrowed funds, which are used to finance the construction of certain property, plant, and equipment. Such capitalized interest costs are charged to the property, plant, and equipment accounts and are amortized through depreciation charges over the estimated useful lives of the assets. Interest capitalized was $161,002, $208,008, $214,398, and $16,244 for the fiscal years ended August 25, 2001, August 31, 2002, the 340 days ended August 6, 2003 and the 24 days ended August 30, 2003, respectively.

NBP reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets held and used is assessed based on estimated undiscounted future cash flows. Impairment, if any, is recognized based on fair value of the assets. Assets to be disposed of are reported at the lower of cost or fair value less costs to sell, and are no longer depreciated.

NATIONAL BEEF PACKING COMPANY, LLC

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Predecessor recorded an impairment charge of $1,016,163 during fiscal 2002, which is included in selling, general and administrative expenses in the consolidated statements of operations. The impairment charge relates primarily to equipment in conjunction with abandoned plans to open a third case-ready facility. The estimated fair value of these assets was based primarily on salvage values, which approximated $995,000 at August 30, 2003. This charge is included in the Core Beef segment.

On October 3, 2001, the Financial Accounting Standards Board (FASB) issued SFAS No 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. While this statement supersedes SFAS No. 121, Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, it retains many of the fundamental provisions of that statement. The Predecessor adopted SFAS No. 144 on September 1, 2002. The adoption of this standard has not had a significant impact on the Predecessor’s or the Successor’s consolidated financial statements.

Depreciation and amortization expense was $16.3 million, $18.0 million, $18.3 million and $2.1 million for the fiscal years ended August 25, 2001 and August 31, 2002, the 340 days ended August 6, 2003, and the 24 days ended August 30, 2003, respectively.

Debt Issuance Costs

Costs related to the issuance of debt are capitalized and amortized to interest expense using the straight line method, which approximates the effective interest method, over the period the debt is outstanding. NBP has capitalized $10,283,427 in debt issuance costs associated with amending the existing credit facility and with the issuance of Senior Notes in 2003. These costs are being amortized over the life of the related debt instruments. Amortization of $100,032 was charged to interest expense during the 24 days ended August 30, 2003 related to these costs. During the 340 days ended August 6, 2003, the Predecessor expensed the unamortized portion of $1,559,710 of debt issuance costs associated with the credit facility prior to its amendment.

Goodwill and Other Intangible Assets

The Predecessor adopted SFAS No. 142, Goodwill and Other Intangible Assets, as of September 1, 2002. SFAS No. 142 provides that goodwill and other intangible assets with indefinite lives shall not be amortized but shall be tested for impairment on an annual basis. Identifiable intangible assets with definite lives are amortized over their estimated useful lives. In accordance with SFAS No. 142, the Predecessor completed its initial impairment testing of goodwill and identifiable intangible assets with indefinite lives, and determined there were no impairments. See Note 3 for a discussion of the purchase accounting associated with the Transaction and the determination of goodwill. All goodwill has been allocated to the Core Beef segment.

Goodwill prior to the Transaction related to the initial formation of FNBPC and subsequent acquisition of the Dodge City, Kansas facility and represented the excess of the cost over the fair value of the net assets acquired. Goodwill had been amortized on a straight-line basis over twenty-five years.

Prior to the adoption of SFAS No. 142, the Predecessor reviewed its long-lived assets, including goodwill, whenever events or changes in circumstances indicated that the carrying amount of an asset may not be recoverable. Recoverability of assets held and used was assessed based on estimated undiscounted future cash flows. Impairment, if any, is recognized based on fair value of the assets. Assets to be disposed of are reported at the lower of cost or fair value less costs to sell.

NATIONAL BEEF PACKING COMPANY, LLC

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table reflects the impact of goodwill amortization on prior year’s net income.

	Predecessor Entity
	Fiscal Year Ended
	August 25, 2001	August 31, 2002
Reported net income	$80,470,457	77,523,698
Add goodwill amortizaton(1)	762,900	777,571

Adjusted net income	$81,233,357	78,301,269

(1)	FYE 2001 consisted of 52 weeks, while FYE 2002 consisted of 53 weeks.

NBP evaluates goodwill and other indefinite life intangible assets annually for impairment and, if there is impairment, the carrying amount of goodwill and other intangible assets is written down to the implied fair value. NBP calculates the fair value of each reporting unit, using estimates of future cash flows.

In connection with the Transaction, intangible assets were identified and valued by an independent third party. As a result of this valuation, to the extent of the approximately 71.2% change of ownership, Trademarks were recorded at $20,438,246 and Customer Relationships were recorded at $11,322,931. Trademarks are not scheduled for amortization due to their expected indefinite useful life. NBP will amortize the recorded fair value of the Customer Relationships over 7 years on a straight-line basis. For the 24 days ended August 30, 2003, NBP recognized $195,956 of amortization expense. The following table reflects the anticipated amortization expense relative to intangible assets recognized in NBP’s balance sheet as of August 30, 2003, for each of the next five years and thereafter:

(Dollars in thousands)
Estimated amortization expense for fiscal years ended:
2004	$1,618
2005	$1,618
2006	$1,618
2007	$1,618
2008	$1,618
Thereafter	$3,037

Overdraft Balances

The majority of NBP’s bank accounts are zero balance accounts where cash needs are funded as checks are presented for payment by the holder. Checks issued pending clearance that result in overdraft balances for accounting purposes are included in the trade accounts payable balance, and the change in the related balance is reflected in financing activities on our statement of cash flows. Overdraft balances of $47.7 million and $55.8 million were included in trade accounts and cattle purchases payables at August 31, 2002 and August 30, 2003.

Self-insurance

NBP is self-insured for certain losses relating to worker’s compensation, auto liability, general liability and employee medical and dental benefits. NBP has purchased stop-loss coverage in order to limit its exposure to any significant levels of claims. Self-insured losses are accrued based upon NBP’s estimates of the aggregate uninsured claims incurred using actuarial assumptions accepted in the insurance industry and NBP’s historical experience rates. The increase in the insurance reserve during FYE 2003 was a result of the acquisition of National Carriers, Inc. in March of 2003 (See Note 12).

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Environmental Expenditures and Remediation Liabilities

Environmental expenditures that relate to current or future operations and which improve operational capabilities are capitalized at time of expenditure. Expenditures that relate to an existing or prior condition caused by past operations, and which do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when environmental assessments and/or remedial efforts are probable and the costs can be reasonably estimated.

Foreign Currency Translation

NBP has representative offices located in Tokyo, Japan and Seoul, South Korea. The primary activity of these offices is to assist customers with product and order related issues. For foreign operations, the local currency is the functional currency. Translation into U.S. dollars is performed for assets and liabilities at the exchange rates as of the balance sheet date. Income and expense accounts are translated at average exchange rates for the period. Adjustments resulting from the translation are reflected as a separate component of other comprehensive income.

Income Taxes

The provision for income taxes is computed on a separate legal entity basis. Accordingly, NBP does not provide for income taxes as the results of operations are included in the taxable income of the individual members. However, to the extent that subsidiary entities provide for income taxes, deferred tax assets and liabilities are recognized based on the differences between the financial statement and tax bases of assets and liabilities at each balance sheet date using enacted tax rates expected to be in effect in the year the differences are expected to reverse.

Fair Value of Financial Instruments

The carrying amounts of NBP’s financial instruments, including cash and cash equivalents, short-term trade receivables and payables, approximate their fair values due to the short-term nature of the instruments. NBP believes the carrying value of the Senior Notes approximates its fair value at August 30, 2003 due to the proximity of the issue date to the fiscal year end. The carrying value of other debt also approximates its fair value at August 30, 2003, as substantially all such debt has a variable interest rate.

Revenue Recognition

NBP recognizes revenue from the sale of products at the time of shipment, when NBP determines the risk of loss has transferred, collection of the relevant receivable is probable, persuasive evidence of an arrangement exists, and the price is fixed or determinable. National Carriers, Inc. recognizes revenue when shipments are complete.

Shipping Costs

Pass-through finished goods delivery costs reimbursed by customers are reported in sales, while an offsetting expense is included in cost of sales.

Research and Development and Advertising and Promotion Expenses

Research and development and advertising and promotion expenses are charged to operations in the period incurred. Research and development costs were $885,187 in the fiscal year ended August 25, 2001, $444,476 in the fiscal year ended August 31, 2002, $67,801 in the 340 day period ended August 6, 2003 and $540 in the 24 day period ended August 30, 2003. Advertising and promotion expenses were $5,170,286 in the fiscal year ended August 25, 2001, $1,845,337 in the fiscal year ended August 31, 2002, $1,316,694 in the 340 day period ended August 6, 2003 and $85,996 in the 24 day period ended August 30, 2003.

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Comprehensive Income

Comprehensive income consists of net income and foreign currency translation adjustments. NBP deems its foreign investments to be permanent in nature and does not provide for taxes on currency translation adjustments arising from converting the investment in a foreign currency to U.S. dollars.

Derivatives and Hedging Activities

NBP uses futures contracts in order to reduce exposure associated with entering into firm commitments to purchase live cattle at a price determined prior to the delivery of the cattle as well as to sell certain beef at a sales price determined prior to shipment. In accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, NBP accounts for these futures contracts and firm commitments at fair value. SFAS No. 133 imposes extensive record-keeping requirements in order to designate a derivative financial instrument as a hedge. Derivatives qualify for treatment as hedges when there is a high correlation between the change in fair value of the instrument and the related change in value of the underlying commitment. For derivatives that qualify as effective hedges, the change in fair value has no net impact on net income until the hedged transaction affects net income. For derivatives that are not designated as hedging instruments, or for the ineffective portion of a hedging instrument, the change in fair value does affect current period net income. While management believes each of these instruments manages various market risks, they are not designated and accounted for as hedges under SFAS No. 133 as a result of the extensive record-keeping requirements of this statement. Accordingly, the offsetting gains and losses associated with changes in the market value of the futures contracts and the changes in market value of the firm commitments are recorded to income and expense in cost of sales in the period of change.

The fair value of derivative assets is recognized within other current assets, while the fair value of derivative liabilities is recognized within accrued liabilities. The net fair value of derivatives recognized within other current assets and other accrued liabilities at August 31, 2002 and August 30, 2003 is not significant.

Recently Issued Accounting Standards

In June 2001, FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 requires NBP to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development, and/or normal use of the assets. NBP also records a corresponding asset that is depreciated over the life of the asset. Subsequent to the initial measurement of the asset retirement obligation, the obligation will be adjusted at the end of each period to reflect the passage of time and changes in the estimated future cash flows underlying the obligation. Effective September 1, 2002, the Predecessor adopted SFAS No. 143. The adoption of this standard did not have an effect on the Predecessor’s financial statements.

In November 2002, the FASB issued Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. The Interpretation requires certain guarantees to be recorded at fair value and also requires a guarantor to make certain disclosures regarding guarantees. The Interpretation’s initial recognition and initial measurement provisions are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The adoption of this Interpretation did not have a material effect on NBP’s consolidated financial statements or disclosures.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 3. PURCHASE ACCOUNTING

The Transaction described in Note 1 has been accounted for using the purchase method of accounting as of August 6, 2003. The allocation of the purchase price to the net assets acquired has been performed in accordance with SFAS 141, giving consideration to EITF 88-16 and resulted in goodwill of approximately $78.9 million. Previously unamortized goodwill of $12.2 million was eliminated in the Transaction. The beginning equity of NBP reflects the predecessor basis of U.S. Premium Beef’s interest in FNBPC plus the cash contributed by U.S. Premium Beef and the new members, and the contribution of earned deferred compensation by certain members of management. The calculation of the allocated purchase price for the Transaction, as presented below, reflects the net book value of the business as of August 6, 2003. In addition, the allocation of the purchase price reflects the fair value of the individual assets acquired and liabilities assumed to the extent of the approximate 71.2% change in ownership.

The purchase of the controlling interest was consummated by U.S. Premium Beef following the bankruptcy of Farmland in order to maintain its relationship with NBP.

The following details the adjustment to historical net book values based on the fair values of acquired assets and liabilities included in the Transaction. The adjustment to historical net book values of acquired assets and liabilities of the Acquired Interest is calculated as follows:

(Dollars in thousands)
Total purchase price and other consideration for Acquired Interest	$232,000
Fees and expenses	4,821

$236,821
Net book value of Acquired Interest on August 6, 2003	(114,635)

Excess purchase price to be allocated	$122,186

Amount allocated to:
Property, plant & equipment	51,738
Trademarks	20,438
Customer relationships	11,323
Allocated to goodwill	38,687

Excess purchase price allocated	$122,186

U.S. Premium Beef Basis in FNBPC	91,447
Net book value of U.S. Premium Beef interest on August 6, 2003	(51,276)

Excess of U.S. Premium Beef Basis over net book value at August 6, 2003 attributable to goodwill	40,171

Goodwill reconciliation:
Allocated to goodwill from Acquired Interest	38,687
Excess USPB basis attributable to goodwill	40,171

Total goodwill	$78,858

Prior to the Transaction, U.S. Premium Beef held an approximate 28.8% ownership interest in FNBPC, that was acquired in two transactions with Farmland, the former parent of NBP. In connection with the acquisition of this interest, U.S. Premium Beef paid an amount in excess of the proportionate underlying book value of the net assets acquired that amounted to $40,171. Because U.S. Premium Beef held a minority interest in FNBC, this

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excess investment, which was attributed to goodwill, was not recorded in the FNBPC financial statements. As a result, U.S. Premium Beef’s predecessor basis in FNBPC was $40,171 higher than its proportionate 28.8% of the underlying net book value of FNBPC.

As a result of the Transaction and in accordance with EITF 88-16, U.S. Premium Beef carried over its predecessor basis, resulting in the recognition of the $40,171 of goodwill in the Successor Entity’s financial statements.

Pro forma revenue would be unchanged for the periods presented. Pro forma net income (unaudited) as if the Transaction occurred on the first day of the periods presented below is as follows:

340 day period ended August 6, 2003	$51,442
Year ended August 31, 2002	$48,639
Year ended August 25, 2001	$51,846

NOTE 4. LONG-TERM DEBT AND LOAN AGREEMENTS

During fiscal 2003 and in conjunction with the Transaction discussed in Note 1 above, NBP entered into various debt agreements in order to finance the Transaction and provide liquidity to operate the business on a going forward basis.

	August 31, 2002	August 30, 2003
	(dollars in thousands)
Short-term debt
Revolving credit facility(a)	$—	—
Current portion of long-term debt (term loan)(a)	12,500	6,250
Current portion of capital lease obligations(d)	1	358

	12,501	6,608
Long-term debt
Term loan facility, net of current portion(a)	100,000	118,750
Senior notes(b)	—	160,000
Industrial Development Revenue Bonds(c)	13,850	13,850
Revolving credit facility(a)	65	12,309
Long-term capital lease obligations & other(d)	—	571

	113,915	305,480

Total debt	126,416	312,088

(a)

Senior Credit Facilities—On August 6, 2003, NBP amended and restated its credit agreement providing senior credit facilities which allow borrowings from time to time up to $265.0 million, and consist of a term loan of $125.0 million and a revolving credit facility of up to $140.0 million both of which terminate on August 6, 2008. Up to $40.0 million of the revolving credit facility is available for the issuance of letters of credit. With respect to both revolving loan borrowings and term loan borrowings (a) LIBOR rate loans will initially bear interest at rates of 2.75% per annum plus the applicable LIBOR rate, or (b) base rate loans will initially bear interest at rates of 1.25% per annum plus the greater of (i) the prime rate announced by US Bank or (ii) the federal funds rate plus one half of one percent (0.5%). The Transaction was financed, in part, with approximately $141.0 million of advances under NBP’s senior credit facilities, consisting of

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$125.0 million drawn under the term loan facility and $16.0 million drawn under the revolving credit facility. The senior credit facilities are secured by a first priority lien on substantially all of NPB’s assets. A fee of 0.5% per annum is payable quarterly on the daily average unused amount of the revolving credit facility.

Availability. Availability under the revolving credit facility is subject to a borrowing base. The borrowing base is based on NBP’s and certain of its domestic wholly owned subsidiaries’ assets. The borrowing base consists of percentages of NBP’s eligible accounts receivable, inventory and supplies less certain eligibility and availability reserves. NBP is required to report the borrowing base on a monthly basis and, as a result, the availability under the senior credit facilities is subject to change. At August 30, 2003, $103.2 million was available under the revolving credit facility.

Repayment and Prepayment. Loans outstanding under the term loan require 20 quarterly principal repayments beginning on the last business day of the fiscal quarter ending November 2003 as follows: (i) $1,562,500 for quarters 1-4, (ii) $2,343,750 for quarters 5-8, (iii) $3,125,000 for quarters 9-12, (iv) $3,906,250 for quarters 13-16 (v) $4,687,500 for quarters 17-19 and (vi) $67,187,500 on August 6, 2008.

The revolving credit facility terminates and all amounts outstanding thereunder must be repaid in full on the fifth anniversary of the closing date.

Mandatory and Optional Prepayments. NBP is required to prepay borrowings under the term loan in specified circumstances and amounts, as follows:

•	100% of the net cash proceeds, including insurance and condemnation proceeds, of any sale or other disposition by NBP of any assets, other than inventory sold in the ordinary course of business, subject to exceptions if the aggregate amount of such net proceeds does not exceed a certain amount or if such proceeds are used to replace the assets;

•	100% of the net cash proceeds of any issuance of debt or equity interests or securities, including capital contributions in respect of equity interests or securities previously issued, subject to certain limited exceptions; and

•	50% of excess cash flow, as defined in the amended credit facility, for any fiscal year, until NBP’s total funded debt to EBITDA ratio has been reduced to not greater than 2.00 to 1.00.

Prepayments will be applied to principal instalments of the term loan in inverse order of maturity. Subject to certain conditions, NBP is permitted to make optional prepayments of the term loan without premium or penalty.

Affirmative Covenants. NBP’s senior credit facilities contain customary affirmative covenants, including providing financial statements, insurance, conduct of business, maintenance of properties, etc.

Financial Covenants. NBP’s senior credit facilities contain covenants that limit its ability to incur additional indebtedness, sell or dispose of assets, pay certain dividends and prepay or amend certain indebtedness among other matters. In addition, these facilities also contain financial covenants currently requiring NBP to:

•	Not exceed a maximum funded debt to EBITDA ratio of 4.25x;

•	Not exceed a maximum senior secured funded debt to EBITDA ratio of 2.50x;

•	Maintain a minimum four quarter EBITDA of $90 million; and

•	Not fall below a minimum fixed charge coverage ratio of 1.15x.

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As defined in NBP’s senior credit facilities, EBITDA contains specified adjustments. NBP was in compliance with all financial covenant ratios under its senior credit facilities on August 30, 2003.

(b)	Senior Notes—In connection with the Transaction, on August 6, 2003, NBP issued $160.0 million of its 10 1/2% Senior Notes due 2011. The Senior Notes will mature on August 1, 2011. Interest on the Senior Notes is payable semi-annually in arrears on August 1 and February 1 of each year, commencing on February 1, 2004. The Senior Notes are senior unsecured obligations, ranking equal in right of payment with all other senior unsecured obligations of NBP. With limited exceptions, the Senior Notes are not redeemable before August 1, 2007. During the 12 month period commencing August 1, 2007 and August 1, 2008, the Senior Notes may be redeemed at 105.250% and 102.625%, respectively, of the principal amount. Thereafter, the Senior Notes may be redeemed at 100% of face value. The Indenture governing the Senior Notes contains certain covenants that restrict NBP’s ability to:

•	incur additional indebtedness;

•	make restricted payments;

•	sell assets;

•	direct NBP’s restricted subsidiaries to pay dividends or make other payments;

•	create liens;

•	merge or consolidate with another entity; and

•	enter into transactions with affiliates.

As of August 30, 2003, NBP was in compliance with all covenants associated with the Senior Notes.

NB Finance Corp., a wholly-owned finance subsidiary of NBP, is a co-issuer on a joint and several basis with NBP of the Senior Notes. NB Finance Corp. has nominal assets and conducts no business or operations. There are no significant restrictions on the ability of subsidiaries to transfer funds to NBP.

(c)	Industrial Development Revenue Bonds—The cities of Liberal and Dodge City, Kansas issued an aggregate of $13.9 million of industrial development revenue bonds on the Predecessor’s behalf to fund the purchase of equipment and construction improvements at NBP’s facilities in those cities. These bonds were issued in 1999 and 2000 in four series of $1.0 million, $1.0 million, $6.0 million and $5.9 million and are due on February 1, 2029, March 1, 2027, March 1, 2015 and October 1, 2009. These bonds were assumed by NBP in connection with the Transaction. Pursuant to a lease agreement, NBP leases the facilities, equipment and improvements from the respective cities and make lease payments in the amount of principal and interest due on the bonds. After giving effect to the Transaction, each series of bonds are backed by a letter of credit under NBP’s senior credit facilities.

The bonds are variable rate demand obligations that bear interest at a rate that is adjusted weekly, which rate will not exceed 10% per annum. The per annum interest rate for each series of bonds was 3.8% in 2001, 1.8% in 2002 and 1.5% in 2003. NBP has the option to redeem a series of bonds at any time for an amount equal to the principal plus accrued interest to the date of such redemption. The holders of the bonds have the option to tender the bonds upon seven days’ notice for an amount equal to par plus accrued interest. To the extent that the remarketing agent for the bonds is unable to resell any of the bonds that are tendered, the remarketing agent will use the letter of credit to fund such tender.

An event of default would occur under the lease agreements if NBP fails to make any lease payment or other required payment, if a petition of bankruptcy is filed by or against NBP, if a receiver is appointed on NBP’s behalf, or if NBP fails to observe and perform any covenant, condition, obligation or agreement under the lease agreements.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(d)	Capital and Operating Leases—NBP leases a variety of buildings and equipment under operating lease agreements that expire in various years. Future minimum lease payments required at August 30, 2003, under capital and non-cancellable operating leases with terms exceeding one year, are as follows:

	Capitalized Lease Obligations	Noncancellable Operating Lease Obligations
	(Dollars in thousands)
For the fiscal years ended August
2004	$426	$7,448
2005	249	6,173
2006	—	2,976
2007	—	1,443
2008	—	1,181
Thereafter	—	1,718

Net minimum lease payments	675	$20,939

Less: Amount representing interest	(95)

Present value of net minimum lease payments	$580

Rent expense associated with operating leases was $3.6 million, $3.7 million, $5.0 million and $0.4 million for the fiscal years ended August 25, 2001 and August 31, 2002, the 340 days ended August 6, 2002, and the 24 days ended August 30, 2003, respectively. NBP expects that it will renew lease agreements or enter into new leases as the existing leases expire.

The aggregate minimum principal maturities of the long-term debt for each of the five fiscal years and thereafter following August 30, 2003, are as follows:

Minimum Principal Maturities
(Dollars in thousands)
Fiscal Year ending August:
2004	$6,608
2005	9,595
2006	12,500
2007	15,625
2008	93,559
Thereafter	174,200

Total minimum principal maturities	$312,088

As of August 30, 2003, NBP had approximately $152.1 million of secured debt outstanding, approximately $24.5 million of outstanding letters of credit and approximately $103.2 million of availability under its revolving credit facility.

NOTE 5. RETIREMENT PLANS

NBP, and prior to the Transaction, the Predecessor, maintain a tax-qualified employee savings and retirement plan (the “401(k) Plan”) covering NBP’s non-union employees. Pursuant to the 401(k) Plan, eligible employees may elect to reduce their current compensation by up to the lesser of 75% of their annual compensation or the statutorily prescribed annual limit and have the amount of such reduction contributed to the 401(k) Plans. The 401(k) Plans provide for additional matching contributions by NBP, based on specific terms

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contained in the 401(k) Plans. The trustee of the 401(k) Plans, at the direction of each participant, invests the assets of the 401(k) Plans in designated investment options. The 401(k) Plans are intended to qualify under Section 401 of the Internal Revenue Code. Expenses related to the 401(k) Plans of the Predecessor totaled approximately $0.5 million, $0.6 million and $0.5 million for the fiscal years ended August 25, 2001, August 31, 2002 and the 340 days ended August 6, 2003. NBP’s expenses related to the 401(k) Plans totaled approximately $0.0 million for the 24 days ended August 30, 2003.

NBP has agreed to make contributions to the United Food & Commercial Workers International Union-Industry Pension Fund (the “UFCW Plan”) for employees covered by a collective bargaining agreement as provided for in that agreement. Expenses related to the UFCW Plans of the Predecessor totaled approximately $0.4 million, $0.5 million, and $0.5 million for the fiscal years ended August 25, 2001, August 31, 2002 and the 340 days ended August 6, 2003. NBP’s expenses related to the UFCW Plans totaled approximately $0.0 million for the 24 days ended August 30, 2003.

Postretirement Benefits—Certain former employees of the Predecessor are covered by a fully insured postretirement plan that provides medical and dental benefits. The costs associated with this plan, which primarily relate to insurance premiums were $0.3 million, $0.2 million, $0.2 million and $0.0 million for the fiscal years ended August 25, 2001 and August 31, 2002, the 340 days ended August 6, 2003, and the 24 days ended August 30, 2003, respectively, and are included in selling, general and administrative expenses.

NOTE 6. DEPOSITS

NBP and the Predecessor elected to place funds in a trust to satisfy requirements of the Packers and Stockyards Administration. The deposits held in trust totaled $19.4 million and $20.0 million at August 31, 2002 and August 30, 2003, respectively.

NOTE 7. OTHER INCOME

Investments—Other income includes income and expense related to NBP’s investment in aLF Ventures, LLC. aLF Ventures, LLC was formed on August 2, 2001 and since that date FNBPC and NBP have accounted for this investment using the equity method. Losses of $0.0 million, $0.9 million and $1.3 million were recorded for the fiscal years ended August 25, 2001, August 31, 2002, and the 340 days ended August 6, 2003, respectively. Losses for the 24 days ended August 30, 2003 were not significant.

Prior to August 2, 2001, the Predecessor expensed research and development costs associated with this investment as incurred, which amounted to approximately $1.0 million in 2001. Fiscal year ended August 31, 2002 includes income of approximately $3.0 million as a result of reimbursements from its venture partner for previously expensed research and development costs related to the achievement of a certain development milestone.

Miscellaneous—Other income includes the proceeds from the settlement of a class action lawsuit against the manufacturers of certain vitamins. Income of approximately $2.3 million was recorded for the 340 days ended August 6, 2003. Other income for the 24 days ended August 30, 2003 includes fees associated with a bridge loan commitment obtained in connection with the Transaction of approximately $1.7 million.

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NOTE 8. INCOME TAXES

Income tax expense/(benefit) includes the following current and deferred provisions:

	Predecessor Entity			Successor Entity
	Farmland National Beef Packing Company, L.P. and Subsidiaries			National Beef Packing Company, LLC and Subsidiaries
	52 weeks ended August 25, 2001	53 weeks ended August 31, 2002	340 days ended August 6, 2003	24 days ended August 30, 2003
Current Provision
Federal	—	—	501,219	(69,435)
State	—	—	88,450	(12,254)
Foreign	912,983	(1,053,334)	3,682	(2,857)

Total current tax expense	912,983	(1,053,334)	593,351	(84,546)

Deferred Provision
Federal	—	—	(252,217)	9,468
State	—	—	(44,509)	1,671
Foreign	—	—	—	—

Total deferred tax expense	—	—	(296,726)	11,139

Total income tax expense/(benefit)	912,983	(1,053,334)	296,625	(73,407)

Income tax expense differed from the “expected” income tax (computed by applying the federal income tax rate of 35% to earnings before income taxes) as follows:

	Predecessor Entity			Successor Entity
	Farmland National Beef Packing Company, L.P. and Subsidiaries			National Beef Packing Company, LLC and Subsidiaries
	52 weeks ended August 25, 2001	53 weeks ended August 31, 2002	340 days ended August 6, 2003	24 days ended August 30, 2003
Computed “expected” income tax expense (benefit)	28,484,204	26,764,627	27,565,167	3,674,112
Passthrough Income	(28,500,247)	(26,714,544)	(27,264,969)	(3,772,044)
State taxes, net of federal	—	—	28,562	(6,879)
Foreign taxes	912,983	(1,053,334)	3,682	(2,857)
Other	16,043	(50,083)	(35,817)	34,261

Total income tax expense (benefit)	912,983	(1,053,334)	296,625	(73,407)

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The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at August 31, 2002 and August 30, 2003 are presented below:

	August 31, 2002	August 30, 2003
Deferred tax assets
Accounts receivable, due to allowance for doubtful accounts	—	146,701
Self-insurance and workers compensation accruals	—	2,519,311

Total gross deferred tax assets	—	2,666,012

Deferred tax liabilities
Plant and equipment, principally due to differences in depreciation	—	1,244,082

Total gross deferred tax assets	—	1,244,082

Net deferred tax assets	—	1,421,930

Net deferred tax assets and liabilities at August 30, 2003 are included in the consolidated balance sheet as follows:

Other current assets	$2,666,012
Other liabilities	1,244,082

$1,421,930

Deferred tax assets and liabilities resulted from the acquisition of National Carriers, Inc. on March 28, 2003.

There was no valuation allowance provided for August 31, 2002 and August 30, 2003. Management believes that it is more likely than not that the results of future operations will generate sufficient taxable income to realize the deferred tax assets.

NOTE 9. RELATED PARTY TRANSACTIONS

The Predecessor had transactions in the normal course of business with Farmland or affiliated companies. Sales transactions were based upon prevailing market prices, and purchases were on terms no less favorable to the Predecessor than would be obtained from an unaffiliated party.

NBP entered into various transactions with a company affiliated with NBPCo Holdings in the ordinary course of business. Sales transactions were based upon prevailing market prices, and purchases were on terms no less favorable to NBP than would be obtained from an unaffiliated party.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

During the 52 weeks ended August 25, 2001, the 53 weeks ended August 31, 2002, the 340 days ended August 6, 2003, and the 24 days ended August 30, 2003, NBP had sales and purchases with the following related parties:

			Predecessor	Successor
	52 weeks ended August 25, 2001	53 weeks ended August 31, 2002	340 days ended August 6, 2003	24 days ended August 30, 2003
Sales to:
Farmland Foods, Inc. (1)	$15,760,679	28,706,098	47,688,953	—
Farmland Industries, Inc. (1)	776,174	291,544	—	—
National Carriers, Inc. (2)	278,842	387,672	340,863	—
Beef Products, Inc.(3)	—	—	—	1,864,835

Total sales to affiliates	$16,815,695	29,385,314	48,029,817	1,864,835

Purchases from:
National Carriers, Inc. (2)	$41,775,926	32,194,157	25,254,274	—
Farmland Transportation, Inc. (1)	34,786	26,125	1,124	—
Farmland Insurance Agency, Inc. (1)	1,029,115	1,718,338	—	—
Farmland Foods, Inc. (1)	488,020	31,482,191	37,431,722	—
Beef Products, Inc. (3)	—	—	—	1,145,392

Total purchases from affiliates	$43,327,847	65,420,811	62,687,120	1,145,392

(1)	Farmland Foods, Inc., Farmland Industries, Inc., Farmland Transportation, Inc., and Farmland Insurance Agency, Inc. are no longer considered related parties as of August 7, 2003. Only those sales and purchases prior to August 7, 2003 are included.
(2)	National Carriers, Inc. was acquired by the Predecessor on March 28, 2003. Only those sales and purchases through that date are included.
(3)	Beef Products, Inc. is an affiliate of NBPCo Holdings, LLC.

Farmland Foods, Inc., Farmland Transportation, Inc., and Farmland Insurance Agency, Inc. were affiliated companies which were wholly owned by Farmland. Prior to its acquisition of National Carriers, Inc., the Predecessor contracted a significant portion of its freight services from National Carriers, Inc., a consolidated subsidiary as of March 28, 2003. Farmland Industries Inc. and four of its subsidiaries, including Farmland Foods, Inc. and Farmland Transportation, Inc., filed voluntary petitions to reorganize under Chapter 11 of the United States Bankruptcy Code on May 31, 2002.

NBP subleases office space from Farmland. The Predecessor paid Farmland approximately $0.3 million, $0.4 million, $0.4 million and $0.0 million for the fiscal years ended August 25, 2001, August 31, 2002, the 340 days ended August 6, 2003, and the 24 days ended August 30, 2003, respectively for this office space.

NBP rents office space and a shop area to National Carriers, Inc. for which it received rental payments from National Carriers, Inc. in the amount of approximately $0.2 million, $0.2 million and $0.2 million for the fiscal years ended August 25, 2001, August 31, 2002 and the 340 days ended August 6, 2003, respectively.

NATIONAL BEEF PACKING COMPANY, LLC

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At August 31, 2002 and August 30, 2003, amounts due from affiliates consists of amounts due from:

	August 31, 2002	August 30, 2003
Farmland Foods, Inc. (1)	$2,442,293	—
Farmland Industries, Inc. (1)	59,917	—
National Carriers, Inc. (2)	543,979	—
Beef Products, Inc. (3)	—	732,680

Total due from affiliates	$3,046,189	$732,680

(1)	Farmland Foods, Inc. and Farmland Industries, Inc. are no longer considered related parties at August 30, 2003.
(2)	National Carriers, Inc. was acquired by the Predecessor on March 28, 2003. Amounts are eliminated at August 30, 2003.
(3)	Beef Products, Inc. is an affiliate of NBPCo Holdings, LLC.

At August 31, 2002 and August 30, 2003, amounts due to affiliates consists of amounts due to:

	August 31, 2002	August 30, 2003
Farmland Foods, Inc. (1)	$3,399,381	—
Farmland Industries, Inc. (1)	665,848	—
National Carriers, Inc. (2)	1,657,605	—
Beef Products, Inc (3)	—	382,911

Total due to affiliates	$5,722,834	$382,911

(1)	Farmland Foods, Inc. and Farmland Industries, Inc. are no longer considered related parties at August 30, 2003.
(2)	National Carriers, Inc. was acquired by the Predecessor on March 28, 2003. Amounts are eliminated at August 30, 2003.
(3)	Beef Products, Inc. is an affiliate of NBPCo Holdings, LLC.

At August 31, 2002 and August 30, 2003, amounts representing checks drawn on U.S. Premium Beef bank accounts included in cattle commitments payable were $5,676,185 and $6,865,542, respectively.

On August 31, 2001, FNBPC paid a discretionary cash dividend of approximately $112.2 million to the partners. The discretionary cash dividend was funded by FNBPC obtaining long-term financing of $125.0 million.

In December 1997, FNBPC entered into a contract with U.S. Premium Beef to purchase a portion of its annual cattle requirements approximately equal to the percentage ownership interest that U.S Premium Beef holds in FNBPC. During the fiscal years ended August 25, 2001, August 31, 2002, the 340 days ended August 6, 2003, and the 24 days ended August 30, 2003, NBP obtained approximately 23%, 27%, 22%, and 17%, respectively, of NBP’s cattle requirements from U.S. Premium Beef. During the fiscal years ended August 25, 2001, August 31, 2002, the 340 days ended August 6, 2003, and the 24 days ended August 30, 2003, NBP paid U.S. Premium Beef $572.4 million, $697.4 million $588.9 million, and $36.2 million, respectively, for cattle requirements. The purchase price for the cattle is determined by NBP’s pricing grid, which, under the terms of the agreement with U.S. Premium Beef, must be competitive with the pricing grids of NBP’s competitors and may not be less favorable than pricing grids offered to other suppliers.

NATIONAL BEEF PACKING COMPANY, LLC

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In December 1998, the Predecessor entered into an aircraft lease agreement under which it leases a business jet aircraft from John R. Miller Enterprises, L.L.C., a Utah limited liability company of which John R. Miller, NBP’s Chief Executive Officer, is the majority member. The term of the lease is for five years and may be terminated by either John. R. Miller Enterprises, L.L.C. or NBP on 90 days’ prior written notice. During the fiscal years ended August 25, 2001, August 31, 2002, the 340 days ended August 6, 2003, the 24 days ended August 30, 2003, NBP paid $245,283, $245,283, $224,843, and $20,440 respectively, to lease the aircraft and $142,159, $38,961, $63,692, and $3,808, respectively, into an engine replacement reserve account. The funds in the reserve account are to be used to finance new engines installed on the aircraft.

In March 2001, the Predecessor entered into a second aircraft lease agreement under which it leases an additional business jet aircraft from John R. Miller Enterprises, L.L.C. The term of the lease automatically renews every 11 months unless either John R. Miller Enterprises, L.L.C. or NBP requests termination within 90 days of the end of the lease term. During the fiscal years ended August 25, 2001, August 31, 2002, the 340 days ended August 6, 2003, the 24 days ended August 30, 2003, NBP paid $252,356, $504,712, $462,652, and $42,059, respectively, to lease the aircraft and $51,088, $78,272, $69,904, and $6,944, respectively, into an engine replacement reserve account. The funds in the reserve account are to be used to finance new engines installed on the aircraft.

In October 2003, we entered into an additional aircraft lease agreement under which we lease a business jet aircraft from John R. Miller Enterprises III, L.L.C. The term of the lease is 81 months. This aircraft will replace the aircraft leased in December 1998. The monthly lease payments will range from $25,400 in the first year of the lease to $45,380 in the fourth year of the lease and thereafter.

NOTE 10. CAPITAL SUBJECT TO REDEMPTION

At any time after certain dates, the earliest being July 31, 2008, the latest being July 31, 2011, certain members of management and/or NBPCo Holdings have the right to request that NBP repurchase their interests, the value of which to be determined by a mutually agreed appraisal process. If NBP is unable to effect the repurchase within a specified time, the requesting member(s) have the right to cause a sale process to commence. NBP accounts for changes in the redemption value of these interests by accreting the change over the period from the date of issuance to the earliest redemption date of the interest using the interest method. There was no change in the redemption value from the date of the Transaction to August 30, 2003. At August 30, 2003, the redemption value approximates carrying value.

NOTE 11. LEGAL PROCEEDINGS

On July 1, 2002, a lawsuit was filed against the Predecessor, ConAgra Beef Company, Tyson Foods, Inc. and Excel Corporation in the United States District Court for the District of South Dakota seeking certification of a class of all persons who sold cattle to the defendants for cash, or on a basis affected by the cash price for cattle, during the period from April 2, 2001 through May 11, 2001 and for some period up to two weeks thereafter. The case was filed by three named plaintiffs on behalf of a putative nationwide class that plaintiffs estimate is comprised of hundreds or thousands of members. The complaint alleges that the defendants, in violation of the Packers and Stockyards Act of 1921, knowingly used, without correction or disclosure, incorrect and misleading boxed beef price information generated by the USDA to purchase cattle offered for sale by the plaintiffs at a price substantially lower than was justified by the actual and correct price of boxed beef during this period. The plaintiffs seek damages in excess of $50.0 million from all defendants as a group on behalf of the class. No class has yet been certified in this action. FNBPC answered the complaint and joined with the three other defendants in

NATIONAL BEEF PACKING COMPANY, LLC

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

moving to dismiss this action. An amended complaint was filed and FNBPC joined in the other defendants’ motion to dismiss. The joint motion to dismiss was denied, and the judge ruled that the plaintiffs adequately alleged a violation of the Packers and Stockyards Act of 1921. Accordingly, the lawsuit will proceed to trial. Management believes that FNBPC acted properly and lawfully in dealings with cattle producers. Management is currently unable to evaluate the outcome of this matter or to estimate the amount of potential loss, if any. In accordance with SFAS No. 5, Accounting for Contingencies, NBP has not established a loss accrual associated with this claim.

On December 12, 2002, Michael Callicrate, doing business as Callicrate Feedyards, filed a lawsuit against the FNBPC in the United States District Court for the Western District of Missouri. The complaint alleges that the FNBPC, in violation of the Packers and Stockyards Act of 1921, the Sherman Antitrust Act and the Kansas Consumer Protection Act, refused to evaluate and bid on cattle offered for sale by the plaintiff in retaliation for negative public comments made by employees of the plaintiff regarding FNBPC’s business practices. The plaintiff seeks damages of at least $5.3 million, as well as treble damages, punitive damages, continuing and future damages, prejudgment interest and attorneys fees. The Predecessor has answered the plaintiff’s complaint and has denied all allegations. A trial has been scheduled for October 2004. Management is currently unable to evaluate the outcome of this matter or to estimate the amount of potential loss, if any. In accordance with SFAS No. 5, Accounting for Contingencies, NBP has not established a loss accrual associated with this claim.

NBP is also a party to a number of other lawsuits and claims arising out of the operation of its business. Management believes the ultimate resolution of such matters should not have a material adverse effect on NBP’s financial condition, results of operations or liquidity.

NOTE 12. BUSINESS SEGMENTS

In connection with the Transaction, NBP executed a management reporting reorganization wherein it created the single role of Chief Executive Officer, who serves as the Chief Operating Decision Maker (“CODM”). The CODM measures segment profit as operating income for Core Beef and all Other, NBP’s two reporting segments, based on the definitions provided in SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information.

Core Beef—the majority of NBP’s revenues are generated from the sale of fresh meat, which include chuck cuts, rib cuts, loin cuts, round cuts, thin meats, ground beef, and other products. In addition, we also sell beef by-products to the variety meat, feed processing, fertilizer and pet food industries. Aggregation criteria were applied to determine the constituents of the Core Beef segment.

Other—the Other segments of NPB consists of the operations of National Carriers, Inc., a refrigerated and livestock contract carrier company and Kansas City Steak Company, LLC, a portion control steak cutting operation.

Eliminations—this line item includes eliminations of inter-segment and intra-segment activity resulting from the consolidation process.

NATIONAL BEEF PACKING COMPANY, LLC

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Predecessor Entity			Successor Entity
	Fiscal Year Ended,		340 Days Ended August 6, 2003	National Beef Packing Company, LLC and Subsidiaries
	August 25, 2001	August 31, 2002		24 Days Ended August 30, 2003
	(Dollars in thousands)			(Dollars in thousands)
Net Sales
Core Beef	$3,122,511	$3,338,321	3,463,935	$285,541
Other	22,186	25,868	76,463	15,534
Eliminations	(75,154)	(117,358)	(161,775)	(18,243)

Total	$3,069,543	$3,246,831	3,378,623	$282,832

Depreciation and Amortization
Core Beef	$15,685	$17,315	16,196	$1,845
Other	662	709	1,452	210
Eliminations	—	—	—	—

Total	$16,347	$18,024	18,368	$2,055

Operating Income
Core Beef	$82,638	$78,176	82,616	$12,898
Other	561	1,310	1,785	934
Eliminations	—	—	—	—

Total	83,199	79,486	84,401	13,832

Interest income	587	271	511	41
Interest expense	(2,742)	(6,842)	(5,021)	(1,619)
Other income	294	3,766	(1,011)	(1,755)
Minority interest	45	(211)	(122)	(2)

Total Income Before Income Taxes	$81,383	$76,470	78,758	$10,497

Capital Expenditures
Core Beef	$40,711	21,132	28,506	1,674
Other	497	168	8,515	24

Total	$41,208	21,300	37,021	1,698

	Predecessor Entity	Successor Entity
		National Beef Packing Company, LLC and Subsidiaries
	August 31, 2002	August 30, 2003
	(Dollars in thousands)	(Dollars in thousands)
Total Assets
Core Beef	$396,140	$610,965
Other	2,687	22,952
Eliminations	(1,111)	(4,096)

Total	$397,716	$629,821

NATIONAL BEEF PACKING COMPANY, LLC

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Acquisition of National Carriers, Inc.

On March 28, 2003, the FNBPC acquired National Carriers, Inc. (NCI), a contract carrier service with terminals in Liberal, Kansas, Dallas, Texas, and Denison, Iowa, for approximately $13.4 million, including the assumption of $8.4 million of indebtedness. The purchase price has been allocated to the assets acquired and liabilities assumed and the operating results of NCI are reflected in FNBPC’s and NBP’s consolidated financial statements subsequent to the date of acquisition. The acquisition of NCI has not had a significant effect on the 2003 consolidated financial statements. The effect of the acquisition of NCI was immaterial to the consolidated financial statements.

Customer Concentration

In FYE 2001, one customer with its consolidated subsidiaries represented 5.3% of total sales, with no other customer representing more than 4.7% of total sales. In FYE 2002, the largest customer represented approximately 10.2% of total sales with no other customer larger than 3.8% of total sales. In FYE 2003, one customer with its consolidated subsidiaries represented approximately 10.3% of total sales with no other single customer representing more than 2.9% of total sales.

Sales to Foreign Countries

NBP had sales outside the United States of America in fiscal years 2001, 2002, the 340 days ended August 6, 2003 and the 24 days ended August 30, 2003 of approximately $528.3 million, $510.5 million, $580.1 million and $48.9 respectively. No single country accounted for more than 10% of total sales. The amount of assets maintained outside the United States of America is not material.

Consolidated Balance Sheets

	National Beef Packing Company, LLC and Subsidiaries
	August 30, 2003	November 29, 2003
		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$31,303,596	$28,999,631
Accounts receivable, less allowance for returns and doubtful accounts of $5,133,549 and $6,182,030, respectively	155,857,812	162,761,957
Due from affiliates	732,680	1,148,309
Other receivables	4,143,097	3,821,392
Inventories	77,586,641	93,084,664
Deposits	20,768,031	20,755,259
Other current assets	9,932,335	10,699,590

Total current assets	300,324,192	321,270,802

Property, plant and equipment, at cost	212,272,151	218,483,793
Less accumulated depreciation	1,751,382	7,769,360

Net property, plant, and equipment	210,520,769	210,714,433

Goodwill	78,857,899	78,857,899
Other intangibles, net of accumulated amortization of $195,956 and $511,858, respectively	31,565,221	31,249,319
Other assets	8,553,150	8,344,487

	$629,821,231	$650,436,940

Liabilities and Partners’/Members’ Capital
Current liabilities:
Current installments of long-term debt	$6,608,308	$7,304,323
Cattle purchases payable	48,416,079	66,205,555
Accounts payable—trade	36,925,299	39,188,449
Due to affiliates	382,910	306,350
Accrued compensation and benefits	21,025,738	10,847,385
Accrued insurance	16,638,665	14,350,443
Accrued expenses and other liabilities	15,308,835	15,716,662
Distributions payable	22,386,230	9,069,853

Total current liabilities	167,692,064	162,989,020

Long-term debt, excluding current installments	305,480,147	320,888,658
Other liabilities	3,310,793	3,232,065

Total liabilities	476,483,004	487,109,743

Minority interest	418,761	426,956
Capital subject to redemption	53,623,704	58,215,673
Partners’/Members’ capital:
Partners’/Members’ capital	99,296,998	104,678,372
Accumulated other comprehensive loss	(1,236)	6,196

Total Partner’s/Members’ capital	99,295,762	104,684,568
Commitments and contingencies	—	—

	$629,821,231	$650,436,940

See accompanying notes to consolidated financial statements.

Consolidated Statement of Operations

	Predecessor Entity	Successor Entity
	Farmland National Beef Packing Company, L.P. and Subsidiaries	National Beef Packing Company, LLC and Subsidiaries
	13 weeks ended November 30, 2002	13 weeks ended November 29, 2003
	(unaudited)	(unaudited)
Net sales	$819,236,645	$1,058,306,154
Costs and expenses:
Cost of sales	791,646,745	1,020,011,120
Selling, general, and administrative	5,612,381	6,192,019
Depreciation and amortization	4,651,197	6,656,602

Total costs and expenses	801,910,323	1,032,859,741

Operating income	17,326,322	25,446,413
Other income (expense):
Interest income	192,230	155,839
Interest expense	(1,380,108)	(6,244,225)
Minority owners’ interest in net income of Kansas City Steak, LLC	(11,365)	(8,195)
Equity in loss of aLF Ventures, LLC	(242,349)	(311,277)
Other, net	219,329	353,663

Income before taxes	16,104,059	19,392,218
Income tax expense	(5,467)	(349,024)

Net income	$16,098,592	$19,043,194

See accompanying notes to consolidated financial statements.

Consolidated Statement of Cash Flows

	Predecessor Entity	Successor Entity
	Farmland National Beef Packing Company, L.P. and Subsidiaries	National Beef Packing Company, LLC and Subsidiaries
	13 weeks ended November 30, 2002	13 weeks ended November 29, 2003
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net income	$16,098,592	$19,043,194
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,651,197	6,656,602
Loss on disposal of property, plant, and equipment	—	1,007
Minority interest	11,365	8,195
Change in assets and liabilities:
Accounts receivable	(16,274,089)	(6,904,145)
Due from affiliates	(460,592)	(415,629)
Other receivables	(6,556)	321,705
Inventories	(5,974,708)	(15,498,023)
Deposits	2,097	12,772
Other assets	(1,643,568)	(558,592)
Accounts payable	4,808,877	2,263,150
Due to affiliates	1,975,555	(76,560)
Accrued compensation and benefits	(9,425,527)	(10,178,353)
Accrued insurance	952,379	(2,288,222)
Accrued expenses and liabilities	88,678	329,099
Cattle purchases payable	8,746,657	17,789,476

Net cash provided by operating activities	3,550,357	10,505,676

Cash flows from investing activities:
Capital expenditures, including interest capitalized	(9,180,716)	(6,774,587)
Proceeds from sale of property, plant, and equipment	—	239,216

Net cash used in investing activities	(9,180,716)	(6,535,371)

Cash flows from financing activities:
Net receipts (payments) under revolving credit lines and note payable	7,914,813	16,104,526
Partnership distributions	(12,227,095)	—
Member distributions	—	(22,386,228)

Net cash used in financing activities	(4,312,282)	(6,281,702)

Effect of exchange rate changes on cash	4,870	7,432

Net decrease in cash	(9,937,771)	(2,303,965)
Cash and cash equivalents at beginning of period	30,746,504	31,303,596
Cash and cash equivalents at end of period	$20,808,733	$28,999,631

Cash paid during the period for interest	$1,247,231	$5,523,102

Cash paid during the period for taxes	$5,467	$7,740

See accompanying notes to consolidated financial statements.

NATIONAL BEEF PACKING COMPANY, LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(1)    Interim Financial Statements

Basis of Presentation

The accompanying unaudited Condensed Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information; therefore, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included. For further information, refer to the Consolidated Financial Statements and Notes to Consolidated Financial Statements for the year ended August 30, 2003. The results of operations for the thirteen week periods presented are not necessarily indicative of the results for a full fiscal year.

As described in Note 3 to the Consolidated Financial Statements for the fiscal year-ended August 30, 2003, effective August 7, 2003, U.S. Premium Beef, Ltd. acquired a controlling interest in Farmland National Beef Packing Company, L.P. (“FNBPC” or “Predecessor”) and formed National Beef Packing Company, LLC (“NBP” or “Successor”) in a transaction accounted for as a purchase (the “Transaction”). As a result of the Transaction, the consolidated financial information for the thirteen weeks ended November 29, 2003 (Successor Period) is presented on a new basis of accounting and is, therefore, not comparable to the consolidated financial information for the thirteen week period ended November 30, 2002 (Predecessor Period).

(2)    Inventories

Inventories at August 30, 2003 and November 29, 2003 consisted of the following (in thousands):

	August 30, 2003	November 29, 2003
Dressed and boxed beef	$60,781	$74,494
Beef by-products	8,738	9,730
Supplies	8,068	8,861

Total inventory	$77,587	$93,085

(3)    Acquisition of National Carriers, Inc.

On March 28, 2003, FNBPC acquired National Carriers, Inc. (“NCI”), a contract carrier service with terminals in Liberal, Kansas, Dallas, Texas, and Denison, Iowa, for approximately $13.4 million, including the assumption of approximately $8.4 million of indebtedness. The purchase price has been allocated to the assets acquired and liabilities assumed and the operating results of NCI are reflected in NBP’s consolidated financial statements subsequent to the date of acquisition. The pro forma effect of this acquisition was not material to the consolidated financial statements of NBP for the thirteen weeks ended November 30, 2002.

NATIONAL BEEF PACKING COMPANY, LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—CONTINUED

(Unaudited)

(4)    Comprehensive Income

Comprehensive income, which consists of net income and foreign currency translation adjustments, was as follows for the thirteen weeks ended November 30, 2002 and November 29, 2003:

	Predecessor Entity	Successor Entity
	Farmland National Beef Packing Company, L.P. and Subsidiaries	National Beef Packing Company, LLC and Subsidiaries
	13 weeks ended November 30, 2002	13 weeks ended November 29, 2003
Net income	$16,098,592	$19,043,194
Other comprehensive income (loss):
Foreign currency translation adjustments	4,870	7,432

Comprehensive income	$16,103,462	$19,050,626

(5)    Contingencies

On July 1, 2002, a lawsuit was filed against the Predecessor, ConAgra Beef Company, Tyson Foods, Inc. and Excel Corporation in the United States District Court for the District of South Dakota seeking certification of a class of all persons who sold cattle to the defendants for cash, or on a basis affected by the cash price for cattle, during the period from April 2, 2001 through May 11, 2001 and for some period up to two weeks thereafter. The case was filed by three named plaintiffs on behalf of a putative nationwide class that plaintiffs estimate is comprised of hundreds or thousands of members. The complaint alleges that the defendants, in violation of the Packers and Stockyards Act of 1921, knowingly used, without correction or disclosure, incorrect and misleading boxed beef price information generated by the United States Department of Agriculture, or USDA, to purchase cattle offered for sale by the plaintiffs at a price substantially lower than was justified by the actual and correct price of boxed beef during this period. The plaintiffs seek damages in excess of $50.0 million from all defendants as a group on behalf of the class. No class has yet been certified in this action. FNBPC answered the complaint and joined with the three other defendants in moving to dismiss this action. An amended complaint was filed and FNBPC joined in the other defendants’ motion to dismiss. The joint motion to dismiss was denied, and the judge ruled that the plaintiffs adequately alleged a violation of the Packers and Stockyards Act of 1921. Accordingly, the lawsuit will proceed to trial. Management believes that FNBPC acted properly and lawfully in dealings with cattle producers. Management is currently unable to evaluate the outcome of this matter or to estimate the amount of potential loss, if any. In accordance with SFAS No. 5, Accounting for Contingencies, NBP has not established a loss accrual associated with this claim.

On December 12, 2002, Michael Callicrate, doing business as Callicrate Feedyards, filed a lawsuit against FNBPC in the United States District Court for the Western District of Missouri. The complaint alleges that FNBPC, in violation of the Packers and Stockyards Act of 1921, the Sherman Antitrust Act and the Kansas Consumer Protection Act, refused to evaluate and bid on cattle offered for sale by the plaintiff in retaliation for negative public comments made by employees of the plaintiff regarding FNBPC’s business practices. The plaintiff seeks damages of at least $5,345,000, as well as treble damages, punitive damages, continuing and future damages, prejudgment interest and attorneys fees. FNBPC has answered the plaintiff’s complaint and has denied all allegations. A trial has been scheduled for October 2004. Management is currently unable to evaluate the outcome of this matter or to estimate the amount of potential loss, if any. In accordance with SFAS No. 5, Accounting for Contingencies, we have not established a loss accrual associated with this claim.

NATIONAL BEEF PACKING COMPANY, LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—CONTINUED

(Unaudited)

NBP is also a party to a number of other lawsuits and claims arising out of the operation of our business. Management believes the ultimate resolution of such matters should not have a material adverse effect on our financial condition, results of operations or liquidity.

(6)    Segments

The following table represents segment results for the thirteen weeks ended (in thousands):

	Predecessor Entity	Successor Entity
	Farmland National Beef Packing Company, L.P.	National Beef Packing Company, LLC
	November 30, 2002	November 29, 2003
	(unaudited)	(unaudited)
Net sales
Core Beef	$817,292	$1,082,900
Other	6,722	40,559
Eliminations	(4,778)	(65,153)

Total	$819,236	$1,058,306

Depreciation and amortization
Core Beef	4,463	5,894
Other	188	762

Total	$4,651	$6,656

Operating income
Core Beef	17,175	24,387
Other	151	1,059

Total	$17,326	$25,446

Interest income	192	156
Interest expense	(1,380)	(6,244)
Other income/(expense)	(23)	42
Minority interest	(11)	(8)

Total income before taxes	$16,104	$19,392

Assets
Core Beef	416,180	630,458
Other	3,283	22,654
Eliminations	(2,073)	(2,675)

Total	$417,391	$650,437

(7)    Subsequent Events

On December 23, 2003, it was announced by the USDA that a single Holstein dairy cow was discovered in the state of Washington to have tested positive for bovine spongiform encephalopathy, or BSE. The origin of the animal was subsequently traced to a farm in Canada. Shortly after the announcement, several countries

NATIONAL BEEF PACKING COMPANY, LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—CONTINUED

(Unaudited)

representing a substantial share of NBP’s export business closed their borders to the importation of edible beef products from the United States. Responding to the loss of export markets, live cattle prices in the United States declined by approximately 18% within 3 days. In the fiscal year ending August 30, 2003, NBP’s total export sales were approximately 17.2% of total sales, including sales of non-food beef products such as hides. We cannot anticipate the duration of these beef import bans or whether additional countries may impose similar restrictions. Furthermore, we cannot presently assess the full economic impact of this occurrence on the United States beef industry or on our operations.

In addition, the USDA and the Food Safety Inspection Service, or FSIS, published new regulations in response to the discovery of BSE in state of Washington. These new regulations, among other things, govern the removal of specified risk materials during slaughter, cover the ban on the slaughtering of non-ambulatory animals for human food use, set forth the prohibition on the production of mechanically separated meat and ban certain techniques used in the slaughter process. The USDA also issued a notice announcing that FSIS inspectors will not mark ambulatory cattle that have been targeted for BSE surveillance testing as “inspected and passed” until negative test results are obtained. We do not anticipate that these new regulations, in the aggregate, will have a material adverse effect on our business. However, our revenues and net income may be materially adversely affected in the event previously announced import restrictions continue indefinitely, additional countries announce similar restrictions, additional regulatory restrictions are put into effect or domestic consumer demand for beef declines substantially.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Managers, Members, Directors and Officers

Indemnification Under the Delaware Limited Liability Company Act and the National Beef Packing Company, LLC Limited Liability Company Agreement

National Beef Packing Company, LLC (the “Company”) is a limited liability company organized under the laws of the State of Delaware. Section 18-108 of the Delaware Limited Liability Company Act, or the Delaware Act, provides that a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement.

The limited liability company agreement of the Company provides that each member of the board of managers, each member, each such manager or member’s officers, directors, partners, members, shareholders and employees, and each employee of the Company (each, an “Indemnified Person”) shall be indemnified and held harmless to the fullest extent of the Delaware Act from any liability, loss or damage incurred by the Indemnified Person by reason of any act performed or omitted to be performed by the Indemnified Person in connection with the business of the Company so long as the Indemnified Person determined in good faith that the action or inaction was in the best interest of the Company and the action or inaction did not constitute fraud or willful misconduct. The Indemnified Persons shall also be indemnified and held harmless to the fullest extent of the Delaware Act from any liability, loss or damage incurred by the Indemnified Person by virtue of the Indemnified Person’s position with the Company and arising from any breach by the Company of any representation, warranty or covenant contained in the limited liability company agreement. The Company shall pay or reimburse reasonable attorney’s fees of an Indemnified Person as incurred, provided that such Indemnified Person executes an undertaking to repay the amount so paid or reimbursed in the event of final, non-appealable determination by a court of competent jurisdiction that such Indemnified Person was not entitled to indemnification under the limited liability company agreement. The Company may pay for insurance covering liability of the Indemnified Persons for negligence in the operation of the Company’s affairs.

Indemnification Under the Delaware General Corporation Law and the Certificate of Incorporation and Bylaws of NB Finance Corp.

NB Finance Corp., the Co-Issuer of the exchange notes, is a corporation incorporated under the laws of the State of Delaware. Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, which relates to unlawful payment of dividends and unlawful stock purchases and redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.

Section 145 of the Delaware General Corporation Law further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145 of the Delaware General Corporation Law.

NB Finance Corp.’s certificate of incorporation provides that its directors shall not be liable to it or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that the exculpation from liabilities is not permitted under the Delaware General Corporation Law as in effect at the time such liability is determined. In addition, NB Finance Corp.’s certificate of incorporation provides that it shall indemnify its directors, officers of employees to the full extent permitted by the laws of the State of Delaware.

The Bylaws of NB Finance Corp. further provide that NB Finance Corp. shall pay the expenses, including attorney’s fees, incurred by an indemnitee in connection with any action, suit or proceeding brought or threatened to be brought against such indemnitee by virtue of his or her service as an officer or director of NB Finance Corp. or his or her service as a director, officer, trustee, plan administrator or plan fiduciary of another entity at the request of NB Finance Corp. The Bylaws also provide that the indemnification rights provided therein are not exclusive of any other indemnification or similar protection to which any indemnitee may be entitled under any agreement, vote of stockholders or disinterested directors, insurance policy or otherwise.

Item 21. Exhibits and Financial Statement Schedules.

(a) Exhibits:

3.1	Limited Liability Company Agreement of National Beef Packing Company, LLC, dated as of August 6, 2003.*

3.2	Certificate of Incorporation of NB Finance Corp.*

3.3	Bylaws of NB Finance Corp.*

4.1	Indenture dated as of August 6, 2003 by and among National Beef Packing Company, L.P., NB Finance Corp. and U.S. Bank National Association.*

4.2	Form of Series B Senior Note due 2011 (filed herewith as an exhibit to Exhibit 4.1).*

4.3	Registration Rights Agreement dated as of August 6, 2003 by and among National Beef Packing Company, L.P., NB Finance Corp., Deutsche Bank Securities Inc., U.S. Bancorp Piper Jaffray Inc. and Rabo Securities USA, Inc.*

4.4	Form of Letter of Transmittal.*

4.5	Form of Notice of Guaranteed Delivery.*

5.1	Opinion of Ropes & Gray LLP.*

10.1	Purchase Agreement dated July 31, 2003 by and among NB Acquisition, LLC, National Beef Packing Company, L.P., NB Finance Corp., Deutsche Bank Securities Inc., U.S. Bancorp Piper Jaffray Inc. and Rabo Securities USA, Inc.*

10.2	Employment Agreement dated as of August 6, 2003 by and between National Beef Packing Company, LLC and John R. Miller.*

10.3	Deferred Equity Incentive Compensation Agreement dated August 6, 2003 by and between National Beef Packing Company, LLC and John R. Miller.*

10.4	Employment Agreement dated as of August 6, 2003 by and between National Beef Packing Company, LLC and Timothy M. Klein.*

10.5	Deferred Equity Incentive Compensation Agreement dated August 6, 2003 by and between National Beef Packing Company, LLC and Timothy M. Klein.*

10.6	Third Amended and Restated Credit Agreement, dated as of August 6, 2003, by and among Farmland National Beef Packing Company, L.P., CoBank, ACB, Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank International,” New York Branch, Farm Credit Services of Minnesota Valley, PCA, dba FCS Commercial Finance Group, Agfirst Farm Credit Bank, Amarillo National Bank, Farm Credit Bank of Wichita, dba U.S. Agbank, F.C.B., Farm Credit Services of America, PCA, First National Bank of Omaha, ING Capital LLC and U.S. Bank National Association.*

10.7	Cattle Purchase and Sale Agreement dated as of December 1, 1997 by and among Farmland National Beef Packing Company, L.P. and U.S. Premium Beef, Ltd.*

10.8	Lease Agreement dated as of February 1, 1999 between City of Dodge City, Kansas and Farmland National Beef Packing Company, L.P. securing $1,000,000 City of Dodge City, Kansas Industrial Development Revenue Bonds (Farmland National Beef Packing Company, L.P. Project), Series 1999.*

10.9	Indenture of Trust dated as of February 1, 1999 between City of Dodge City, Kansas and Commerce Bank, N.A., as trustee, securing $1,000,000 City of Dodge City, Kansas Industrial Development Revenue Bonds (Farmland National Beef Packing Company, L.P. Project), Series 1999.*

10.10	Amended and Restated Lease Agreement dated as of January 1, 1999 between City of Liberal, Kansas and Farmland National Beef Packing Company, L.P. securing $1,000,000 City of Liberal, Kansas Industrial Development Revenue Bonds (Farmland National Beef Packing Company, L.P. Project), Series 1999.*

10.11	Indenture of Trust dated as of January 1, 1999 between City of Liberal, Kansas and Commerce Bank, N.A., as trustee, securing $1,000,000 City of Liberal, Kansas Industrial Development Revenue Bonds (Farmland National Beef Packing Company, L.P. Project), Series 1999.*

10.12	Lease Agreement dated as of March 1, 2000 between City of Dodge City, Kansas and Farmland National Beef Packing Company, L.P. securing $6,000,000 City of Dodge City, Kansas Industrial Development Revenue Bonds (Farmland National Beef Packing Company, L.P. Project), Series 2000.*

10.13	Indenture of Trust dated as of March 1, 2000 between City of Dodge City, Kansas and Commerce Bank, N.A., as trustee, securing $6,000,000 City of Dodge City, Kansas Industrial Development Revenue Bonds (Farmland National Beef Packing Company, L.P. Project), Series 2000.*

10.14	Lease Agreement dated as of March 1, 2000 between City of Liberal, Kansas and Farmland National Beef Packing Company, L.P. securing $5,850,000 City of Liberal, Kansas Industrial Development Revenue Bonds (Farmland National Beef Packing Company, L.P. Project), Series 2000.*

10.15	Indenture of Trust dated as of March 1, 2000 between City of Liberal, Kansas and Commerce Bank, N.A., as trustee, securing $5,850,000 City of Liberal, Kansas Industrial Development Revenue Bonds (Farmland National Beef Packing Company, L.P. Project), Series 2000.*

10.16	Aircraft Lease dated March 2, 2001 by and among John R. Miller Enterprises, L.L.C. and Farmland National Beef Packing Company, L.P.*

10.17	Aircraft Lease dated December 15, 1998 by and among John R. Miller Enterprises, L.L.C. and Farmland National Beef Packing Company, L.P.*

10.18	Lease Amendment Number One, dated January 4, 1999, to Aircraft Lease dated December 15, 1998 by and among John R. Miller Enterprises, L.L.C. and Farmland National Beef Packing Company, L.P.*

10.19	Agreement dated December 20, 1999 by and between National Beef and United Food and Commercial Workers International Union, AFL-CIO-CIC, UFCW District Local Two.*

10.20	Lease Agreement dated as of January 16, 2001 between Joint Development Authority of Brooks, Colquitt, Grady, Mitchell and Thomas Counties and Farmland National Beef Company.*

10.21	Letter Agreement dated December 12, 2000 by and between Wal-Mart Stores, Inc. and Farmland National Beef Packing Company, L.P.*

10.22	Aircraft Lease dated October 15, 2003 by and among John R. Miller Enterprises III, LLC and National Beef Packing Company, LLC.*

10.23	National Beef Packing Company, LLC Management Incentive Program.*

10.24	National Beef Packing Company, LLC Management Long Term Incentive Plan.*

10.25	Agreement dated December 22, 2003 by and between National Beef and United Food and Commercial Workers International Union, AFL-CIO-CK, UFCW District Local Two.*

12.1	Statement regarding Computation of Ratios.*

21.1	Subsidiaries of National Beef Packing Company, LLC.*

23.1	Consent of KPMG LLP regarding National Beef Packing Company, LLC.

23.2	Consent of Ropes & Gray LLP (included in the opinion filed as Exhibit 5.1).*

24.1	Power of attorney pursuant to which amendments to this registration statement may be filed.*

25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of U.S. Bank National Association.*

*	Previously filed.

(b) Financial Statement Schedule:

The following table represents the rollforward of the allowance for returns and doubtful accounts for the fiscal years ended August 25, 2001, August 31, 2002 and August 30, 2003.

National Beef Packing Company, LLC

Doubtful Accounts/Claims Rollforward

Period Ending	Beginning Balance	Provision	Charge Off	Other		Ending Balance
August 25, 2001	(2,175,000)	(6,034,188)	5,231,727			(2,977,461)
August 31, 2002	(2,977,461)	(6,190,802)	6,119,223			(3,049,040)
August 6, 2003	(3,049,040)	(3,858,856)	2,568,965	(714,106	)(1)	(5,053,037)
August 30, 2003	(5,053,037)	(296,768)	216,256	—		(5,133,549)

(1)	Represents the acquisition of National Carriers, Inc.

INDEPENDENT AUDITOR’S REPORT ON SCHEDULE

The Board of Directors and Stockholders

National Beef Packing Company, LLC:

Under date of December 12, 2003, we reported on the consolidated balance sheet of National Beef Packing Company, LLC and subsidiaries (Successor) as of August 30, 2003, and the consolidated balance sheet of Farmland National Beef Packing Company, L.P. and subsidiaries (Predecessor) as of August 31, 2002, and the related consolidated statements of operations, partners’/members’ capital, comprehensive income, and cash flows for the 24 days ended August 30, 2003 (Successor period), and for the 340 days ended August 6, 2003 and for each of the fiscal years ended August 31, 2002 and August 25, 2001 (Predecessor periods), which are included in the prospectus. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedule in the registration statement. The financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statement schedule based on our audits.

In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

The audit report on the consolidated financial statements of the Successor and Predecessor referred to above contains an explanatory paragraph that states that as discussed in Note 3 to the consolidated financial statements, effective August 7, 2003, U.S. Premium Beef, Ltd. acquired a controlling interest in Farmland National Beef Packing Company, LP in a business combination accounted for as a purchase. As a result of the transaction, the consolidated financial information for the period after the acquisition (Successor Period) is presented on a different cost basis than that for the periods before the acquisition (Predecessor Periods) and, therefore, is not comparable.

/s/ KPMG LLP

KPMG LLP

Kansas City, Missouri

December 12, 2003

Item 22. Undertakings.

(a) Each of the undersigned registrants hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more that a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Each of the undersigned registrants hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 22 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) Each of the undersigned registrants hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(d) Insofar as indemnification for liabilities arising under Securities Act of 1933 may be permitted to directors, officers and controlling persons of each of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by either of the registrants of expenses incurred or paid by a director, officer or controlling person of either of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each of the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(e) Each of the undersigned registrants hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(f) Each of the undersigned registrants hereby undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 3 to the registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Kansas City, state of Missouri, on the 22nd day of March, 2004.

National Beef Packing Company, LLC

By:	/s/ John R. Miller
Name:	John R. Miller
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the registration statement on Form S-4 has been signed by the following persons in the capacities indicated on March 22, 2004.

Signature	Title
/s/ John R. Miller	Chief Executive Officer and Manager
John R. Miller

*	Chief Financial Officer
Jay D. Nielsen

*	Chairman of the Board of Managers
Steven D. Hunt

*	Manager
Richard A. Jochum

*By:	/s/ John R. Miller

John R. Miller Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 3 to the registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Kansas City, state of Missouri, on the 22nd day of March, 2004.

NB Finance Corp.

By:	/s/ John R. Miller
Name:	John R. Miller
Title:	Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the registration statement on Form S-4 has been signed by the following persons in the capacities indicated on March 22, 2004.

Signature	Title
/s/ John R. Miller	Chief Executive Officer and Director
John R. Miller

*	Chief Financial Officer
Jay D. Nielsen

*	Director
Steven D. Hunt

*By:	/s/ John R. Miller

John R. Miller Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description
3.1	Limited Liability Company Agreement of National Beef Packing Company, LLC, dated as of August 6, 2003.*

3.2	Certificate of Incorporation of NB Finance Corp.*

3.3	Bylaws of NB Finance Corp.*

4.1	Indenture dated as of August 6, 2003 by and among National Beef Packing Company, L.P., NB Finance Corp. and U.S. Bank National Association.*

4.2	Form of Series B Senior Note due 2011 (filed herewith as an exhibit to Exhibit 4.1).*

4.3	Registration Rights Agreement dated as of August 6, 2003 by and among National Beef Packing Company, L.P., NB Finance Corp., Deutsche Bank Securities Inc., U.S. Bancorp Piper Jaffray Inc. and Rabo Securities USA, Inc.*

4.4	Form of Letter of Transmittal.*

4.5	Form of Notice of Guaranteed Delivery.*

5.1	Opinion of Ropes & Gray LLP.*

10.1	Purchase Agreement dated July 31, 2003 by and among NB Acquisition, LLC, National Beef Packing Company, L.P., NB Finance Corp., Deutsche Bank Securities Inc., U.S. Bancorp Piper Jaffray Inc. and Rabo Securities USA, Inc.*

10.2	Employment Agreement dated as of August 6, 2003 by and between National Beef Packing Company, LLC and John R. Miller.*

10.3	Deferred Equity Incentive Compensation Agreement dated August 6, 2003 by and between National Beef Packing Company, LLC and John R. Miller.*

10.4	Employment Agreement dated as of August 6, 2003 by and between National Beef Packing Company, LLC and Timothy M. Klein.*

10.5	Deferred Equity Incentive Compensation Agreement dated August 6, 2003 by and between National Beef Packing Company, LLC and Timothy M. Klein.*

10.6	Third Amended and Restated Credit Agreement, dated as of August 6, 2003, by and among Farmland National Beef Packing Company, L.P., CoBank, ACB, Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank International,” New York Branch, Farm Credit Services of Minnesota Valley, PCA, dba FCS Commercial Finance Group, Agfirst Farm Credit Bank, Amarillo National Bank, Farm Credit Bank of Wichita, dba U.S. Agbank, F.C.B., Farm Credit Services of America, PCA, First National Bank of Omaha, ING Capital LLC and U.S. Bank National Association.*

10.7	Cattle Purchase and Sale Agreement dated as of December 1, 1997 by and among Farmland National Beef Packing Company, L.P. and U.S. Premium Beef, Ltd.*

10.8	Lease Agreement dated as of February 1, 1999 between City of Dodge City, Kansas and Farmland National Beef Packing Company, L.P. securing $1,000,000 City of Dodge City, Kansas Industrial Development Revenue Bonds (Farmland National Beef Packing Company, L.P. Project), Series 1999.*

10.9	Indenture of Trust dated as of February 1, 1999 between City of Dodge City, Kansas and Commerce Bank, N.A., as trustee, securing $1,000,000 City of Dodge City, Kansas Industrial Development Revenue Bonds (Farmland National Beef Packing Company, L.P. Project), Series 1999.*

10.10	Amended and Restated Lease Agreement dated as of January 1, 1999 between City of Liberal, Kansas and Farmland National Beef Packing Company, L.P. securing $1,000,000 City of Liberal, Kansas Industrial Development Revenue Bonds (Farmland National Beef Packing Company, L.P. Project), Series 1999.*

Exhibit No.	Description

10.11	Indenture of Trust dated as of January 1, 1999 between City of Liberal, Kansas and Commerce Bank, N.A., as trustee, securing $1,000,000 City of Liberal, Kansas Industrial Development Revenue Bonds (Farmland National Beef Packing Company, L.P. Project), Series 1999.*

10.12	Lease Agreement dated as of March 1, 2000 between City of Dodge City, Kansas and Farmland National Beef Packing Company, L.P. securing $6,000,000 City of Dodge City, Kansas Industrial Development Revenue Bonds (Farmland National Beef Packing Company, L.P. Project), Series 2000.*

10.13	Indenture of Trust dated as of March 1, 2000 between City of Dodge City, Kansas and Commerce Bank, N.A., as trustee, securing $6,000,000 City of Dodge City, Kansas Industrial Development Revenue Bonds (Farmland National Beef Packing Company, L.P. Project), Series 2000.*

10.14	Lease Agreement dated as of March 1, 2000 between City of Liberal, Kansas and Farmland National Beef Packing Company, L.P. securing $5,850,000 City of Liberal, Kansas Industrial Development Revenue Bonds (Farmland National Beef Packing Company, L.P. Project), Series 2000.*

10.15	Indenture of Trust dated as of March 1, 2000 between City of Liberal, Kansas and Commerce Bank, N.A., as trustee, securing $5,850,000 City of Liberal, Kansas Industrial Development Revenue Bonds (Farmland National Beef Packing Company, L.P. Project), Series 2000.*

10.16	Aircraft Lease dated March 2, 2001 by and among John R. Miller Enterprises, L.L.C. and Farmland National Beef Packing Company, L.P.*

10.17	Aircraft Lease dated December 15, 1998 by and among John R. Miller Enterprises, L.L.C. and Farmland National Beef Packing Company, L.P.*

10.18	Lease Amendment Number One, dated January 4, 1999, to Aircraft Lease dated December 15, 1998 by and among John R. Miller Enterprises, L.L.C. and Farmland National Beef Packing Company, L.P.*

10.19	Agreement dated December 20, 1999 by and between National Beef and United Food and Commercial Workers International Union, AFL-CIO-CIC, UFCW District Local Two.*

10.20	Lease Agreement dated as of January 16, 2001 between Joint Development Authority of Brooks, Colquitt, Grady, Mitchell and Thomas Counties and Farmland National Beef Company.*

10.21	Letter Agreement dated December 12, 2000 by and between Wal-Mart Stores, Inc. and Farmland National Beef Packing Company, L.P.*

10.22	Aircraft Lease dated October 15, 2003 by and among John R. Miller Enterprises III, LLC and National Beef Packing Company, LLC.*

10.23	National Beef Packing Company, LLC Management Incentive Program.*

10.24	National Beef Packing Company, LLC Management Long Term Incentive Plan.*

10.25	Agreement dated December 22, 2003 by and between National Beef and United Food and Commercial Workers International Union, AFL-CIO-CK, UFCW District Local Two.*

12.1	Statement regarding Computation of Ratios.*

21.1	Subsidiaries of National Beef Packing Company, LLC.*

23.1	Consent of KPMG LLP regarding National Beef Packing Company, LLC.

23.2	Consent of Ropes & Gray LLP (included in the opinion filed as Exhibit 5.1).*

24.1	Power of attorney pursuant to which amendments to this registration statement may be filed.*

25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of U.S. Bank National Association.*

*	Previously filed.